     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        LARGE SCALE BIOLOGY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          2834                          77-0154648
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                      3333 VACA VALLEY PARKWAY, SUITE 1000
                              VACAVILLE, CA 95688
                                 (707) 446-5501
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ROBERT L. ERWIN
                            CHIEF EXECUTIVE OFFICER
                        LARGE SCALE BIOLOGY CORPORATION
                      3333 VACA VALLEY PARKWAY, SUITE 1000
                          VACAVILLE, CALIFORNIA 95688
                                 (707) 446-5501
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

   RONALD B. MOSKOVITZ, ESQ.             GERALD S. TANENBAUM,
  ELIZABETH H. LEFEVER, ESQ.                     ESQ.
 L. CHRISTOPHER VEJNOSKA, ESQ.          CAHILL GORDON & REINDEL
    JULIE M. MCEVILLY, ESQ.                 80 PINE STREET
BROBECK, PHLEGER & HARRISON LLP           NEW YORK, NEW YORK
          ONE MARKET                             10005
          SPEAR TOWER                       (212) 701-3000
SAN FRANCISCO, CALIFORNIA 94105
        (415) 442-0900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS OF SECURITIES                PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
                    TO BE REGISTERED                             OFFERING PRICE(1)                REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share....................           $100,000,000                        $26,400
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             Subject to Completion
                              Dated April 6, 2000
PROSPECTUS

[LOGO]
                    Shares
LARGE SCALE BIOLOGY CORPORATION
Common Stock

Large Scale Biology Corporation is selling all of the shares of common stock in this offering. This is our initial public offering. We estimate that the initial
offering price will be between $     and $     per share.

We intend to apply to list our common stock on the Nasdaq National Market under the symbol "LSBC."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------
                                                                              PROCEEDS TO LARGE
                                                 PRICE TO      UNDERWRITING    SCALE BIOLOGY
                                                  PUBLIC        DISCOUNTS       CORPORATION
-----------------------------------------------------------------------------------------------
Per Share                                     $               $                $
-----------------------------------------------------------------------------------------------
Total                                         $               $                $
-----------------------------------------------------------------------------------------------

We have granted the underwriters the right to purchase up to an additional shares of common stock to cover over-allotments.
J.P. MORGAN & CO.
                          CHASE H&Q
                                                         WILLIAM BLAIR & COMPANY
               , 2000

  [The inside front cover contains the Large Scale Biology logo and a diagram depicting Large Scale Biology's two major technologies and the resulting expected commercial applications. It also contains a graphic relating the use of these technologies to the creation of therapeutics.]

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our common stock.

                               TABLE OF CONTENTS

                                              PAGE
Prospectus Summary..........................    1
Risk Factors................................    6
Cautionary Note on Forward-Looking
  Statements................................   16
Use of Proceeds.............................   17
Dividend Policy.............................   17
Capitalization..............................   18
Dilution....................................   19
Selected Financial Data.....................   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   21
Business....................................   26
Management..................................   34

                                              PAGE
Transactions and Relationships with Related
  Parties...................................   44
Principal Stockholders......................   46
Description of Capital Stock................   49
Shares Available for Future Sale............   52
United States Tax Consequences to Non-United
  States Holders of Common Stock............   54
Underwriting................................   56
Legal Matters...............................   58
Change in Independent Auditors..............   58
Experts.....................................   58
Additional Information......................   59
Index to Financial Statements...............  F-1

                            ------------------------

Until                     , 2000, all dealers that effect transactions in the
common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                            ------------------------

We own or have the right to various trademarks, service marks and trade names used in our business. These include LARGE SCALE BIOLOGY(TM), LARGE SCALE PROTEOMICS(TM), GENEWARE(R), HUMAN PROTEIN INDEX(TM), HPI(TM), KEPLER(R), MOLECULAR ANATOMY AND PATHOLOGY(TM), MAP(TM), MOLECULAR EFFECTS OF DRUGS(TM), MED(TM), PHARMACEUTICAL PROTEOMICS(TM) and ProGEx(TM). This prospectus also includes trademarks, service marks and trade names owned by other companies.

                               PROSPECTUS SUMMARY

In this prospectus, "Large Scale Biology," "we," "us" and "our" refer to Large Scale Biology Corporation, a Delaware corporation, its subsidiaries and its California predecessor, and not to the underwriters. This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully.

                        LARGE SCALE BIOLOGY CORPORATION

Large Scale Biology applies its proprietary proteomics and functional genomics technologies to develop products and establish commercial collaborations with pharmaceutical, biotechnology, chemical and other life sciences companies. Our key proprietary technologies, ProGEx and GENEWARE, supported by our patent portfolio, provide us with a broad range of commercial opportunities. We believe that we can apply our proprietary technologies to enable the transformation of proteomic and genomic information into multiple product opportunities such as drug targets, therapeutics, diagnostics and the evaluation of drug effectiveness and toxicity.

Proteomics is the study of proteins. All biological processes, including diseases and responses to therapeutics, involve changes in proteins. Despite the near complete sequencing of the human genome, the function of proteins and genes is not fully understood. Our automated, high-throughput ProGEx system provides a snapshot of the protein composition, or proteome, of cells and tissues. We use our ProGEx system to rapidly identify changes in proteins that are associated with diseases or with a therapeutic's effects. We believe that proteomics will become crucial in discovering and developing therapeutics, and in predicting, diagnosing and monitoring diseases. Our ProGEx system provides information that is unavailable using genomics technologies alone.

Functional genomics is the study of what genes do. Genes determine where, when, how and which proteins are made in a living organism. GENEWARE is our proprietary, automated technology for rapidly inserting genes into host organisms for novel gene discovery and gene function analysis. We also intend to apply this technology to efficiently produce human therapeutic and other commercially useful proteins.

We are using our proprietary technologies to continue to build our key resources for use in product discovery, development and production by us and our collaborators. We intend to integrate our information on gene function with our proteomic databases by correlating the function of genes with proteomic information from normal and diseased cells and tissues to identify drug targets and therapeutic proteins.

We are using our ProGEx system to develop our:

     - HUMAN PROTEIN INDEX, or HPI, database -- our database of the detailed protein composition of all normal human tissues and cells

     - MOLECULAR ANATOMY AND PATHOLOGY, or MAP, database -- our database that describes the changes in protein composition associated with disease

     - MOLECULAR EFFECTS OF DRUGS, or MED, database -- our database that describes changes in protein composition associated with the administration of therapeutics and other treatments

     - Portfolio of marker proteins -- proteins significantly correlated with disease or a therapeutic's effects, for use as drug targets, therapeutic proteins or diagnostics

We are using our GENEWARE technology to:

     - Identify novel genes

     - Determine gene functions

     - Manufacture therapeutic proteins, vaccines and other commercially useful proteins

We believe that by building our portfolio of strategic collaborations, we will generate revenue and establish a long-term economic interest in product pipelines of selected collaborators. Since our inception, we have established collaborations with pharmaceutical, biotechnology, chemical and other life sciences companies as well as research institutions and government agencies. We generated $16.1 million of revenues in 1999 from these arrangements. We currently have seven ongoing research and technology development programs and collaborations.

We structure our current collaborations in a variety of ways. We obtain immediate funding in the form of ongoing committed research and development payments and, in some cases, technology access fees from our collaborators. In some instances, we also share in the long-term value of the products that we assist our collaborators in developing through the retention of some product rights and from royalty fees from the sale of products developed using our technologies.

In September 1998, we entered into a three-year contract with The Dow Chemical Company and its subsidiary Dow AgroSciences LLC, collectively referred to as Dow, for their exclusive use of our GENEWARE technology for development of functional genomics in selected agricultural and industrial chemical categories. During this collaboration, we and Dow have identified commercially significant genes for specific agricultural and industrial uses that will be marketed by Dow and its affiliates. We retain the right to use any of the identified genes resulting from this collaboration for uses in other categories not allocated to Dow. Dow can elect to continue this collaboration beyond September 2001 by paying additional technology access fees. If Dow does not elect to continue this collaboration, we will be able to market to others access to our technology for agricultural and industrial chemical purposes. Our revenues from Dow in 1999 were $14.2 million.

We file patent applications and trademarks to protect our intellectual property. As of March 15, 2000, our proprietary technologies are protected by 19 issued and 47 pending U.S. patents and 12 issued and 44 pending foreign patents relating to proteomics, genomics and bioprocessing. Because we discover proprietary proteins and determine the function of genes, we believe that patents limited to the DNA sequence of genes are not important to the success of our company.

STRATEGY

Our principal objective is to commercialize products and technologies as we establish a leadership position in proteomics and functional genomics. We use our proprietary technologies to identify, quantify and determine the function of proteins in cells and tissues. In addition, our technology can be used to determine gene functions as well as to cost-effectively produce proteins.

The key elements of our strategy include the following:

     - Becoming the definitive source of information about human proteins through our HPI database

     - Identifying potential drug targets, therapeutic proteins and diagnostics with our proteomics and functional genomics technologies

     - Becoming the leading provider of protein information for protein biochips and other diagnostic tools

     - Clinically testing our first therapeutic product, our patient-specific vaccine for the treatment of non-Hodgkins lymphoma

     - Commercializing our protein production technology through the manufacture of our own therapeutic proteins and proteins for our clients

CORPORATE INFORMATION

Large Scale Biology Corporation was incorporated in California in June 1987 as Biosource Genetics Corporation. We will reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 3333 Vaca Valley Parkway, Suite 1000, Vacaville, California 95688 and our telephone number is (707) 446-5501. Our website can be found at www.lsbc.com. Information contained in our website is not a prospectus and does not constitute a part of this prospectus.

                                  THE OFFERING

The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of March 15, 2000, and includes the conversion of all outstanding shares of preferred stock into common stock upon the completion of this offering, and excludes:

     - 2,774,255 shares of common stock issuable upon exercise of stock options outstanding at March 15, 2000 at a weighted average exercise price of $8.10 per share

     - 552,325 shares of common stock reserved for issuance under our stock option plans at March 15, 2000 and

     - 1,408,258 shares of common stock issuable upon the exercise of warrants outstanding at March 15, 2000 at a weighted average exercise price of $12.33 per share

Except as set forth in the financial statements or as otherwise specified in this prospectus, all information in this prospectus:

     - assumes no exercise of the underwriters' over-allotment option

     - assumes an initial public offering price of $     per share, the midpoint
       of the range shown on the cover of this prospectus

     - reflects the conversion of all of our outstanding convertible preferred stock into our common stock upon the completion of the offering

     - reflects our reincorporation in Delaware prior to the completion of this offering and

     - assumes the filing of the Company's amended and restated charter prior to the completion of this offering

COMMON STOCK OFFERED...............................  shares
COMMON STOCK TO BE OUTSTANDING AFTER THIS            shares
  OFFERING.........................................
USE OF PROCEEDS....................................  For research and development activities, product development initiatives, capital expenditures and
                                                     working capital and other general corporate
                                                     purposes.
PROPOSED NASDAQ NATIONAL MARKET SYMBOL.............  "LSBC"

                             SUMMARY FINANCIAL DATA

The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1999 and the consolidated balance sheet data as of December 31, 1999 give effect to our acquisition of Large Scale Proteomics on February 1, 1999. The pro forma statement of operations data gives effect to our acquisition of Large Scale Proteomics as if it occurred on January 1, 1999. Non-recurring charges of $19.8 million representing research and development are excluded from such data.

The unaudited pro forma net loss per share is calculated on a pro forma basis after giving effect to the conversion of all shares of our convertible preferred stock into 5,627,645 shares of our common stock upon completion of this offering. The unaudited pro forma net loss per share does not give effect to the non-cash compensation expense associated with employee stock options that will become exercisable upon completion of this offering. The non-cash compensation expense related to these options, assuming no forfeitures, will be approximately
$     million. These charges are based upon the initial offering price of
$     per share.

The unaudited pro forma as adjusted balance sheet data gives effect to the conversion of our convertible preferred stock and of our receipt of the
estimated net proceeds from the sale of        shares of common stock in this
offering at an assumed initial public offering price of $     per share, after
deducting the estimated underwriting discounts and offering expenses payable by us. The unaudited pro forma as adjusted balance sheet data also includes the
non-cash compensation expense of $          associated with employee stock
options that will become exercisable upon completion of this offering.

                                                            ---------------------------------------------------
                                                                          YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------------------
                                                                                                     PRO FORMA
                                                               1997         1998         1999          1999
                                                            ----------   ----------   -----------   -----------
                                                                                                    (UNAUDITED)
In thousands, except share and per share data
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
Revenues..................................................  $    2,108   $    3,394   $    16,090   $    16,141
Costs and expenses:
  Development agreements..................................       1,735        2,565         7,988         8,116
  Research and development................................       5,872        6,973         9,163         9,183
  General, administrative and marketing...................       3,363        3,492         8,333         8,213
  Purchased research and development......................          --           --        19,783            --
                                                            ----------   ----------   -----------   -----------
          Total costs and expenses........................      10,970       13,030        45,267        25,512
                                                            ----------   ----------   -----------   -----------
Loss from operations......................................      (8,862)      (9,636)      (29,177)       (9,371)
Total other income........................................       2,293          215         1,450         1,450
                                                            ----------   ----------   -----------   -----------
Net loss before provision for income taxes................      (6,569)      (9,421)      (27,727)       (7,921)
Provision for income tax..................................          --           --           190           190
                                                            ----------   ----------   -----------   -----------
Net loss..................................................      (6,569)      (9,421)      (27,917)       (8,111)
Warrant accretion.........................................          --       (1,224)       (5,353)       (5,353)
                                                            ----------   ----------   -----------   -----------
Loss applicable to common stockholders....................  $   (6,569)  $  (10,645)  $   (33,270)  $   (13,464)
                                                            ==========   ==========   ===========   ===========
Net loss per share -- basic and diluted...................  $    (1.06)  $    (1.70)  $     (5.38)  $     (2.18)
                                                            ==========   ==========   ===========   ===========
Weighted average shares outstanding -- basic and
  diluted.................................................   6,221,490    6,244,516     6,183,485     6,183,485
                                                            ==========   ==========   ===========   ===========
Unaudited pro forma net loss per share -- basic and
  diluted.................................................                            $     (2.88)  $     (1.17)
                                                                                      ===========   ===========
Pro forma weighted average shares outstanding -- basic and
  diluted.................................................                             11,553,650    11,553,650
                                                                                      ===========   ===========

                                                              -----------------------
                                                              AS OF DECEMBER 31, 1999
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                          (UNAUDITED)
In thousands
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents...................................  $  6,975     $
Marketable securities.......................................     7,124
Working capital (deficit)...................................    (1,514)
Total assets................................................    31,603
Long-term debt, net of current portion......................     2,457        2,457
Convertible preferred stock.................................    38,713
Accumulated deficit.........................................   (78,997)
Total stockholders' equity..................................     4,518

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider, along with other factors, the following risks, which make investment in our common stock largely speculative. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition, results of operations and stock trading prices could be adversely affected. Please read the "Cautionary Note on Forward-Looking Statements" which follows this section.

RISKS RELATED TO OUR BUSINESS

WE ARE AT AN EARLY STAGE OF DEVELOPMENT, AND WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR PRODUCTS AND TECHNOLOGIES

We are in an early stage of development as an operating company, and we are subject to all the risks inherent in the development of a business enterprise, including the need for substantial capital to support the development of our products and technologies. We have had limited revenue from contract research and development services and collaborations. The three primary database programs that we intend to commercialize, our HPI, MAP and MED databases, are still in development. We have marketed a limited number of our own technologies. We have not yet operated our ProGEx proteomics system on the large scale we believe will be necessary to complete our Human Protein Index and other proteomics projects. In addition, we are still in the process of integrating our proprietary protein database with information on gene function. There can be no assurance that we will be able to manufacture, assemble, maintain and operate our ProGEx system to achieve our proteomics objectives.

Our other anticipated products, including a novel vaccine for the treatment of non-Hodgkins lymphoma, most likely will require that we enter into new collaborations before we can manufacture and market them, and are subject to the governmental regulatory process. There can be no assurance that our therapeutic vaccines, drugs or proteins under development, or our future vaccines and drugs, will be effective in humans, will meet regulatory requirements for safety and efficacy or will have a commercial market. There also is no assurance that we will be able to successfully develop or commercialize any of our products or technologies.

WE ARE IN NEW AND DEVELOPING FIELDS AND THERE MAY NOT BE A MARKET FOR OUR PRODUCTS AND TECHNOLOGIES

Our technologies are focused in the new and developing fields of proteomics and functional genomics. Our research is fundamentally novel and we cannot assure the acceptance of its scientific merit, the benefits of products produced by it or that public reaction to it will be favorable. There is limited commercial precedent for protein-based gene expression products and technologies, including our plant-derived proteins and our ProGEx system and GENEWARE technology. The usefulness of the information and products generated by our proteomics and functional genomics technologies is unproven, and our collaborators and potential collaborators may determine that they are not useful or cost-effective. In addition, we must develop these new products and technologies in time to meet market demand, if any. If we fail to do so, it is likely that other technologies and companies will predominate and we will not be able to earn a sufficient return on our investment.

WE HAVE A HISTORY OF LOSSES AND CANNOT PREDICT WHEN WE WILL BECOME PROFITABLE, IF AT ALL

We have had net losses in each year since our inception in 1987. We sustained a net loss of approximately $27.9 million in 1999 and had an accumulated deficit of approximately $79.0 million as of December 31, 1999. Net cash flow provided by operating activities was positive in 1999 due principally to payments under the Dow agreement, but we incurred substantial non-cash charges of $24.8 million in 1999 due principally to a non-recurring expense associated with the acquisition of Large Scale Proteomics. Milestone payments from the Dow agreement are expected to be substantially lower in 2000, and it will be necessary to enter into new collaborations, with parties not yet identified, to make up for this decline in revenue. Additionally, we expect to spend significant amounts to fund research and development and to enhance our core technologies. As a result, we expect that our operating expenses will increase significantly and we will need to generate significant additional revenues from collaborations and the commercialization of our products and technologies to achieve profitability. We expect to incur substantial losses for the foreseeable future. We cannot predict when we will become profitable, if at all.

WE WILL REQUIRE ADDITIONAL FUNDS, WHICH WE MAY NOT BE ABLE TO RAISE

In order for us to remain competitive, we must continue to develop our databases and improve our technologies, including our ProGEx and GENEWARE systems, improve our bioinformatics software and develop or acquire new technologies. We believe that the proceeds from this offering, together with revenues from our collaborations, research and development grants and all other sources will be sufficient to fund our operations for at least the next 12 months. However, changes in our business may occur that would consume available capital resources significantly sooner than we expect. If our capital resources are insufficient to meet future capital requirements and expenses, we will have to raise additional funds, which may adversely affect our stock price. If we are unable to raise sufficient additional capital, we will have to curtail or cease operations.

OUR TECHNOLOGIES MAY BE SUPERSEDED OR MADE NON-COMPETITIVE BY ALTERNATIVE
METHODS

The genomics and proteomics businesses are intensely competitive. The genomics and proteomics industries are characterized by extensive research efforts, resulting in rapid technological progress. There can be no assurance that our competitors will not succeed in developing products or technologies that are more effective than ours or that would render our products or technologies obsolete or noncompetitive.

Many universities, public agencies and established pharmaceutical, biotechnology, chemical and other life sciences companies with substantially greater resources than we have are developing and using technologies and are actively engaging in the development of products similar to or competitive with our products and technologies. Some of our competitors are using proteomics and genomics technologies to identify potential drug targets, therapeutic proteins and diagnostic marker proteins. In addition, some of our competitors have developed databases containing gene sequence, gene expression, genetic variation or other genomic information and are marketing or plan to market their data to pharmaceutical, biotechnology, chemical and other life sciences companies. To remain competitive, we must continue to invest in new and existing technologies, expand our databases and improve our bioinformatics software, including proprietary software used with our ProGEx system.

Alternative methods may be devised by our competitors to obtain proteomic and functional genomic information more rapidly, more completely or with greater accuracy than is achieved by using our ProGEx and GENEWARE systems. There has been and continues to be substantial academic and commercial research effort devoted to development of such alternative methods. If a successful replacement method is developed, the commercial basis for the products and technologies we intend to provide could be undermined.

WE WILL RELY HEAVILY ON OUR COLLABORATORS TO FULLY DEVELOP AND COMMERCIALIZE OUR PRODUCTS AND TECHNOLOGIES

Although we intend to independently pursue some novel therapeutic product applications into the development stage, the full development and commercialization of most of our products are expected to be undertaken only in collaboration with pharmaceutical, biotechnology, chemical and other life sciences companies. Our success will depend in large part on our ability to enter into collaborations with other companies for the research and development, pre-clinical and clinical testing and the regulatory approval and commercialization of our products. Our reliance upon these companies for these capabilities will reduce our control over such activities and could make us dependent upon them.

To date, we have entered into only a limited number of collaborations. The scope of these collaborations has generally been limited to demonstrating the function of plant genes, the feasibility of the viral-based gene expression of certain targeted proteins in plants and the identification of marker proteins for drug development. Some of our agreements provide us with rights to participate in the commercial development of products resulting from the use of our technologies. We cannot assure you that we will be able to obtain such rights in future collaborations. In addition, unforeseen delays or complications could arise and result in the breach of our contractual obligations with our collaborators and others, or render our technologies unable to perform at the quality and capacity levels required for success.

THE NON-RENEWAL OR PREMATURE TERMINATION OF THE DOW AGREEMENT OR OUR OTHER COLLABORATIONS COULD ADVERSELY AFFECT OUR REVENUES AND HARM OUR BUSINESS

In 1999, the Dow agreement accounted for greater than 88% of our revenues. The Dow agreement terminates on September 1, 2001. A premature termination of the Dow agreement could have an adverse effect on our revenues and harm our business. If in the future our collaborations are similarly limited to a small number of major relationships, our revenues would be adversely affected and our business could be harmed by the premature termination of those relationships.

CONFLICTS WITH OUR COLLABORATORS COULD HARM OUR BUSINESS

Conflicts with our collaborators could have a negative impact on our relationships with them and impair our ability to enter into future collaborations, either of which could adversely affect our business. Our collaborators could develop competing products, preclude us from entering into collaborations with their competitors or terminate their agreements with us prematurely. Moreover, disagreements could arise with our collaborators over rights to our intellectual property and our rights to share in any of the future revenues from products or technologies resulting from use of our technologies, or our activities in separate fields may conflict with other business plans of our collaborators.

Dow owns or controls patent rights in the field of viral vectors covering the infection of plants and the expression of foreign genes in plants, and has informed us that it believes that some of our plant viral activities may fall within the scope of these patents. If we are unable to resolve this matter, and are found to have infringed upon these rights, our business could be adversely affected. These kinds of disagreements could result in costly and time-consuming litigation and divert our financial and managerial resources.

THE TIME REQUIRED TO ESTABLISH A COLLABORATION IS LENGTHY AND UNPREDICTABLE, AND THE PROCESS CAN BE EXPENSIVE

Our ability to obtain collaborators for our products and technologies depends in significant part upon their perception that our products and technologies can help accelerate efforts in drug development and genomic and proteomic research. Presentations often need to be made to various departments within a single collaborator's organization, including research and development personnel and key management. In addition, we may be required to negotiate agreements containing terms unique to each collaborator. The time required to complete this process is unpredictable and we may expend substantial funds and management effort with no assurance that we will successfully enter into agreements with collaborators or generate revenues from the agreements, if at all.

WE MUST ENTER INTO AGREEMENTS WITH THIRD PARTIES TO PROVIDE SALES AND MARKETING SERVICES, OR DEVELOP THESE CAPABILITIES ON OUR OWN, IF WE ARE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS AND TECHNOLOGIES

We have no sales or marketing force. Although we plan to enter into sales and marketing arrangements with third parties, we can offer no assurances that we will be able to enter into these arrangements on favorable terms, if at all. If we cannot enter into these arrangements, we must develop a sales and marketing force with sufficient technical expertise to generate demand for our products and technologies. There can be no assurance that we will be able to establish effective sales and distribution capabilities.

IF OUR STRATEGIC DECISIONS DO NOT YIELD COMMERCIALLY VIABLE PRODUCTS, WE MAY NOT ACHIEVE PROFITABILITY

While our technologies may be applicable to multiple products in numerous industries, due to our limited financial and managerial resources we have made strategic decisions to pursue specific products in specific industries. This requires us to forego opportunities on other products and industries. We cannot assure you that we will successfully select technologies or those genes or proteins with the most potential for commercial development, or that any product based on our technologies or on genes or proteins that we discover can be successfully commercialized. Our efforts may not produce viable commercial products and we may lose other, more profitable opportunities.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANUFACTURE OUR PRODUCTS

We have not yet commercially manufactured any products using our technologies, including proteins manufactured with our GENEWARE technology. We have only produced products on a pilot scale. There can be no assurance that products utilizing our technologies can be economically manufactured or that our facilities will be capable of producing commercial quantities in compliance with applicable regulatory requirements and at acceptable costs.

DELAYS IN ACQUISITION OF SUFFICIENT HUMAN AND OTHER SAMPLES AND DIFFICULTY IN INTEGRATING PROTEIN DATA WITH GENOMIC INFORMATION MAY ADVERSELY AFFECT THE DEVELOPMENT OF OUR DATABASES AND OTHER PRODUCTS

We rely upon outside sources for human and other cell and tissue samples from which we generate proteomics information. We may experience delays in completing our databases due to difficulties in acquiring high quality cell and tissue samples. These delays could occur as a result of legal difficulties in obtaining rights to use cell and tissue samples for commercial purposes or as a result of limited availability of high quality samples in an adequate state of preservation. Our business could be adversely affected if we experience difficulties or delays in acquiring cell and tissue samples, if we lose access to some of our sources or if they charge us higher access fees or impose tighter restrictions on our use of the information generated from the samples.

We may not be able to successfully integrate our proprietary protein data with genomic information. We cannot assure you that our competitors will not find more efficient ways to integrate this information into a commercialized source of information about proteins. If we do not successfully create and commercialize a combined proteome/genome source of information, our business could be adversely affected.

WE ARE HIGHLY DEPENDENT ON OUR SENIOR MANAGEMENT AND OTHER KEY SCIENTIFIC EMPLOYEES

The loss of one or more of our senior personnel could have a material adverse effect on our business and could inhibit our research and development and commercialization efforts. In addition, there can be no assurance that we will be able to successfully manage our growth or to meet the staffing requirements of additional collaborative relationships. We face competition for research scientists and technical staff from other companies, academic institutions, government entities, nonprofit laboratories and other organizations.

ANY ACQUISITIONS THAT WE MAKE COULD ADVERSELY AFFECT OUR BUSINESS

We have acquired and may acquire other assets, technologies and businesses. If any of the following or other events occur, our business could be adversely affected:

     - We may be exposed to unknown liabilities of acquired businesses

     - Our acquisition and integration costs may be higher than we anticipated and may cause our quarterly and annual operating results to decline

     - We may experience difficulty and expense in assimilating the operations, technology and personnel of the acquired businesses, which may disrupt our business and divert our management's time and attention

     - We may experience difficulties in establishing and maintaining uniform standards, controls, procedures and policies

     - Our relationships with key customers of acquired businesses may be impaired, due to the change in management and ownership of the acquired businesses

     - We may be unable to retain key employees of the acquired businesses

     - We may incur amortization expenses if an acquisition results in significant goodwill or other intangible assets

     - We may incur in-process research and development charges

     - Our stockholders may be diluted if we pay for the acquisition with equity securities

CATASTROPHIC DAMAGE TO ANY OF OUR FACILITIES COULD IMPAIR OUR BUSINESS

Some of our biological material and proprietary instrumentation and databases is currently located at one of three facilities. If a facility suffered catastrophic damage from a disaster, such as a fire, flood, earthquake, power loss or similar event, we might lose important, or even unique, materials, machinery, equipment and databases. Loss of such material, machinery, equipment and databases could delay or impair our operations and our research. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions. In addition, the potentially unique nature of our materials, instrumentation, databases and research activities could make it difficult for us to recover quickly from a disaster, if at all.

WE RELY ON A LIMITED NUMBER OF THIRD-PARTY SUPPLIERS TO OBTAIN NECESSARY EQUIPMENT, SUPPLIES AND DATA

Operation of our ProGEx system and GENEWARE technologies involve the use of certain proprietary products and specialized equipment made by other companies, such as mass spectrometers, specialized chemicals, enzymes and protein dyes. We rely on a limited number of suppliers for these products, which may not be available in sufficient quantities or at acceptable costs in the future. Changes in the method of manufacture of these products in the future also may render them unsuitable for use in our processes. In addition, if a third party claims that our use of these products infringes their patent rights, our use of them could become more costly or could be prevented altogether. We may be unable to obtain additional necessary equipment, supplies and data from alternative suppliers on commercially reasonable terms.

RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS DEPENDS UPON THE SUCCESS OF THE COMPANIES IN THE PHARMACEUTICAL, BIOTECHNOLOGY, CHEMICAL AND LIFE SCIENCES INDUSTRIES AND THEIR DEMAND FOR OUR PRODUCTS AND TECHNOLOGIES

We expect that our revenues in the foreseeable future will be derived primarily from products and technologies provided to the pharmaceutical, biotechnology, chemical and life sciences industries. Accordingly, our success will depend directly upon the success of the companies in these industries and their demand for our products and technologies. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by companies in those industries, or their unwillingness or inability to use our products and technologies. These reductions and delays may result from factors which are not within our control, such as:

     - Changes in economic conditions generally

     - The extent to which companies in these industries conduct research and development involving proteomics and functional genomics in-house or through industry consortia

     - The extent to which genomic information is not made public or is covered by third party patents

     - Consolidation within one or more of these industries

     - Changes in the regulatory environment affecting these industries

     - Pricing pressures

     - Market-driven pressures on companies to consolidate and reduce costs

     - Other factors affecting research and development spending in these industries

THE MARKETS FOR THERAPEUTICS AND VACCINES ARE HIGHLY COMPETITIVE

The markets for protein development and production, including human and veterinary therapeutics and vaccines like the ones we are developing, are highly competitive. Competitors with substantially greater resources than we are actively developing products similar to or competitive with our products and potential products. Our competitors may succeed in developing products or obtaining regulatory approval earlier than we do or in developing products that are more effective than those we develop or propose to develop. Several pharmaceutical, biotechnology, chemical and other life sciences companies are engaged in research and development with respect to the use of novel gene expression systems to produce therapeutic proteins. New developments are expected to continue, and discoveries by others may render our products and technologies non-competitive.

THE U.S. GOVERNMENT MAY EXERCISE ITS RIGHTS TO LICENSE THE INVENTIONS DEVELOPED BY US WITH FEDERAL FUNDS

Our grants under U.S. government research and technology development programs provide the U.S. government a non-exclusive, non-transferable, paid-up license to use inventions developed by us using federal funds. If the government exercises these rights, our potential market could be reduced and our revenue could be adversely affected.

WE MAY NOT HAVE ACCESS TO SUFFICIENTLY COMPLETE, ACCURATE OR UNCONTAMINATED DATA FROM OUTSIDE SOURCES, INCLUDING GENOME SEQUENCE DATA

There can be no assurance that public domain genome sequence data will be sufficiently complete to enable us to fully integrate that data with our proprietary protein information. In addition, we rely on scientific and other data supplied by others, including our academic collaborators and our sources of cell and tissue samples. This data could contain errors or other defects which could corrupt our databases. We also cannot guarantee that our data sources acquired this information in compliance with legal requirements.

WE AND OUR COLLABORATORS ARE SUBJECT TO EXTENSIVE AND UNCERTAIN GOVERNMENT REGULATORY REQUIREMENTS, WHICH COULD INCREASE OUR OPERATING COSTS OR ADVERSELY AFFECT OUR ABILITY TO OBTAIN GOVERNMENT APPROVAL OF OUR PRODUCTS

Regulatory requirements ultimately imposed on our products could limit our ability to test, manufacture and commercialize our products. Further, once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer and manufacturing facility, including withdrawal of the product from the market. In certain countries, regulatory agencies also set or approve prices. There can be no assurance that we will receive the clearances and approvals necessary for the clinical testing, field-testing, manufacturing or marketing of our products.

WE AND OUR COLLABORATORS MAY NOT BE ABLE TO OBTAIN FDA AND OTHER APPROVALS FOR OUR PRODUCTS IN A TIMELY MANNER, OR AT ALL

Drugs and diagnostic products are subject to an extensive and uncertain regulatory approval process by the FDA and comparable agencies in other countries. The regulation of new products is extensive, and the required process of laboratory testing and human studies is lengthy and expensive. The burden of these regulations will fall on us to the extent we are developing proprietary products on our own. If the products are the result of a collaboration effort, these burdens may fall on our collaborators or may be shared with us. We may not be able to obtain FDA approvals for those products in a timely manner, or at all. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Even if we obtain FDA regulatory approvals, the FDA extensively regulates manufacturing, labeling, marketing, promotion and advertising after product approval. Moreover, several of our product development areas may involve relatively new technology and have not been the subject of extensive product testing in humans. The regulatory requirements governing these products and related clinical procedures remain uncertain and the products themselves may be subject to substantial review by foreign governmental regulatory authorities that could prevent or delay approval in those countries. Regulatory requirements ultimately imposed on our products could limit our ability to test, manufacture and, ultimately, commercialize our products.

NEW RULES ISSUED BY THE USDA MAY ADVERSELY AFFECT OUR COLLABORATORS' ABILITY TO COMMERCIALIZE GENETICALLY MODIFIED PRODUCTS

We must comply with USDA regulations for outdoor releases of genetically engineered organisms as well as other products designed for use on or with agricultural products. Recently, the USDA released new rules that prohibit the inclusion of genetically modified ingredients in products labeled as organic. The USDA rules also prohibit the use of genetically modified fibers in clothing labeled as organic. These new rules could adversely affect products under development with our collaborators, including Dow. In addition, the USDA prohibits genetically modified plants from being grown and transported except pursuant to an exemption, or under special permits. We may use genetically modified plants as screening or production hosts. Changes in USDA policy regarding the movement or field release of genetically modified plant hosts could adversely affect our business.

FUTURE LEGAL AND REGULATORY REQUIREMENTS MAY LIMIT OR DISCOURAGE THE USE OF OUR GENETICALLY ENGINEERED ORGANISMS AND PRODUCTS, WHICH COULD REDUCE OUR REVENUES

We identify genes and determine their function, and we produce products from genetically engineered organisms. The testing and production of genetically engineered organisms and products are subject to federal, state, local and foreign governmental regulation. Regulatory agencies administering existing or future regulations or legislation may not allow us or our collaborators to produce and market our genetically engineered products in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays or other impediments to our product development programs or the commercialization of resulting products.

The FDA currently applies the same regulatory standards to foods developed through genetic engineering as is applied to foods developed through traditional plant breeding. However, genetically engineered food products will be subject to pre-market review if these products raise safety questions or are deemed to be food additives. Our products and the products of our collaborators that contain genes that we have identified or determined to have a particular function may be subject to lengthy FDA reviews and unfavorable FDA determinations if they raise questions, are deemed to be food additives or if the FDA changes its policy. The FDA has also announced in a policy statement that it will not require that genetically engineered agricultural products be labeled as such, provided that these products are as safe and have the same nutritional characteristics as conventionally developed products. The FDA may reconsider or change its labeling policies, or local or state authorities may enact labeling requirements. Any such labeling requirements could reduce the demand for genetically-engineered products. In those products where production must be performed outdoors, the USDA prohibits genetically engineered plants from being grown and transported except pursuant to an exemption or under strict controls. If our future products are not exempted by the USDA, it may be impossible to sell such products.

THE PUBLIC PERCEPTION OF ETHICAL AND OTHER ISSUES RAISED BY GENETICALLY ENGINEERED PRODUCTS AND TECHNOLOGY COULD ADVERSELY AFFECT THE MARKET FOR OUR PRODUCTS AND TECHNOLOGIES

The commercial success of our future products, if any, and of the future products of our collaborators, will depend in part on public acceptance of the use of genetically engineered products including drugs, plants and plant products. Claims that genetically engineered products are unsafe for consumption or pose a danger to the environment may influence public attitudes. Negative public reaction to genetically modified organisms and products could result in greater government regulation of genetic research and resultant products, including stricter labeling requirements, and could cause a decrease in the demand for our products. The subject of genetically engineered organisms has received negative publicity and aroused public debate in a number of countries, including the United States and the countries of the European Community. The expressed preferences of a significant portion of consumers, particularly in Europe, but also in the United States, for non-genetically engineered food can substantially limit the marketing of food crops that have been genetically engineered. Ethical and other concerns about our technologies, particularly the use of genes for commercial purposes and the products resulting from this use, could lead to greater regulation and trade restrictions on imports of genetically engineered products and adversely affect our market acceptance. Governmental authorities could, for political or other reasons, limit the use of genetic processes or prohibit the practice of our GENEWARE technology. Consequently, our expected financial return from the Dow agreement in agricultural gene discovery and function, and our ability to successfully collaborate with additional companies in the agricultural industry, could be adversely affected if this consumer trend in the future results in non-acceptance of food products derived from genetically engineered food crops.

WE MAY BE SUED FOR PRODUCT LIABILITY AND OUR PRODUCT LIABILITY INSURANCE MAY NOT BE ADEQUATE

The testing, marketing and sale of each of our and our collaborators' products will entail a risk of allegations of product liability, and there can be no assurance that substantial product liability claims will not be asserted against us. While we have limited product liability insurance to protect against product liability risks, there can be no assurance that adequate insurance coverage will be available at an acceptable cost, if at all, in the future or that a product liability claim or product recall would not materially and adversely affect our business. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or our collaborators. If we are sued for any injury caused by our or our collaborators' products, our liability could exceed our total assets and our ability to pay the liability.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS

Our research and development processes involve the use of hazardous materials, including chemicals and radioactive and biological materials. Our operations also produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to civil damages and criminal penalties in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. Further, it is possible that we could contaminate another party's property while using these materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets and our ability to pay the liability. In addition, compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research and development and production efforts.

Some of our collaborators are working with these types of hazardous materials in connection with our collaborations. In the event of a lawsuit or investigation, we could be held responsible for any injury caused by our collaborators to persons or property by exposure to, or release of, any hazardous materials.

HEALTHCARE REFORM AND RESTRICTIONS ON REIMBURSEMENTS MAY LIMIT OUR FINANCIAL RETURNS ON OUR PRODUCTS

Our ability and that of our collaborators to commercialize therapeutics and diagnostic products may depend in part on the extent to which reimbursement for the cost of these products will be available from government health administration authorities, private health insurers and other organizations. These third parties are increasingly challenging both the need for and the price of new medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics and diagnostics, and we cannot assure you that adequate third party reimbursement will be available for any product to enable us to maintain price levels sufficient to realize an appropriate return on our investment in research and product development.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

PATENT PROTECTION IN THE BIOTECHNOLOGY INDUSTRY IS UNCERTAIN

We are involved in overlapping and rapidly evolving areas of biotechnology, pharmaceutical development and basic research involving viral vectors, plant transgenics, proteomics, functional genomics and immunotherapy. Each of these areas has been the subject of intense research and patenting activity throughout the world by our commercial competitors, actual and potential collaborators, academic institutions and government researchers. In the United States, patent applications are generally kept secret until the U.S. Patent and Trademark Office issues a patent. We cannot determine whether or not there are patents currently pending which, if issued, would prevent us from practicing our core technologies, commercializing them or developing commercially viable products based upon them.

The patent positions of biotechnology firms generally are highly uncertain and involve complex legal and factual questions that will determine who has the right to develop a particular product. No clear policy has emerged regarding the breadth of claims covered in biotechnology patents in general and those relating to gene sequences in particular. In addition, recently there has been public debate questioning whether genomic sequence data should be patentable. The biotechnology patent situation outside the United States is even more uncertain and is currently undergoing review and revision in many countries. Changes in, or different interpretations of, patent laws in the United States and other countries might allow others to use our discoveries or to develop and commercialize products and technologies similar to our products and technologies without any compensation to us. Our potential collaborators or customers may conclude that uncertainties about patent protection decrease the value of our databases, products and services.

Throughout the world there are numerous issued patents, as well as published European patent applications which may issue as patents, many of which relate to our current operations, our anticipated future operations and the products we are likely to develop. The scope of these patents is a matter of legal interpretation and is subject to uncertainty. We have not obtained, nor do we intend to obtain, opinions from our patent counsel that we have freedom to conduct our commercial activities free of claims of patent infringement from third parties. For example, we are aware of one company that has a broad portfolio of patents which generically claim single chain antibodies and that, in letters mailed to numerous companies including us, has asserted that any company using or making such antibodies will require a patent license from them. We are assessing these patents and have been informed that licenses are available, but cannot give assurance that, if required, we will be able to obtain a license on commercially reasonable terms.

OUR PATENT APPLICATIONS MAY NOT RESULT IN ISSUED PATENTS THAT ARE ENFORCEABLE

Our disclosures in our patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, we cannot predict which of our patent applications will result in enforceable patents. No assurance can be given that our patent applications will issue as patents, or that patents issued will provide commercially meaningful protection against competitors. Any issued patent may not provide us with competitive advantages. Others may challenge our patents or independently develop similar products which could result in an interference proceeding in the U.S. Patent and Trademark

Office. Others may be able to design around our issued patents or develop products similar to our products. In addition, others may discover uses for genes or proteins other than those uses covered in our patents, and these other uses may be separately patentable.

PUBLIC DISCLOSURE AND PATENTS RELATING TO GENES AND GENE SEQUENCES HELD BY OTHERS MAY LIMIT OUR PROPRIETARY RIGHTS

The Human Genome Project and many companies and institutions have identified genes and deposited those sequences in public databases and are continuing to do so. These public disclosures might limit the scope of our claims or make unpatentable subsequent patent applications on full-length gene sequences. We are aware of certain issued patents and patent applications, and there may be other patents and patent applications, containing subject matter such that we or our licensees or collaborators may require a license or rights in order to research, develop or commercialize at least some of our products. There can be no assurance that licenses relating to such subject matter will be available on acceptable terms, if at all.

PATENT INFRINGEMENT OR ENFORCEMENT LITIGATION OR INTERFERENCE PROCEEDINGS COULD BE COSTLY AND DISRUPT OUR BUSINESS AND MAY PREVENT US FROM COMMERCIALIZING OUR PRODUCTS

The technology that we use to develop our products and key resources, and those that we incorporate in our products and technologies, may be subject to claims by third parties, including our collaborators, that they infringe the patents or proprietary rights of others. We also may need to enforce our patent rights in actions against others, which could be expensive. The risk of this occurring will tend to increase as the proteomics, genomics and biotechnology industries expand, more patents are issued and other companies attempt to discover genes and proteins and engage in other proteomics, genomics and biotechnology-related businesses.

With respect to identifying proteins uniquely associated with disease states or as targets for drug therapy, we are aware that companies have published patent applications relating to nucleic acids encoding specific proteins. For example, Oxford GlycoSciences plc has publicly stated that it has already filed patent applications claiming novel utilities for known proteins and that it intends to file additional applications as it expands its proteomics capacities. These applications may have priority over ours or we may be forced to litigate the issue of priority in a special proceeding known as an interference. If these companies are issued patents, their patents may limit our ability and the ability of our collaborators to practice under any patents that may be issued to us. Also, even if a patent were issued to us, the scope of coverage or protection afforded to the patent may be limited.

We are aware of a patent owned by a third party which has claims broad enough to implicate some of our viral technologies. We have sought to initiate a proceeding known as an interference in the U.S. Patent and Trademark Office with respect to a third party patent relating to certain viral technologies. To date, no interference has been declared. The patent for which we seek to declare an interference has at least one broad and generic claim which may relate to some of our viral technology. It cannot be predicted whether the U.S. Patent and Trademark Office will declare an interference or if such an interference is declared whether we will prevail. Interference proceedings can be complex and expensive and we cannot predict the outcome of any such proceeding.

We have received, and we will most likely receive in the future, notices from third parties alleging patent infringement. Other companies or institutions could bring legal actions against us or our collaborators for damages or to stop manufacturing and marketing the affected products. If any of these actions are successful, in addition to potential liability for damages, these persons may require us or our collaborators to obtain a license in order to continue to manufacture or market the affected products, or may force us to terminate manufacturing or marketing efforts.

WE MAY NOT BE ABLE TO PROTECT OUR KNOW-HOW AND TRADE SECRETS

Disclosure and use of our know-how and trade secrets are generally controlled under confidentiality agreements. There can be no assurance, however, that:

     - All confidentiality agreements will be honored

     - Third parties will not independently develop equivalent technology

     - Disputes will not arise with our consultants, collaborators or others concerning the ownership of intellectual property

     - Unauthorized disclosure of our know-how or trade secrets will not occur

RISKS RELATED TO THIS OFFERING

THE PRICE OF OUR COMMON STOCK COULD BE EXTREMELY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL OFFERING PRICE

Prior to this offering, there has been no public market for shares of our common stock. An active trading market may not develop following completion of this offering, and if it develops, may not be maintained. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters. This price may not be indicative of prices that may prevail later in the market. The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly life science companies such as ours, have been highly volatile. In addition, broad market and industry fluctuations that are not within our control may adversely affect the trading price of our common stock. You may not be able to resell your shares at or above the initial public offering price.

In addition, our quarterly operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. In addition to the risks and uncertainties described in this section, some of the factors that could cause our operating results to fluctuate include:

     - Expiration of contracts with collaborators or government research grants, which may not be renewed or replaced

     - The success rate of our discovery efforts leading to milestones and royalties

     - The timing and willingness of collaborators to commercialize products which would result in royalties

     - General and industry-specific economic conditions, which may affect our and our collaborators' research and development expenditures

Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet expectations of stock market analysts and investors. In that case, our stock price would probably decline.

WE HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM THIS OFFERING AND MAY NOT USE THEM EFFECTIVELY

As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds. Our management currently intends to use the net proceeds as described in "Use of Proceeds." The failure by our management to apply these funds effectively could have an adverse effect on our business.

NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

The initial public offering price will be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock. Investors purchasing common stock in this offering will incur immediate dilution
of $   in net tangible book value per share of common stock, based on an assumed
public offering price of $   per share, after deducting the estimated
underwriting discounts and offering expenses payable by us.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS ENABLES THEM TO COLLECTIVELY CONTROL ALL SIGNIFICANT CORPORATE DECISIONS

Following this offering, our directors, our executive officers and entities affiliated with our directors and our executive officers will beneficially own,
in the aggregate, approximately    % of our outstanding common stock. These
stockholders as a group will be able to elect our directors and officers, control our management and affairs and will be able to control most matters requiring the approval of our stockholders, including any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. The concentration of ownership will also prevent a change of control of our company at a premium price if these stockholders oppose it.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE

Provisions in our amended and restated charter and bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may adversely affect our stock price.

THERE IS A LARGE NUMBER OF SHARES OF OUR COMMON STOCK THAT MAY BE SOLD FOLLOWING THIS OFFERING, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. Upon completion of this offering, we will have outstanding an aggregate
of         shares of common stock, assuming no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, or the Securities Act, unless these shares are purchased by affiliates. The remaining 11,828,101 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Upon the completion of this offering, restricted shares will be available for sale in the public market, an
additional           restricted shares held by some of our shareholders will be available for sale in the public market upon the expiration of a 180-day lock-up
entered into by such shareholders and           restricted shares held by our
officers and directors and related persons will be available for sale in the public market upon the expiration of a 240-day lock-up entered into by such
persons. Of these restricted securities,         shares have the right to
require us to register the shares for sale under the Securities Act six months following the completion of this offering.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, beliefs and assumptions. We use words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revision to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

The net proceeds to us from the sale of the         shares of our common stock
offered by this prospectus are estimated to be approximately $   million, or
$   million if the underwriters' overallotment option is exercised in full, at
an assumed initial public offering price of $     per share, after deducting the
estimated underwriting discounts and offering expenses payable by us. We currently anticipate that we will use the net proceeds for:

     - Research and development activities

     - Product development initiatives

     - Capital expenditures and

     - Working capital and other general corporate purposes

In addition, we may use a portion of the net proceeds from this offering to acquire or invest in complementary businesses or to obtain the right to use complementary technologies. We currently have no agreements or commitments with respect to any acquisition or investment, and we are not involved in any negotiations with respect to any similar transaction. As of the date of this prospectus, we can only estimate the particular uses for the net proceeds to be received upon completion of this offering and we have not determined the amounts we plan to spend on any of the particular uses listed above or the timing of such expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending these uses, the net proceeds from this offering will be invested in short-term, interest-bearing, investment grade debt instruments.

                                DIVIDEND POLICY

We have never declared or paid dividends on our common stock and do not anticipate declaring or paying cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

The following table summarizes our cash and cash equivalents and marketable securities and our capitalization as of December 31, 1999:

     - on an actual basis

     - on a pro forma basis giving effect to the conversion of all shares of our convertible preferred stock into 5,627,645 shares of our common stock upon the completion of this offering and

     - on a pro forma as adjusted basis to reflect the conversion of our convertible preferred stock and the receipt of the estimated net proceeds
       from the issuance and sale of           shares of common stock in this
       offering at an assumed initial public offering price of $     per share,
       after deducting the estimated underwriting discounts and offering expenses payable by us. The pro forma as adjusted data includes the non-cash compensation expense associated with employee stock options to be recorded upon completion of this offering. The non-cash compensation expense related to these options, assuming no forfeitures, will be approximately $ million, which will be expensed in the quarter in which this offering is completed

The number of shares in the table below excludes:

     - 2,774,255 shares of common stock issuable upon exercise of stock options outstanding at March 15, 2000 at a weighted average exercise price of $8.10 per share

     - 552,325 shares of common stock reserved for issuance under our stock option plans at March 15, 2000 and

     - 1,408,258 shares of common stock issuable upon the exercise of warrants outstanding at March 15, 2000 at a weighted average exercise price of $12.33 per share

This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes appearing elsewhere in this prospectus.

                                                              ------------------------------------
                                                                       DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
In thousands, except share data
Cash and cash equivalents and marketable securities.........  $ 14,099    $ 14,099      $
                                                              ========    ========      ========
Long-term debt obligations, net of current portion..........  $  2,457    $  2,457      $  2,457
Stockholders' equity:
  Convertible preferred stock; 10,000,000 shares authorized,
     5,605,813 shares issued and outstanding, actual;
     10,000,000 shares authorized and no shares issued and
     outstanding, pro forma and pro forma as adjusted.......    38,713          --            --
  Common stock; 20,000,000 shares authorized, 6,200,456
     shares issued and outstanding, actual; 20,000,000
     shares authorized and           shares issued and
     outstanding, pro forma and pro forma as adjusted.......    52,739      91,452
  Shareholder notes receivable..............................      (112)       (112)         (112)
  Deferred compensation.....................................    (7,825)     (7,825)       (7,825)
  Accumulated deficit.......................................   (78,997)    (78,997)
                                                              --------    --------      --------
     Total stockholders' equity.............................     4,518       4,518
                                                              --------    --------      --------
     Total capitalization...................................  $  6,975    $  6,975
                                                              ========    ========      ========

                                    DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value at December 31, 1999 was approximately ($1.1) million, or ($.09) per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all of our outstanding convertible preferred stock into shares of our common stock. After
giving effect to the issuance and sale of           shares of our common stock
in this offering at an assumed initial public offering price of $     per share,
after deducting the estimated underwriting discounts and offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31,
1999, would have been $          , or $     per share. This represents an
immediate increase in net tangible book value of $     per share to existing
stockholders and an immediate dilution of $     per share to our new investors
purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $
  Increase per share attributable to new investors..........
                                                              --------
Pro forma as adjusted net tangible book value per share
  after the offering........................................
                                                                         --------
Dilution per share to new investors.........................             $
                                                                         ========

The following table summarizes, at December 31, 1999, on a pro forma as adjusted basis, the total number of shares of common stock outstanding and the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this
offering at an assumed initial public offering price of $     per share, after
deducting the estimated underwriting discounts and offering expenses payable by us:

                                                   --------------------------------------------------------------
                                                     SHARES PURCHASED       TOTAL CONSIDERATION
                                                   --------------------    ---------------------    AVERAGE PRICE
                                                     NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                                   ----------   -------    -----------   -------    -------------
Existing stockholders............................  11,828,101         %    $52,933,000         %        $4.48
New investors....................................
                                                   ----------    -----     -----------   ------
Totals...........................................                100.0%    $              100.0%
                                                   ==========    =====     ===========   ======

The above computations are based on the number of shares of common stock outstanding as of December 31, 1999 and exclude:

     - 2,774,255 shares of common stock issuable upon exercise of stock options outstanding at March 15, 2000 at a weighted average exercise price of $8.10 per share

     - 552,325 shares of common stock reserved for issuance under our stock option plans at March 15, 2000 and

     - 1,408,258 shares of common stock issuable upon the exercise of warrants outstanding at March 15, 2000 at a weighted average exercise price of $12.33 per share.

To the extent that any of these options or warrants are exercised, there could be further dilution to new investors. For additional information regarding these shares, options and warrants, see "Capitalization," "Management -- Benefit Plans," "Description of Capital Stock" and Note 10 of Notes to Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA

The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements that have been audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the year ended December 31, 1999 and the consolidated balance sheet data as of December 31, 1999 give effect to our acquisition of Large Scale Proteomics on February 1, 1999.

The unaudited pro forma net loss per share is calculated on a pro forma basis after giving effect to the conversion of all shares of our convertible preferred stock into 5,627,645 shares of our common stock upon completion of this offering. The unaudited pro forma net loss per share does not give effect to the non-cash compensation expense associated with employee stock options that will become exercisable upon completion of this offering. The non-cash compensation expense related to these options, assuming no forfeitures, will be approximately $ million. These charges are based upon an assumed initial offering price of
$     per share.

                                                     -------------------------------------------------------------------
                                                                           YEAR ENDED DECEMBER 31,
                                                     -------------------------------------------------------------------
                                                        1995          1996          1997          1998          1999
   In thousands, except share and per share data     ----------    ----------    ----------    ----------    -----------
STATEMENT OF OPERATIONS DATA
Revenues...........................................  $      836    $      797    $    2,108    $    3,394    $    16,090
Costs and expenses:
  Development agreements...........................         757           300         1,735         2,565          7,988
  Research and development.........................       5,750         8,395         5,872         6,973          9,163
  General, administrative and marketing............       1,804         2,217         3,363         3,492          8,333
  Purchased research and development...............          --            --            --            --         19,783
                                                     ----------    ----------    ----------    ----------    -----------
         Total costs and expenses..................       8,311        10,912        10,970        13,030         45,267
                                                     ----------    ----------    ----------    ----------    -----------
Loss from operations...............................      (7,475)      (10,115)       (8,862)       (9,636)       (29,177)
Total other income.................................         151           879         2,293           215          1,450
                                                     ----------    ----------    ----------    ----------    -----------
Net loss before provision for income taxes.........      (7,324)       (9,236)       (6,569)       (9,421)       (27,727)
Provision for income tax...........................          --            --            --            --            190
                                                     ----------    ----------    ----------    ----------    -----------
Net loss...........................................      (7,324)       (9,236)       (6,569)       (9,421)       (27,917)
Warrant accretion..................................          --            --            --        (1,224)        (5,353)
                                                     ----------    ----------    ----------    ----------    -----------
Loss applicable to common stockholders.............  $   (7,324)   $   (9,236)   $   (6,569)   $  (10,645)   $   (33,270)
                                                     ==========    ==========    ==========    ==========    ===========
Net loss per share -- basic and diluted............  $    (1.22)   $    (1.51)   $    (1.06)   $    (1.70)   $     (5.38)
                                                     ==========    ==========    ==========    ==========    ===========
Weighted average shares outstanding -- basic and
  diluted..........................................   6,012,758     6,120,288     6,221,490     6,244,516      6,183,485
                                                     ==========    ==========    ==========    ==========    ===========
Unaudited pro forma net loss per share -- basic and
  diluted..........................................                                                          $     (2.88)
                                                                                                             ===========
Pro forma weighted average shares
  outstanding -- basic and diluted.................                                                           11,553,650
                                                                                                             ===========

                                                              --------------------------------------------------------
                                                                                 AS OF DECEMBER 31,
                                                              --------------------------------------------------------
                                                                1995        1996        1997        1998        1999
                        In thousands                          --------    --------    --------    --------    --------
BALANCE SHEET DATA
Cash and cash equivalents...................................  $  3,864    $  4,237    $  2,708    $  3,484    $  6,975
Marketable securities.......................................    15,138       5,261          --       4,086       7,124
Working capital (deficit)...................................    19,518      10,039       1,385       2,514      (1,514)
Total assets................................................    23,130      14,238       8,388      17,590      31,603
Long-term debt, net of current portion......................        --          --         205       1,445       2,457
Convertible preferred stock.................................     8,531       8,531       8,894      15,848      38,713
Accumulated deficit.........................................   (19,277)    (28,513)    (35,082)    (45,727)    (78,997)
Total stockholders' equity..................................    22,303      12,167       6,261       5,543       4,518

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis by our management of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

We apply our proprietary proteomics and functional genomics technologies, ProGEx and GENEWARE, to enable the transformation of proteomic and genomic information into multiple product opportunities, such as drug targets, therapeutics and diagnostics for drug effectiveness and toxicity.

Prior to February 1999, we were primarily engaged in the development and commercialization of genomics technologies. In February 1999, we acquired 92.5% of the outstanding common stock of Large Scale Proteomics, a company primarily engaged in the development of proteomics technologies. In March 2000, we acquired the remaining 7.5% of Large Scale Proteomics' common stock. This acquisition was recorded using the purchase method of accounting.

We recognize revenues from our collaborative agreements, which typically provide for research funding, technology access fees and milestone payments. Technology access fees and milestone payments are recorded as deferred revenue and are amortized ratably over the life of the related collaborative agreement. Research funding is recognized as it is earned.

In September 1998, we entered into a three-year collaboration and license agreement with Dow. The Dow agreement provides funding for sponsored genomics research, royalties upon sales by Dow of products that result from this collaboration and payments when specific milestones are reached. Revenues from the Dow agreement represented 88% and 84% of our revenues during 1999 and 1998.

We have incurred significant losses in each year since our inception in 1987. As of December 31, 1999, we had an accumulated deficit of $79.0 million. We expect to incur additional losses as we expand our research and development efforts, make investments in strategic collaborations and enhance our technologies. We anticipate that clinical studies for some of our products under development and internally funded research projects will be started or expanded after this offering. The resulting increase in expenses could delay our profitability and result in increased annual net losses.

As a result of stock options granted in December 1999, we recorded deferred compensation of $7.9 million. This amount will be amortized ratably over the three year vesting period of the options. In addition, we granted officers and certain key employees options that will become exercisable upon our initial public offering. As a result, non-cash compensation expense will be recognized upon the completion of this offering based on the difference between the exercise price of these options and the initial public offering price of our common stock. The non-cash compensation expense related to these option grants,
assuming no forfeitures, will be approximately $     million.

RESULTS OF OPERATIONS

Years Ended December 31, 1999, 1998 and 1997

Revenues. Revenues in 1999 were $16.1 million, an increase of $12.7 million, or 374%, over 1998. Revenues in 1998 were $3.4 million, an increase of $1.3 million, or 61%, over 1997. Revenues earned under the Dow agreement were $14.2 million in 1999 and $2.9 million in 1998. The increase in 1999 revenues from the Dow agreement reflects a full year of research activities as compared to four months in 1998. The increase in 1999 revenues is also attributable to $1.8 million of revenues from the operations of Large Scale Proteomics since February 1, 1999, the effective date of its acquisition.

Development agreement expenses. Development agreement expenses relate to research activities incurred in connection with our collaborative agreements. Development agreement expenses in 1999 were $8.0 million, an increase of $5.4 million, or 211%, over 1998. Development agreement expenses in 1998 were $2.6 million, an increase of $830,000, or 48%, over 1997. Research activities under the Dow agreement accounted for $6.7 million in 1999 and $1.5 million in 1998 of our development agreement expenses. The increase in development agreement expenses in 1999 from the Dow agreement reflects the inclusion of a full year of research activities as compared to four months in 1998. Additionally, $1.3 million of the increase in 1999 was attributable to the operations of Large Scale Proteomics since February 1, 1999. We expect that development agreement expenses will increase if we are required to expand our work force and facilities to meet commitments under any new collaborative agreements.

Research and development expenses. Research and development expenses in 1999 were $9.2 million, an increase of $2.2 million, or 31%, over 1998. Research and development expenses in 1998 were $7.0 million, an increase of $1.1 million, or 19%, over 1997. Approximately $1.1 million of the increase in 1999 was attributable to the inclusion of the operations of Large Scale Proteomics since February 1, 1999. The remainder of the increase in 1999 and substantially all of the increase in 1998 were largely attributable to the addition of research personnel, increases in research funding paid to third persons and new acquired or expanded research facilities in Vacaville, California, Owensboro, Kentucky and Rockville, Maryland. We anticipate that research and development expenses will continue to increase as we make expenditures for clinical trials to develop pharmaceutical products and internally fund research projects.

General, administrative and marketing expenses. General, administrative and marketing expenses in 1999 were $8.3 million, an increase of $4.8 million, or 139%, over 1998. General, administrative and marketing expenses in 1998 were $3.5 million, an increase of $129,000, or 4%, over 1997. The increase in 1999 was partially due to an increase in legal and regulatory fees of $1.2 million related to our patents and a charge of $1.5 million related to previously capitalized patent costs. Additionally, $2.0 million of the increase in 1999 was attributable to the inclusion of operations of Large Scale Proteomics since February 1, 1999. We anticipate that our legal and regulatory expenses related to our patents will continue to increase as we file, prosecute and defend new and existing patents. We also expect general, administrative and marketing expenses to increase as we expand our infrastructure to accommodate our anticipated growth.

Purchased research and development expenses. Purchased research and development expenses in 1999 were $19.8 million. This amount represents a charge for in-process research and development acquired in connection with our acquisition of Large Scale Proteomics. We did not have purchased research and development expenses in 1998 or 1997.

Purchased research and development expenses represent the value of purchased in-process research and development projects that had not reached technological feasibility at the date of acquisition. No alternative future uses or markets were identified for these projects because of their unique qualities. The purchased research and development was valued by an independent appraiser using the risk-adjusted cash flow approach, which includes an analysis of the projected future cash flows that were expected to result from the progress made on each of the in-process projects prior to the date of acquisition and the risks associated with achieving such cash flows. The value allocated to purchased in-process research and development was expensed at the date of acquisition. Projects which had already been commercialized at the date of the valuation were valued and recorded as core technology.

Future cash flows for in-process research and development were estimated by first forecasting, on a project-by-project basis, total revenues expected to result from sales of each in-process project. Revenues were not anticipated from the in-process research and development projects until approximately one year into the forecast. Appropriate operating expenses, cash flow adjustments and contributory asset returns were deducted from projected future revenues, and adjustments were made to remove the value contributed by core technology. No anticipated expense reductions due to synergies between Large Scale Proteomics and us were assumed. The analysis resulted in a forecast of net returns on each in-process project. These net returns were then discounted to a present value at discount rates that incorporate the project specific risks associated with each purchased in-process research and development project. The project specific risk factors considered included the complexity of the development effort, the likelihood of achieving technological feasibility and the likelihood of market acceptance. The applied discount rate of 50% was believed to adequately account for the additional risks associated with the in-process technologies over other technologies existing at the acquisition date.

The forward looking data employed in the analysis of in-process research and development were based upon our estimate of future performance of our business. We believe the assumptions used were reasonable. However, the assumptions we used may be incomplete or inaccurate, and unanticipated events and circumstances may occur, which could cause a material adverse effect on our financial condition and results of operations. The forecasted results used in the analysis for the in-process projects have not varied significantly from the actual results achieved through December 31, 1999.

A brief description of purchased in-process research and development projects is set forth below, including the status of products within each project at the acquisition date.

- Proteomics -- The proteomics technology applies sample preparation and fractionation high-throughput, high-resolution two-dimensional gels, mass spectrometry, databases and bioinformatics software to the discovery and development of drugs, diagnostics and agricultural chemicals. The proteomics technology was expected to be completed in 2000.

- Virus -- The virus detection technology is intended for the rapid discovery of novel yet difficult to propagate viruses, addressing a wide range of suspected viral diseases. Virus detection technology was expected to be completed in 2003.

Other income. Total other income in 1999 was $1.5 million, an increase of $1.3 million over 1998. Total other income in 1998 was $215,000, a decrease of $2.1 million from 1997. The increase in 1999 was attributable to a $1.3 million litigation settlement. The decrease in 1998 was due to $2.0 million received in 1997 from the settlement of a litigation and a decrease in interest income.

Provision for income tax. In 1999, although we had a net loss of $27.9 million, we had taxable income for federal and state income tax purposes which we offset by our use of federal and state net operating loss carryforwards. As a result, we incurred alternative minimum taxes of $190,000. Taxable income in 1999 was primarily the result of taxable milestone payments under the Dow agreement and the charge for in-process research and development which was not deductible for tax purposes. We incurred taxable net losses in 1998 and 1997 and, consequently, did not pay any federal or state income taxes in those years. At December 31, 1999, we had net operating loss carryforwards of approximately $29.3 million for federal tax purposes and $8.0 million for state tax purposes available to reduce future taxable income. Our federal net operating loss carryforwards expire between 2009 through 2018 and our state net operating loss carryforwards expire between 2002 through 2003. In addition, at December 31, 1999, we had research and development credit carryforwards and alternative minimum tax carryforwards of approximately $2.7 million available for federal tax purposes and $1.9 million for state tax purposes. These federal carryforwards expire between 2003 through 2013 and these state carryforwards do not expire. We have provided a 100% valuation allowance against the related deferred tax assets as our ability to realize such tax benefits is not assured. Our ability to use these carryforwards is subject to significant limitations.

Net loss. Net loss in 1999 was $27.9 million, an increase of $18.5 million over 1998. Net loss in 1998 was $9.4 million, an increase of $2.9 million over 1997. Annual net losses have fluctuated depending on revenues from our collaborative agreements, research and development expenses and acquisition related charges.

LIQUIDITY AND CAPITAL RESOURCES

Our annual need for funds has generally increased reflecting the expanding scope of our research and development activities. Since our inception, we have funded our operations primarily through payments from our collaborative agreements of $56.6 million, the sale of $52.9 million of our equity securities, other income of $6.7 million and loans of $4.6 million.

At December 31, 1999, we had cash and cash equivalents of $7.0 million. Net cash provided by operating activities of $6.3 million in 1999 was principally due to $16.6 million of milestone payments and $7.8 million of research funding received under the Dow agreement less $21.4 million paid to our suppliers and employees. Net cash provided by operating activities of $547,000 in 1998 was principally due to the $8.6 million technology access fee and $2.8 million of research funding received under the Dow agreement less $11.6 million paid to our suppliers and employees. Net cash used in operating activities of $4.3 million in 1997 was principally due to $2.0 million received under a litigation settlement and $2.1 million received from customers offset by $8.8 million paid to our suppliers and employees. Maintenance of positive net cash provided by operating activities will depend upon our entering into new collaboration agreements and the level of internally funded research and development activities.

Net cash used in investing activities of $8.4 million in 1999 included $5.1 million for purchases of property, plant and equipment. Net cash used in investing activities of $8.6 million in 1998 included $3.8 million for purchases of property, plant and equipment. Net cash from investing activities of $3.1 million in 1997 was derived from $5.2 million in matured marketable securities, net of purchases, which was partially offset by $1.7 million for purchases of property, plant and equipment. We anticipate that our capital expenditures will increase in the future to meet the demands from new collaboration agreements and research and development efforts. We may use a portion of our cash to acquire or invest in complementary businesses, products or technologies, or to obtain the right to use such complementary technologies.

Net cash provided by financing activities of $5.6 million in 1999 includes $3.4 million of milestone payments which were allocated to warrants issued in connection with the Dow agreement and net proceeds of $2.2 million from loans related to our $5.0 million equipment financing arrangement. Net cash provided by financing activities of $8.8 million in 1998 was principally from the issuance and sale of $7.0 million of our convertible preferred stock, $1.4 million from the issuance of a warrant to Dow and net proceeds of $312,000 from loans for equipment financing. Borrowings under this equipment financing bear interest at the commercial bank prime interest rate payable in monthly installments through October 2001. At December 31, 1999, $4.1 million was outstanding under this arrangement. Net cash used in financing activities of $330,000 in 1997 was primarily the result of principal payments on long-term debt.

In the future, our liquidity and capital resources will depend upon, among other things, the level of our research and development activities, development, clinical, regulatory and marketing expenses and funding from our collaborations. We believe that cash flows from operations together with the anticipated net proceeds of this offering will be adequate to fund our anticipated cash and working capital requirements for at least the next 12 months. During or after this period, if cash generated by our operations is insufficient to satisfy our liquidity requirements, we may need to sell additional equity or debt securities or obtain additional credit arrangements. Additional financing may not be available on terms acceptable to us or at all. The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and hedging activities and is effective for us beginning in the first quarter of the fiscal year beginning January 1, 2001. The statement requires balance sheet recognition of derivatives as assets or liabilities measured at fair value. Accounting for gains and losses resulting from changes in the values of derivatives is dependent on the use of the derivative and whether it qualifies for hedge accounting. We do not believe that the adoption of SFAS No. 133 will have a material impact on our financial statements.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, or SAB 101. SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. This accounting bulletin, as amended in March 2000, is effective for us beginning in the second quarter of our fiscal year beginning January 1, 2000. We do not believe that the adoption of SAB 101 will have a material impact on our financial statements.

INFLATION

We believe that inflation has not had a material adverse impact on our business or operating results during the periods presented.

DISCLOSURES ABOUT MARKET RISK

Interest rate risk

Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio and debt obligations.

Investment portfolio

Our investments portfolio consists of cash, cash equivalents and short-term marketable securities. Cash equivalents are highly liquid investments with original maturities of three months or less and are stated at cost. Cash equivalents are generally maintained in money market accounts or with maturity dates of less than 90 days. We do not believe our exposure to interest rate risk is material for these balances, which totaled $7.0 million at December 31, 1999. Our short-term marketable securities are classified as held-to-maturity and, consequently, are recorded on the consolidated balance sheet at historical cost. Short-term marketable securities totaled $7.1 million at December 31, 1999 and consisted of commercial paper.

We do not use derivative financial instruments in our short-term investment portfolio, and we place our investments with high quality issuers and, by policy, limit the amount of credit exposure to any one issuer.

If market interest rates were to change immediately and uniformly by 10% from levels at December 31, 1999, the fair value of our cash equivalents and short-term marketable securities would change by an insignificant amount.

Debt obligations

Our debt obligations consist of notes payable maturing from 2000 to 2008. Substantially all of our debt is indexed to the commercial bank prime interest rate, 8.5% at December 31, 1999. If market interest rates were to change immediately and uniformly by 10% from levels at December 31, 1999, our interest expense would change by a similar percentage.

Foreign currency

We have operated primarily in the United States and all revenues to date reflect amounts payable in U.S. dollars. We have not had any material exposure to foreign currency rate fluctuations relating to revenues or expenses.

                                    BUSINESS

OVERVIEW

Large Scale Biology applies its proprietary proteomics and functional genomics technologies to develop products and establish commercial collaborations with pharmaceutical, biotechnology, chemical and other life sciences companies. Our key proprietary technologies, ProGEx and GENEWARE, supported by our patent portfolio, provide us with a broad range of commercial opportunities. We believe that we can apply our proprietary technologies to enable the transformation of proteomic and genomic information into multiple product opportunities such as drug targets, therapeutics, diagnostics and the evaluation of drug effectiveness and toxicity.

Proteomics is the study of proteins. All biological processes, including diseases and responses to therapeutics, involve changes in proteins. Despite the near complete sequencing of the human genome, the function of proteins and genes is not fully understood. Our automated, high-throughput ProGEx system provides a snapshot of the protein composition, or proteome, of cells and tissues. We use our ProGEx system to rapidly identify changes in proteins that are associated with diseases or with a therapeutic's effects. We believe that proteomics will become crucial in discovering and developing therapeutics, and in predicting, diagnosing and monitoring diseases. Our ProGEx system provides information that is unavailable using genomics technologies alone.

Functional genomics is the study of what genes do. Genes determine where, when, how and which proteins are made in a living organism. GENEWARE is our proprietary, automated technology for rapidly inserting genes into host organisms for novel gene discovery and gene function analysis. We also intend to apply this technology to efficiently produce human therapeutic and other commercially useful proteins.

We are using our proprietary technologies to continue to build our key resources for use in product discovery, development and production by us and our collaborators. We intend to integrate our information on gene function with our proteomic databases by correlating the function of genes with proteomic information from normal and diseased cells and tissues to identify drug targets and therapeutic proteins.

We are using our ProGEx system to develop our:

     - HUMAN PROTEIN INDEX, or HPI, database -- our database of the detailed protein composition of all normal human tissues and cells

     - MOLECULAR ANATOMY AND PATHOLOGY, or MAP, database -- our database that describes the changes in protein composition associated with disease

     - MOLECULAR EFFECTS OF DRUGS, or MED, database -- our database that describes changes in protein composition associated with the administration of therapeutics and other treatments

     - Portfolio of marker proteins -- proteins significantly correlated with disease or a therapeutic's effects, for use as drug targets, therapeutic proteins or diagnostics

We are using our GENEWARE technology to:

     - Identify novel genes

     - Determine gene functions

     - Manufacture therapeutic proteins, vaccines and other commercially useful proteins

We believe that by building our portfolio of strategic collaborations, we will generate revenue and establish a long-term economic interest in product pipelines of selected collaborators. Since our inception, we have established collaborations with pharmaceutical, biotechnology, chemical and other life sciences companies as well as research institutions and government agencies. We generated $16.1 million of revenues in 1999 from these arrangements. We currently have seven ongoing research and technology development programs and collaborations.

We structure our current collaborations in a variety of ways. We obtain immediate funding in the form of ongoing committed research and development payments and, in some cases, technology access fees from our collaborators. In some instances, we also share in the long-term value of the products that we assist our collaborators in developing through the retention of some product rights and from royalty fees from the sale of products developed using our technologies.

In September 1998, we entered into a three-year contract with Dow for its exclusive use of our GENEWARE technology for development of functional genomics in selected agricultural and industrial chemical categories. During this collaboration, we and Dow have identified commercially significant genes for specific agricultural and industrial uses that will be marketed by Dow and its affiliates. We retain the right to use any of the identified genes resulting from this collaboration for uses in other categories not allocated to Dow. Dow can elect to continue this collaboration beyond September 2001 by paying additional technology access fees. If Dow does not elect to continue this collaboration, we will be able to market to others access to our technology for agricultural and industrial chemical purposes. Our revenues from Dow in 1999 were $14.2 million.

We file patent applications and trademarks to protect our intellectual property. As of March 15, 2000, our proprietary technologies are protected by 19 issued and 47 pending U.S. patents and 12 issued and 44 pending foreign patents relating to proteomics, genomics and bioprocessing. Because we discover proprietary proteins and determine the function of genes, we believe that patents limited to the DNA sequence of genes are not important to the success of our company.

STRATEGY

Our principal objective is to commercialize products and technologies as we establish a leadership position in proteomics and functional genomics. We use our proprietary technologies to identify, quantify and determine the function of proteins in cells and tissues. In addition, our technology can be used to determine gene functions as well as to cost-effectively produce proteins.

The key elements of our strategy include the following:

Becoming the definitive source of information about human proteins. We are accelerating the generation of our HPI database. The rapid progress being made in sequencing the entire human genome has created additional opportunities for us to integrate our proprietary protein information with information on the function of human genes. We intend to derive revenues from multiple sources using our HPI database. We plan to offer value-added information to our collaborators, based on the depth of information and relational capabilities of our databases, and provide unique content to database companies. We also intend to use our databases in our internal research and development projects to identify novel drug targets, therapeutic proteins and diagnostic marker proteins.

Identifying potential drug targets, therapeutic proteins and diagnostics. We plan to integrate our proprietary technologies to identify potential drug targets, therapeutic proteins and diagnostics. We have previously applied our GENEWARE technology to discover and determine the function of plant genes, and we are now expanding these capabilities for use in human and animal systems. We intend to commercialize these technologies with collaborators as well as apply them to our internal research and development projects.

Becoming the leading provider of protein information for protein biochips and other diagnostic tools. We can identify proteins, known as markers, that correlate with diseases or therapeutic effects. Our short-term strategy is to license these marker proteins individually to collaborators interested in using them as drug targets or as diagnostic tools. Our long-term strategy is to provide protein information for protein biochips that are capable of simultaneously measuring hundreds or thousands of marker proteins. We believe that biochips and other diagnostics will enable the measurement of critical health and drug-related conditions quickly and affordably. We plan to collaborate with one or more technology companies that can develop and commercialize protein biochips and other diagnostic tools.

Clinically testing our first therapeutic product. We plan to conduct clinical trials to ascertain the safety and efficacy of our patient-specific vaccine for the treatment of non-Hodgkins lymphoma. We intend to establish a collaboration for the further development and commercialization of this vaccine once efficacy endpoints are established.

Commercializing our protein production technology. Our protein production technology, based on our GENEWARE technology, allows the rapid and efficient production of proteins. We intend to manufacture our own therapeutic proteins and will seek to manufacture proteins for our clients. Part of the value of proteins discovered using our proteomics technology will be obtained by manufacturing these proteins ourselves for use directly as protein therapeutics to treat diseases. We have successfully produced a number of our own candidate therapeutic proteins, including a patient-specific vaccine for the treatment for non-Hodgkins lymphoma and alpha-galactosidase, which may be a treatment for Fabry's disease.

BACKGROUND

All living things are made up of one or more cells. Although scientists still have much to learn about how cells actually function, we do know that all cells have several basic components. Inside each plant and animal cell is a nucleus, which contains deoxyribonucleic acid, or DNA, that makes up the genetic code. Genes are composed of DNA, and when a gene is turned on, or expressed, the genetic code is copied and converted into a cell component called messenger ribonucleic acid, or mRNA. This messenger carries the genetic code to a specific part of the cell outside the nucleus where proteins are made. Beyond carrying the genetic code for a protein, mRNA is not thought to be functional. The complete genetic code for humans, the human genome, is expected to be known within the next year.

The proteins that are produced from the genetic code are the essential components of cells. Changes in protein structure, quantity and location occur in all diseases, including those that are due to genetic defects. Therefore, we believe that proteomics will become crucial in discovering and developing drugs that treat disease, and in predicting, diagnosing and monitoring diseases. Proteins can also serve as therapeutics themselves, a well-known example of which is insulin.

We believe that biotechnology is moving from the era of gene discovery into an era focused on identifying the functions of the proteins these genes produce. Determining function involves the discovery of the role or relationship that a gene or a protein has with a particular biological process, and the consequences of modulating its activity. Gene function cannot necessarily be inferred from DNA sequence or mRNA levels, nor reliably derived from comparison to other genes of known function. Discovering gene functions requires the integration of gene sequence, protein function and an understanding of how proteins interact with each other. We believe our key technologies, ProGEx and GENEWARE, address these needs.

OUR TECHNOLOGY AND ITS ADVANTAGES

ProGEx System -- Our Proteomics Technology

We have designed and assembled a series of robotic components in an automated, modular and scaleable system, which we call our ProGEx system. Our high-throughput and high resolution ProGEx system produces a quantitative and qualitative snapshot of the protein composition, or the proteome, of cells or tissues in a highly reproducible manner. In addition, our ProGEx system determines the relative amounts of each protein and obtains information regarding the location of the protein in cells and tissues.

We believe the automated nature of our ProGEx system removes the variability inherent in more traditional, manually operated proteomics systems. This allows us to achieve highly reproducible results which are crucial when comparing data over time from the numerous types of drug treatments and disease tissues in our databases. The high degree of resolution obtainable using our ProGEx system enables us to separate individual proteins out of complex mixtures, which is critical for the identification of marker proteins that may be useful as drug targets or diagnostics. Traditional methods are generally incapable of separating and identifying the low abundance proteins we are able to detect and characterize with our ProGEx system.

Our ProGEx system is based on the integration of a series of methods that begins with our proprietary sample preparation and separation process followed by the use of our proprietary two-dimensional gels, mass spectrometry and sophisticated bioinformatics software. ProGEx gels separate the proteins in complex mixtures, such as those obtained from cell or tissue samples. This is achieved using a two-step protein separation technique. Proteins are separated first along one dimension according to their composition and then along a second dimension according to their size. This results in a rectangular map on which individual proteins appear as small spots. The size of each spot in a ProGEx gel indicates the relative amount of that protein present in the sample.

We then use mass spectometry to identify the proteins separated by our ProGEx gels. Mass spectrometry is a physical measurement technique that measures the masses or molecular sizes of proteins and fragments of proteins. We use our proprietary, high-throughput, robotic system to selectively remove protein spots from ProGEx gels and to fragment the proteins. The mass of each protein fragment is measured by mass spectrometry. This data can be used to identify the protein. We also use mass spectrometry to characterize unknown proteins.

Our ProGEx system generates large amounts of data which must be effectively organized into databases to allow for its efficient use. Bioinformatics is the use of computer software to store and analyze biological data. Our proprietary KEPLER software allows us to analyze and integrate this data into our database. Our proprietary data-mining tools allow us to query and interpret all information within our databases.

GENEWARE Technology -- Our Genomics and Manufacturing Technology

We use our GENEWARE technology to insert genes rapidly and temporarily into host organisms for gene discovery, gene function analysis and protein production. Our proprietary GENEWARE viral vectors carry a gene sequence of interest into a cell of a host organism. The gene sequence is converted into mRNA outside the nucleus of the cell and then into protein. With our GENEWARE technology, it is not necessary to go through the traditional methods of inserting a gene into the genome of the host organism. To discover gene function, a gene can be inserted into the cell, causing changes which we analyze. Our proprietary GENEWARE technology allows us to turn on or turn off protein production from unknown gene sequences, thereby enabling us to determine the function and potential commercial use of those genes and proteins.

Our GENEWARE technology also allows us to manufacture therapeutic proteins, peptides and other molecules. We believe our GENEWARE technology offers significant time and cost advantages over traditional genetic engineering systems because it does not require alteration of the genome of the host organism. We are completing a pharmaceutical manufacturing facility in Owensboro, Kentucky for the custom production of protein products using GENEWARE technology.

Since 1991, we have conducted USDA-approved field trials to demonstrate that our GENEWARE technology is environmentally safe. We believe our GENEWARE technology is environmentally safe because the virus and the genes we insert cannot be incorporated into the plant genome and thus cannot be transmitted to the next generation of the plant in the seed or pollen. Our GENEWARE viruses eventually lose the foreign gene that has been inserted and the virus then reverts to a weakened version of the naturally occurring virus.

COMMERCIAL OPPORTUNITIES

ProGEx applications

Expansion of our proteomics databases. We are using our ProGEx system to continue to expand our proteomic databases. These include our HPI, MAP and MED databases. In order to mine the extensive information, consisting of millions of protein measurements, contained in the databases, we have developed a unique proteomic database architecture and advanced bioinformatics software tools allowing us to correlate information from all three of our databases. We intend to derive revenue from our databases from multiple sources, including providing unique content to database companies and identifying novel drug targets, therapeutic proteins and diagnostic marker proteins for us and our collaborators.

Identification of disease-specific marker proteins for use as drug targets and diagnostics. We use our ProGEx system to obtain information about proteomes from thousands of cell and tissue samples in a matter of weeks. This process takes significantly longer using other methods. Using our ProGEx system we produce snapshots of proteomes from normal and diseased cell and tissue samples that we compare to each other to identify marker proteins associated with disease that are potential drug targets or diagnostics. This is a critical step in the drug discovery and development process and is a difficult and labor-intensive task to perform using traditional methods. We also intend to correlate our proteomic information with genomic information on gene function to identify drug targets and therapeutic proteins. We expect to derive value from marker proteins in several ways, including individually licensing them as potential drug targets or as diagnostic tools to numerous collaborators, as well as developing protein therapeutics ourselves. In addition, our long-term strategy is to provide protein information for protein biochips that are capable of simultaneously measuring hundreds or thousands of marker proteins.

Monitoring and predicting specific drug effects. We use our ProGEx system to obtain a snapshot of the proteome from a patient, laboratory animal, cell or tissue sample before and after treatment with a specific drug to identify the effects of that drug on the proteome. The binding of a specific drug to its protein target typically affects the abundance or properties of numerous proteins in a cell or tissue sample. These changes in protein levels and properties generally correlate with therapeutic action and toxic side-effects, if any, of the specific drug. We believe that understanding these changes will allow us to predict the therapeutic and toxic effects of specific drug candidates. We intend to form collaborations with pharmaceutical and biotechnology companies to use our technology to monitor and predict the effects of drug candidates in development.

Toxicology. Using our ProGEx system, we and our collaborators have identified changes that correlate with the toxic side-effects of some drugs. For example, in collaboration with Novartis AG, we examined the kidney damage caused by the immunosuppressant drug Cyclosporine A. Cyclosporine A is widely used to prevent the rejection of transplanted kidneys and hearts. We identified a protein playing a critical role in the damage. The identity of the protein provided a critical link in understanding what causes kidney damage during cyclosporine treatment, and whether the damage could be reduced by altering the drug's structure. Using this general approach, we can rapidly identify and potentially understand toxicological mechanisms associated with existing drugs and drugs in development. We believe that our ProGEx system may significantly reduce the costs and time associated with this traditional bottleneck in the drug development process.

GENEWARE applications

We use our GENEWARE technology to discover the function of genes and for the production of proteins. We have built a database of information about gene function, initially in plants, and are applying this technology to other organisms. Some of the commercial applications of our GENEWARE technology include:

Identifying the function of human genes. We are developing GENEWARE technology that is capable of delivering target genes into human and other mammalian cell cultures. We examine the specific structural biochemical and physiological effects of expressing or inactivating genes in mammalian cells. We intend to integrate our genomic information on gene function with our proteomic databases by correlating the function of genes with proteomic information from normal and diseased cells and tissues to identify drug targets and therapeutic proteins.

Identifying the function of plant genes. We have established a proprietary method for the rapid, simultaneous screening of entire plant genomes of major commercial crops in significantly less time than can be done using traditional technologies. We are able to routinely screen 400 unique genes per day and identify their functions in plants based on focused, high-throughput robotic tests. We are currently commercializing this capability in collaboration with Dow, and expect to form other collaborations in forestry and horticulture.

Producing proteins on a large scale. We have developed a proprietary technology for the large-scale recovery and purification of protein products produced in plants. We use our proprietary GENEWARE viruses to insert a gene into a plant so that the plant produces the protein of interest. The plants are harvested and put through a series of industrial processes to rapidly separate and purify the protein product. We have successfully produced and purified a number of potential protein therapeutic products including a patient-specific vaccine against non-Hodgkin's lymphoma and alpha-galactosidase, which may be a treatment for Fabry's disease.

COLLABORATIONS

Our collaboration strategy is to develop multiple commercialization opportunities with pharmaceutical, biotechnology, chemical and other life sciences companies relating to proteomics and functional genomics. We structure our current collaborations in a variety of ways. We obtain immediate funding in the form of ongoing committed research and development payments and, in some cases, technology access fees, from our collaborators. In some instances, we also share in the long-term value of the products that we assist our collaborators in developing through the retention of certain products rights and from royalty fees from the sale of products developed using our technologies.

Several large pharmaceutical companies including Glaxo Wellcome PLC, Procter & Gamble Co. and Novartis AG have collaborated with us on specific proteomics projects in pharmaceutical research and development. Biotechnology companies, such as Genentech, Inc., have also conducted research with us. We also have had research programs with numerous government agencies. We currently have seven ongoing research and technology development programs.

We established a three-year collaboration with Dow in September 1998 for its exclusive use of our GENEWARE technology for functional genomics in selected agricultural and industrial chemical categories. We and Dow have identified commercially significant genes for specific agricultural and industrial uses that will be marketed by Dow and its affiliates. We retain the right to use any of the identified genes resulting from this collaboration for uses in other categories not allocated to Dow. Dow can elect to continue this collaboration beyond September 2001 by paying additional technology access fees. If Dow does not elect to continue this collaboration, we will be able to market to others access to our technology for agricultural and industrial chemical purposes. During this collaboration, we have developed our plant gene discovery and function process utilizing our proprietary technologies. In this collaboration we are entitled to receive committed research and development funding, milestone payments upon completion of milestones, annual technology access fees and royalties from products Dow and its affiliates commercialize from the collaboration.

INTELLECTUAL PROPERTY

We continually seek patent protection for our proteomic, genomic and biomanufacturing technologies. As of March 15, 2000, we had 19 issued and 47 pending U.S. patents. Our issued U.S. patents expire between 2006 and 2018. As of the same date, foreign patents corresponding to many of the U.S. patents and patent applications have been filed and/or issued in one or more other countries, resulting in a total of 12 issued and 44 pending foreign patents.

These issued patents are directed to various technological areas which we believe are valuable to our business including:

     - Proteomic analytical equipment and processes and generation of proteomic databases

     - Methods for purification of viruses and proteins

     - Methods for high-throughput, large-scale discovery of genes and gene function

     - Plant and animal viral expression systems

We also rely upon copyright protection, trade secrets, know-how, continuing technological innovation and licensing from others to protect our intellectual property. Our success will depend, in part, on our ability to obtain patent protection for our products and processes, to preserve our copyrights and trade secrets, to operate without infringing the proprietary rights of third parties and to acquire licenses, if needed, to support or enhance our intellectual property portfolio.

Dow, through its wholly-owned subsidiary, Mycogen Corporation, owns or controls patent rights in the field of viral vectors covering the infection of plants and the expression of foreign genes in plants. Dow has informed us that it believes some of our plant viral activities may fall within the scope of its patents. We have informed Dow that we believe none of Dow's patent rights cover our plant viral activities. Dow has expressed the desire to license these patents to us and we are in discussions with Dow regarding such a license or the possibility of cross-licensing the parties' respective intellectual property. We believe our business relations with Dow remain positive.

EMPLOYEES

As of March 15, 2000, we had 118 full-time employees, 92 of whom comprise the research staff and are engaged in research, development and scale-up activities. The remainder work in general and administrative areas. Thirty-six employees hold Ph.D. degrees. We consider relations with our employees to be good, and none of the employees is covered by a collective bargaining agreement.

COMPETITION

The genomics and proteomics businesses are intensely competitive. The genomics and proteomics industries are characterized by extensive research efforts, resulting in rapid technological progress. Many universities, public agencies and established pharmaceutical, biotechnology, chemical and other life sciences companies with substantially greater resources than us are developing and using technologies and are actively engaging in the development of products similar to or competitive with our products and technologies.

The markets for protein development and production, including human and veterinary vaccines like the ones we are developing, also are highly competitive. Competitors with substantially greater resources than us are actively developing products similar to or competitive with our products. Several pharmaceutical, biotechnology, chemical and other life sciences companies are engaged in research and development with respect to the use of novel gene expression systems to produce therapeutic proteins. Other companies are developing and marketing therapeutics for non-Hodgkins lymphoma.

In the field of functional genomics, we face competition from many biotechnology companies. In the field of proteomics, we face competition from a small number of companies using similar methods to investigate protein expression. The maturation of the genomics industry, associated with the completion of the human genome sequence, is likely to cause successful genomics companies with greater resources than ours to look to proteomics as an opportunity for continued growth.

We and others compete in the newly emerging fields of functional genomics and proteomics on the basis of technological innovations which offer time and cost advantages for the accomplishment of specific tasks, many of which were not previously practical. We believe our proprietary ProGEx system and GENEWARE technology, and our significant patent portfolio, will allow us to compete effectively in these fields. However, new developments are expected to continue, and discoveries by others may render our potential products and technologies non-competitive.

FACILITIES

Our principal research and development facilities and corporate headquarters are located in Vacaville, California. The approximately 40,000 square-foot leased facility includes administrative offices, a genetic engineering laboratory, a plant discovery and function laboratory and a bioinformatics software laboratory. Our pilot scale bioprocessing laboratory at this same facility is physically designed for conversion to current good manufacturing practices and good laboratory practices operating standards, and provides us with the capability to conduct research, process development and scale-up from bench through pilot scale within the same facility. We also own a facility of approximately 22,000 square feet facility in Owensboro, Kentucky for extraction and downstream bioprocessing. The Owensboro facility's pilot plant is in operation at this time. Our subsidiary, Large Scale Proteomics, leases approximately 7,500 square feet of laboratory and office facilities in Rockville, Maryland.

LEGAL PROCEEDINGS

We have filed an opposition against the grant of a European patent filed by Axis Genetics, Ltd., that is now believed to be owned or controlled by Dow. The European Patent Office Opposition Division has issued a Preliminary Opinion indicating that the claims in the patent are not patentable. The European Patent Office has scheduled oral proceedings to take place and has invited the parties to submit additional evidence prior to the oral proceedings. We have filed this additional evidence and prepared for the oral proceedings. We expect the European Patent Office to make a ruling on the patentability of the claims of the patent during the oral proceedings. If we are not successful in these oral proceedings or on appeal, and the claims in the patent are declared valid as originally granted, such claims may be viewed by the owner of the patent as covering some of our activities, if practiced in Europe. We believe that corresponding issued patents in the United States do not cover our present or planned activities. There can be no assurance that another corresponding U.S. patent will not issue from a pending U.S. patent application that would include claims corresponding to the European patent. If our opposition is unsuccessful, there can be no assurance that we will be able to obtain a license or that we will be successful in an infringement action brought by the patent owner in individual countries where infringement actions may be brought against us.

GOVERNMENT REGULATION

Regulation of Pharmaceutical Products

The development, production and marketing of any pharmaceutical products developed by us or our collaborators will be subject to extensive regulation by United States and foreign governmental authorities. In the United States, new drugs are subject to regulation under the Federal Food, Drug and Cosmetic Act and biological products are subject to regulation both under certain provisions of that Act and under the Public Health Services Act. The FDA regulates, among other things, the development, testing, manufacturing, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of new biologics and drugs. The process of obtaining FDA approval has historically been costly and time-consuming.

The standard process required by the FDA before a pharmaceutical agent may be marketed in the United States includes:

     - preclinical studies;

     - submission to the FDA of an Investigational New Drug application, or IND, which must become effective before human clinical trials may commence;

     - adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug or biologic in our intended application;

     - for drugs, submission of a New Drug Application, or NDA, or a Biologic License Application, or BLA, with the FDA; and

     - FDA approval of the NDA or BLA prior to any commercial sale or shipment of the drug.

In addition to obtaining FDA approval for each product, each drug manufacturing establishment must be inspected and approved by the FDA. All manufacturing establishments are subject to inspections by the FDA and by other federal, state and local agencies and must comply with current GMP requirements.

The preclinical studies can take several years to complete, and there is no guarantee that an IND based on those studies will become effective to even permit clinical testing to begin. Once clinical trials are initiated, they generally take two to five years, but may take longer, to complete. After completion of clinical trials of a new drug or biologic product, FDA marketing approval of the NDA or BLA must be obtained. This process requires substantial time and effort and there is no assurance that the FDA will accept the NDA or BLA for filing and, even if filed, that approval will be granted. In the past, the FDA's approval of the NDA or BLA has taken, on average, two to five years; if questions arise, approval can take more than five years.

In addition to regulatory approvals that must be obtained in the United States, a drug product is also subject to regulatory approval in other countries in which it is marketed, although the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any drug product in a country until an appropriate application has been approved by the regulatory authorities in that country. FDA approval does not assure approval by other regulatory authorities. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of a drug product must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves a drug product, it may not approve satisfactory prices for the product.

Regulation of Genetically-Modified Food Products

The FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. The FDA has announced that it will apply the same regulatory standards to foods developed through genetic modification as applied to foods developed through traditional agricultural methods. Genetically modified food products therefore could be subject to FDA pre-market review, and products we are developing with our collaborators, such as Dow, may become subject to lengthy FDA reviews. If the FDA concludes that these products are food additives, or raise safety questions, it may not approve them in a timely manner, or at all. Any failure to obtain, or a significant delay in obtaining, such approvals would adversely affect our ability or the ability of our collaborators to market products successfully, thereby reducing or eliminating product revenues or royalties to us. In addition, these products may be subject to substantial review by foreign governmental regulatory authorities that could prevent or delay approval in those countries.

Regulation by USDA

We must comply with USDA regulations for outdoor releases of genetically engineered organisms as well as other products designed for use on or with agricultural products. Recently, the USDA released new rules that prohibit the inclusion of genetically modified ingredients in products labeled as organic. The USDA rules also prohibit the use of genetically modified fibers in clothing labeled as organic. These new rules could adversely affect products under development with our collaborators, including Dow. In addition, the USDA prohibits genetically modified plants from being grown and transported except pursuant to an exemption, or under special permits. We may use genetically modified plants as screening or production hosts. Changes in USDA policy regarding the movement or field release of genetically modified plant hosts could adversely affect our business.

Other Regulations

In addition to the foregoing, our business is and will be subject to regulation under various state and federal environmental laws, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act. These and other laws govern our use handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. We believe that we are in material compliance with applicable environmental laws and that our continued compliance with these laws will not have a material adverse effect on our business. We cannot predict, however, whether new regulatory restrictions on the production, handling and marketing of biotechnology products will be imposed by state or federal regulators and agencies or whether existing laws and regulations will not adversely affect us in the future.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND SCIENTIFIC ADVISORS

The following table sets forth information regarding our executive officers, directors and scientific advisors as of March 15, 2000:

---------------------------------------------------------------------------------------------------------
                      NAME                        AGE                        POSITION
                      ----                        ---                        --------
---------------------------------------------------------------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
Robert L. Erwin(2)(3)(4)........................  46     Chairman of the Board, Chief Executive Officer
                                                         and Director
David R. McGee, Ph.D. ..........................  50     Senior Vice President, Chief Operating Officer
                                                         and Assistant Secretary
Laurence K. Grill, Ph.D. .......................  50     Senior Vice President, Research and Development
John S. Rakitan.................................  55     Senior Vice President, General Counsel and
                                                         Secretary
R. Barry Holtz, Ph.D. ..........................  53     Senior Vice President, Bioprocess Development
Daniel Tuse, Ph.D. .............................  48     Vice President, Pharmaceutical Development
Michael D. Centron..............................  44     Treasurer and Controller
N. Leigh Anderson, Ph.D. .......................  50     Director
Marvyn Carton(1)................................  82     Director
Bernard I. Grosser, M.D.(2).....................  70     Director
Charles A. Hayes(1)(4)..........................  65     Director
Sol Levine(3)...................................  71     Director
John W. Maki(3)(4)..............................  39     Director
John J. O'Malley................................  52     Director
James P. TenBroek(1)(2).........................  39     Director
Robert J. Walden................................  44     Director
Jacobo Zaidenweber, M.D. .......................  70     Director
SCIENTIFIC ADVISORS
Ronald W. Davis, Ph.D. .........................  58     Scientific Advisor
Edgar G. Engelman, M.D. ........................  54     Scientific Advisor
Michael E. Selsted, M.D., Ph.D. ................  49     Scientific Advisor
T. Michael Wilson, Ph.D. .......................  49     Scientific Advisor

---------------
(1) Member of audit committee

(2) Member of the compensation committee

(3) Member of the executive committee

(4) Member of the nominating committee

ROBERT L. ERWIN. Mr. Erwin co-founded Large Scale Biology in 1987 and has been Chairman of the Board and Chief Executive Officer since 1992. From 1988 to 1992, Mr. Erwin served as our President and Chief Executive Officer. As a co-founder of Sungene Technologies Corporation, he served as Vice President of Research and Product Development from 1981 through 1986. Mr. Erwin is the former chairman of the State of California Breast Cancer Research Council and currently serves on the University of California president's Engineering Advisory Council. He is Chairman of the Supervisory Board of Icon Genetics, AG. Mr. Erwin has served on the Biotechnology Industry Advisory Board for Iowa State University. Mr. Erwin received his M.S. degree in genetics from Louisiana State University.

DAVID R. MCGEE, PH.D. Dr. McGee co-founded Large Scale Biology and has served as Vice President since 1987, Assistant Secretary since 1991 and as Senior Vice President and Chief Operating Officer since 1997. Prior to joining us, from 1983 to 1987, Dr. McGee was Vice President of Operations at Sungene Technologies Corporation. Dr. McGee received his

Ph.D. in genetics from Louisiana State University and served as a faculty instructor of zoology and genetics at Louisiana State University.

LAURENCE K. GRILL, PH.D. Dr. Grill co-founded Large Scale Biology and has served as Large Scale Biology's Vice President, Research and Development since 1987 and as Senior Vice President since 1999. Dr. Grill was employed as the Manager of Plant Molecular Biology for Sandoz Crop Protection Corporation from 1984 to 1987 and Senior Research Scientist in the Department of Molecular Biology at Zoecon Research Institute from 1980 to 1984. He received his Ph.D. in plant pathology from the University of California at Riverside.

JOHN S. RAKITAN. Mr. Rakitan joined Large Scale Biology in 1987 as the controller. From 1988 to 1990, he served as treasurer. Mr. Rakitan was appointed Vice President, General Counsel and Assistant Secretary in 1988, Secretary in 1991 and Senior Vice President in 1999. Prior to joining us, Mr. Rakitan was an attorney in private practice. Mr. Rakitan received his J.D. degree from the University of Notre Dame.

R. BARRY HOLTZ, PH.D. Dr. Holtz joined Large Scale Biology in 1989 as a Vice President of Bioprocess Development. Dr. Holtz has served as Large Scale Biology's Vice President, Bioprocess Development since 1989, and as Senior Vice President since 1999. From 1981 to 1989, Dr. Holtz was President of Holtz Bioengineering, Inc. Dr. Holtz received his Ph.D. in biochemistry from Pennsylvania State University and served as Assistant Professor in the Department of Food Science and Nutrition at Ohio State University.

DANIEL TUSE, PH.D. Dr. Tuse joined Large Scale Biology as Vice President, Pharmaceutical Development in 1995. Prior to joining Large Scale Biology, Dr. Tuse was Assistant Director of the Life Sciences Division of SRI International. Dr. Tuse received his Ph.D. in Microbiology from the University of California, Davis.

MICHAEL D. CENTRON. Mr. Centron joined Large Scale Biology as the controller in 1988. He has served as Large Scale Biology's treasurer since 1991. Prior to joining us, Mr. Centron was Audit Supervisor for Varian Associates from 1985 through 1988. Mr. Centron also worked for Arthur Young and Co., currently Ernst & Young. Mr. Centron is a certified public accountant and received his B.S. in economics from the Wharton School at University of Pennsylvania and his M.B.A. degree from the University of California at Berkeley.

N. LEIGH ANDERSON, PH.D. Dr. Anderson was elected to the board of directors of Large Scale Biology in September 1999. Dr. Anderson serves as President and Chief Executive Officer of Large Scale Proteomics Corporation, a company he co-founded in 1985. Dr. Anderson obtained his B.A. in Physics with honors from Yale and a Ph.D. in Molecular Biology from Cambridge University (England).

MARVYN CARTON. Mr. Carton was elected to the board of directors of Large Scale Biology from 1988 to 1990 and currently since October 1998. Mr. Carton is a former Executive Vice President and Director with the investment-banking firm of Allen & Company. Mr. Carton received his B.A. from Brown University and his M.B.A. from New York University.

BERNARD I. GROSSER, M.D. Dr. Grosser was elected to the board of directors of Large Scale Biology in 1996. Dr. Grosser is Chairman, Department of Psychiatry, University of Utah, and he also serves as a director of Human Pheromone Sciences, Inc. Dr. Grosser received his B.A. from the University of Massachusetts, his M.S. in Zoology from the University of Michigan and his M.D. from Case Western Reserve University.

CHARLES A. HAYES. Mr. Hayes was elected to the board of directors of Large Scale Biology in 1990. Mr. Hayes is Chairman and Chief Executive Officer of Guilford Mills in Greensboro, North Carolina. Mr. Hayes has served as a director of U.S. Trust, North Carolina, and is a director of Piedmont Associated Industries and the Knitted Textile Association.

SOL LEVINE. Mr. Levine was elected to the board of directors of Large Scale Biology in 1992. Mr. Levine is a director of Wesley Jessen VisionCare, Inc. Mr. Levine is a member of Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. Levine is the former President of Revlon, Inc.

JOHN W. MAKI. Mr. Maki was elected to the board of directors of Large Scale Biology in May 1997. In November 1999, Mr. Maki became a Managing Director of Audax Management Company New Jersey LLC, a division of Audax Group LLC. From 1998 through 1999 Mr. Maki was a Managing Director of Technology Directors, Inc. and also served as a Managing Director of Technology Directors II LLC from 1997 through 1998. He was a Principal at Bain Capital, Inc. from 1993 to 1997. Mr. Maki is also a member of the Supervisory Board of Icon Genetics, AG, and a director of Wesley Jessen VisionCare, Inc.

and is a member of Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. Maki received his B.A. in economics from Harvard College.

JOHN J. O'MALLEY. Mr. O'Malley was elected to the board of directors of Large Scale Biology in May 1997. In November 1999, Mr. O'Malley became a Managing Director of Audax Management LLC, a division of Audax Group LLC. From April through November 1999, Mr. O'Malley served as Managing Director of Technology Directors, Inc. From 1994 to 1999 he was Executive Vice President of Bain Capital, Inc. He is a director of Wesley Jessen VisionCare, Inc. and is a member of Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. O'Malley received his A.B. in Economics from Middlebury College and his M.B.A. from the Wharton School of the University of Pennsylvania.

JAMES P. TENBROEK. Mr. TenBroek was elected director of Large Scale Biology in May 1997. Mr. TenBroek has been a Managing Director with Wind Point Partners III, LP since 1997, Wind Point Partners IV, LP since 1998 and was an investment professional with Golder, Thoma, Cressey, Rauner, Inc. from 1994 to September, 1997. Mr. TenBroek is the managing member of Technology Directors BST II, LLC and a member of Technology Directors II, LLC. Mr. TenBroek received his A.B. in Engineering from Dartmouth College, his M.S. in electrical engineering from Cornell University and his MBA from Harvard Business School.

ROBERT J. WALDEN. Mr. Walden was elected director of Large Scale Biology in May 1999. Mr. Walden has served as Vice President, Finance, at Large Scale Proteomics Corporation since 1997. Mr. Walden previously served as Vice President of Finance and Administration at Osiris Therapeutics, Inc. and as Chief Financial Officer at the American Type Culture Collection. Mr. Walden received his degree in Finance from the University of Maryland.

JACOBO ZAIDENWEBER, M.D. Dr. Zaidenweber was elected director of Large Scale Biology in 1987. Dr. Zaidenweber is Chairman of the Board of American Textiles Corporation. He has served as the Coordinator for the Private Sector for the North American Free Trade Agreement in the Section of Textiles and Tariffs. He is the former President of the Coordinating Committee of the United States-Mexico Chamber of Commerce. Dr. Zaidenweber received his medical degree from the University of Mexico.

SCIENTIFIC ADVISORS

We have consulting arrangements with scientists who serve as our advisors. Our advisors were chosen for their expertise in fields that are important to the research and development of our products. We generally compensate our scientific advisors for their services with a combination of cash payments and stock options. We are supporting research projects in the laboratories of some of our scientific advisors and we intend to continue such collaborations. Some, but not all, of the scientific advisors participating in these collaborations are compensated for their services to us.

Our scientific advisors presently include the following persons:

RONALD W. DAVIS, PH.D. Dr. Davis is a professor in the Department of Biochemistry at Stanford University School of Medicine. He acts as a scientific advisor in the field of functional genomics.

EDGAR G. ENGLEMAN, M.D. Dr. Engleman is a professor of Pathology and Medicine at the Stanford University Medical School Blood Center. He acts as a scientific advisor in the field of medicine.

MICHAEL E. SELSTED, PH.D., M.D. Dr. Selsted is a professor of Pathology, College of Medicine, University of California, Irvine, Pathology and Infectious Disease. Dr. Selsted acts as an advisor in the field of host defense mechanisms and molecular biology.

T. MICHAEL A. WILSON, PH.D. Dr. Wilson is Chief Executive Officer of Horticultural Research International, a government institute in Wellesbourne, United Kingdom. Formerly he was a professor at Rutgers University. Dr. Wilson acts as an advisor in the field of virology.

We also retain other consultants and business and technical advisors that we believe have the potential to strengthen our competitive position.

BOARD OF DIRECTORS

Our bylaws currently provide for a board of directors consisting of eleven directors. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified. The executive officers serve at the discretion of the board of directors.

Board Committees

We have established an audit committee composed of independent directors that reviews and supervises our financial controls, including the selection of our auditors, reviews our books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of our auditors and takes further actions as the audit committee deems necessary to complete an audit of our books and accounts, as well as other matters that may come before it or as directed by the board. The audit committee currently consists of three directors: Messrs. Carton, Hayes and TenBroek.

We have established an executive committee to act on an interim basis between meetings of the full Board of Directors with all of the authority and power of the full Board of Directors in the management of our business and affairs, except as otherwise limited by our by-laws. The Executive Committee currently consists of three directors: Messrs. Erwin, Levine and Maki.

We have established a nominating committee to recommend to the Board of Directors individuals for appointment or election as directors of the company. The nominating committee currently consists of three directors: Messrs. Erwin, Hayes and Maki.

We have also established a compensation committee that reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of three directors: Messrs. Erwin, Grosser and TenBroek.

Director Compensation

Directors who are not our employees have not been paid any cash compensation but do receive stock options and reimbursement of out-of-pocket travel expenses for attendance at meetings of the board of directors. In 1999, we granted options to purchase 15,000 shares at an exercise price of $11.25 per share to Messrs. Carton, Hayes, Levine, Maki, O'Malley, TenBroek and Drs. Grosser and Zaidenweber. In 1989, we granted Mr. Carton options to purchase 10,000 shares at an exercise price of $3.50 per share, and in 1995, we granted Mr. Hayes options to purchase 9,000 shares at an exercise price of $12.62 per share. Additionally, in 1995, we granted Mr. Levine options to purchase 25,000 shares at $12.62 per share and in 1992-93 granted him 125,000 options at $3.50 per share. Directors who are also our employees do not receive additional compensation for serving as directors.

COMPENSATION COMMITTEE INTERLOCKS

None of our compensation committee members is an employee of or ever was an employee of Large Scale Biology, other than Mr. Erwin, our Chairman of the Board and Chief Executive Officer. Mr. TenBroek, who serves on our compensation committee, is affiliated with two of our significant stockholders. See "Transactions and Relationships with Related Parties." None of our executive officers serves on the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board or our compensation committee.

EXECUTIVE OFFICERS

Our executive officers are appointed by and serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation in 1999 of our chief executive officer and our four other most highly compensated executive officers.

                                                     -----------------------------------------------------------------
                                                                  ANNUAL COMPENSATION(1)        LONG-TERM COMPENSATION
                                                     FISCAL   -------------------------------   ----------------------
                                                      YEAR                                            SECURITIES
            NAME AND PRINCIPAL POSITION              ENDED    SALARY($)   BONUS($)   OTHER($)   UNDERLYING OPTIONS(#)
            ---------------------------              ------   ---------   --------   --------   ----------------------
Robert L. Erwin....................................   1999     184,000     12,000         --           100,000
  Chairman of the Board and Chief Executive Officer
N. Leigh Anderson, Ph.D............................   1999     174,000     12,000     29,000(2)         50,000
  President and Chief Executive Officer, Large
  Scale Proteomics
Laurence K. Grill, Ph.D............................   1999     147,000     12,000         --            50,000
  Senior Vice President, Research
R. Barry Holtz, Ph.D...............................   1999     147,000     12,000         --            50,000
  Senior Vice President, Bioprocess Development
David R. McGee, Ph.D...............................   1999     165,000     12,000         --            50,000
  Senior Vice President and Chief Operating Officer

---------------
(1) Excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary or bonus in 1999.

(2) Represents payments of deferred compensation accrued prior to our acquisition of Large Scale Proteomics.

Option Grants in Fiscal 1999

The following table sets forth information with respect to stock options granted to our chief executive officer and our four other most highly compensated executive officers. Amounts in the following table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent an estimate or projection of our future common stock prices. The amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock options exercises are dependent on future performance of our common stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.

                                             ------------------------------------------------------------------------------
                                                              INDIVIDUAL GRANTS
                                             ----------------------------------------------------
                                              NUMBER OF                                              POTENTIAL REALIZABLE
                                              SHARES OF                                             VALUE AT ASSUMED ANNUAL
                                               COMMON       PERCENT OF                               RATES OF STOCK PRICE
                                                STOCK      TOTAL OPTIONS                            APPRECIATION FOR OPTION
                                             UNDERLYING     GRANTED TO                                       TERM
                                               OPTIONS     EMPLOYEES IN    EXERCISE    EXPIRATION   -----------------------
                   NAME                        GRANTED         1999        PRICE ($)      DATE        5%($)       10%($)
                   ----                      -----------   -------------   ---------   ----------   ---------   -----------
Robert L. Erwin............................    100,000          6.3%         11.25      12/30/09     707,506     1,792,960
N. Leigh Anderson, Ph.D....................     50,000          3.2%         11.25      12/30/09     353,753       896,480
Laurence K. Grill, Ph.D....................     50,000          3.2%         11.25      12/30/09     353,753       896,480
R. Barry Holtz, Ph.D.......................     50,000          3.2%         11.25      12/30/09     353,753       896,480
David R. McGee, Ph.D.......................     50,000          3.2%         11.25      12/30/09     353,753       896,480

In 1999, we granted options to purchase an aggregate of 1,585,375 shares to employees, directors and consultants under our 1990, 1992 and 1999 stock option plans at an exercise price determined in good faith by our Board of Directors.

Aggregated Option Exercises in 1999 and Fiscal Year End Option Values

The following table sets forth information with respect to option exercises in 1999 and the value of options at December 31, 1999 for our chief executive officer and our four other most highly compensated executive officers. The value of unexercised "in-the-money" options at December 31, 1999 is based upon a valuation by our board of directors of our common stock at $10.00 per share.

                                    -----------------------------------------------------------------------------------------
                                                                        NUMBER OF SHARES OF
                                                                      COMMON STOCK UNDERLYING
                                                                        UNEXERCISED OPTIONS          VALUE OF UNEXERCISED
                                                                          AND WARRANTS AT           IN-THE-MONEY OPTIONS AT
                                    COMMON STOCK                         DECEMBER 31, 1999           DECEMBER 31, 1999($)
                                    ACQUIRED ON        VALUE        ---------------------------   ---------------------------
               NAME                 EXERCISE(#)     REALIZED($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                 ------------   --------------   -----------   -------------   -----------   -------------
Robert L. Erwin...................        --               --             --         100,000            --           --
N. Leigh Anderson, Ph.D. .........        --               --             --          50,000            --           --
Laurence K. Grill, Ph.D. .........     2,000           13,000         13,000          50,000        85,000           --
R. Barry Holtz, Ph.D. ............     6,744           47,000         15,000          50,000        98,000           --
David R. McGee, Ph.D. ............        --               --         15,000          50,000        98,000           --

BENEFIT PLANS

2000 Stock Incentive Plan

Introduction. Our 2000 stock incentive plan is intended to serve as the successor program to our 1999 stock option plan. The 2000 plan will be adopted by our Board and approved by our stockholders prior to the completion of this offering. The 2000 plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options under our 1999 plan, including options granted under our 1988, 1990 and 1992 stock plans which were incorporated into our 1999 stock option plan, will be transferred to the 2000 plan, and no further option grants will be made under the prior plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 2000 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 plan.

Share Reserve.                shares of our common stock have been authorized
for issuance under the 2000 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1999 plan plus an additional
increase of           shares. The share reserve under our 2000 plan will
automatically increase on the first trading day in January each calendar year from 2001 through 2005, by an amount equal to 3% of the total number of shares of our common stock outstanding on the last trading day of December in the prior
year, but in no event will this annual increase exceed           shares. In
addition, no participant in our 2000 plan may be granted stock options or direct stock issuances for more than 1,000,000 shares of common stock per calendar year.

Programs. Our 2000 plan has five separate programs:

     - the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

     - the stock issuance program, under which eligible individuals may be issued shares of our common stock directly through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;

     - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below market stock option grants;

     - the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

     - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash for the year to the acquisition of special below-market option grants.

Eligibility. The individuals eligible to participate in our 2000 plan include our officers and other employees, our board members and any consultants that we hire.

Administration. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program if that program is put into effect for one or more calendar years.

Plan Features. Our 2000 plan will include the following features:

     - The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

     - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1999 plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1988, 1990, 1992 and 1999 plans have any stock appreciation rights.

Change in Control. The 2000 plan will include the following change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances:

     - If we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program that is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation;

     - The compensation committee will have complete discretion to grant one or more options that will become exercisable for all the option shares if those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 2000 plan may be accelerated upon similar terms and conditions.

     - The compensation committee will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation.

     - The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest in connection with a successful tender offer for more than fifty percent of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     - The options currently outstanding under our 1988, 1990, 1992 and 1999 plans will immediately vest if we are acquired by a merger or asset sale and the acquiring company does not assume those options. Certain of those options, however, contain an additional vesting acceleration feature that will result in the immediate vesting of all or part of those options upon an involuntary termination of the optionee's employment within 18 months following an acquisition in which those options are assumed.

Salary Investment Option Grant Program. If the compensation committee decides to put this program into effect for one or more calendar years, each executive officer or other highly compensated employee selected for participation in the program may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments during the calendar year for which the salary reduction is to be in effect.

Automatic Option Grant Program. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant for 10,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders' meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 2,500 shares of common stock, provided such individual has served on the board for at least six months.

Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option that are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 10,000-share automatic option grant will vest in a series of four successive annual installments upon the optionee's completion of each year of board service over the four year period measured from the grant date. The shares subject to each annual 2,500-share automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

Director Fee Option Grant Program. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments during the calendar year for which the retainer fee election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

Additional Program Features. Our 2000 plan will also have the following features:

     - Outstanding options under the salary investment, automatic option grant and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

     - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

     - The board may amend or modify the 2000 plan at any time, subject to any required stockholder approval. The 2000 plan will terminate no later than
              2010.

Employee Stock Purchase Plan

Our employee stock purchase plan will be adopted by our Board of Directors and approved by our stockholders prior to the completion of this offering. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

We have 500,000 shares of our common stock that will initially be reserved for issuance under the plan. The reserve will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2001, by an amount equal to 1% of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year.
In no event will any annual increase exceed        shares.

The plan will have a series of successive overlapping offering periods, with a new offering period beginning on the first business day of May and November each year. Each offering period will continue for a period of 24 months, unless otherwise determined by our compensation committee. However, the initial offering period will start on the date the underwriting agreement for this offering is signed and will end on the last business day of April 2002. The next offering period will start on the first business day of November 2000 and end on the last business day of October 2002.

Employees scheduled to work more than 20 hours per week for more than five calendar months per year may participate in the plan and may join an offering period on the start date of that period. Employees may participate in only one offering period at any time.

A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year, with the first purchase to occur on the last business day of October 2000. The purchase price per share on each semi-annual purchase date will be equal to 85% of the fair market value per share on the start date of the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. However, a participant may not purchase more than 2,500 shares on any purchase date, and not more than 125,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the 24-month offering period, then that offering period will automatically terminate, and all participants in the terminated offering period will automatically be transferred to the new offering period commencing immediately thereafter.

Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

The following provisions will also be in effect under the plan:

     - The plan will terminate no later than the last business day of April
       2010.

     - The board may at any time amend, suspend or discontinue the plan. However, some amendments may require stockholder approval.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND
CHANGE IN CONTROL ARRANGEMENTS

We have entered into employee agreements as part of the acquisition of our subsidiary, Large Scale Proteomics, with two of the founders of that company:
Dr. N. Leigh Anderson, who is one of our directors, and Dr. Norman Anderson, who is the Chief Scientist of Large Scale Proteomics and Dr. N. Leigh Anderson's father. The agreements provide for base salaries of $185,000 and participation in employee benefits provided to other salaried employees. Each agreement provides for non-competition with Large Scale Proteomics over the five-year term of the agreement. In the event Dr. N. Leigh Anderson's employment is terminated without cause or on other specific conditions, he would have a license for non-competitive applications of the technology of Large Scale Proteomics owned prior to our acquisition of Large Scale Proteomics. In lieu of a similar license to use Large Scale Proteomics pre-existing technology, Dr. Norman Anderson received a cash settlement of $20,833 per month payable over two years.

We have also entered into a License and Consulting Agreement with Dr. Norman Anderson covering biochip technology developed by Dr. Norman Anderson. The agreement provides for a $4,000 per month consulting fee over two years and license fee of $6,667 per month over five years. The license is a worldwide, exclusive, non-royalty bearing license to certain biochip technology.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our certificate of incorporation eliminates to the maximum extent allowed by the Delaware General Corporation Law, directors' personal liability to us or our stockholders for monetary damages for breaches of fiduciary duties. Our certificate of incorporation does not, however, eliminate or limit the personal liability of a director for the following:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against liabilities, other than liabilities arising from intentional or knowing and culpable violations of law, that may arise by reason of their status or service as our as directors or executive officers of Large Scale Biology or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers.

Prior to the consummation of this offering, we will obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which we are required to indemnify them.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

              TRANSACTIONS AND RELATIONSHIPS WITH RELATED PARTIES

SALES OF SECURITIES

In January 1999, in connection with the acquisition of our subsidiary, Large Scale Proteomics, we issued 2,287,634 shares of our Series G convertible preferred stock in exchange for 92.5% of the outstanding shares of Large Scale Proteomics' capital stock. In March 2000, we purchased the remaining 7.5% of its capital stock for aggregate purchase price of approximately $74,000. The Series G convertible preferred stock agreement contains a put option which gives Series G convertible preferred stockholders the option to require Large Scale Biology to purchase their shares at a price of $10 per share upon the occurrence of certain events. This option terminates on the date of the final prospectus for this offering. Prior to our purchase of Large Scale Proteomics, Drs. N. Leigh Anderson and Norman Anderson owned 43% of the equity securities of that company. Dr. N. Leigh Anderson received 830,965 shares and Dr. Norman Anderson received 224,290 shares of our Series G convertible preferred stock.

In March and April 1998, we issued and sold 1,000,000 shares of our Series F convertible preferred stock at a price of $7.00 per share to a group of private investors that included the following directors, executive officers and 5% stockholders:

                                                              ---------------------------
                                                                  SHARES OF SERIES F
                         PURCHASER                            CONVERTIBLE PREFERRED STOCK
                         ---------                            ---------------------------
Marvyn Carton...............................................             37,857
Technology Directors II BST, LLC(1).........................            759,404

-------------------------
(1) Four of our directors, Sol Levine, John W. Maki, John J. O'Malley and James
    P. TenBroek, are members of Technology Directors II BST, LLC.

Pursuant to a purchase agreement dated May 14, 1997, Technology Directors II, LLC, a greater than 5% stockholder, purchased all 2,536,260 shares of our common stock held by a third-party investor from the investor at a price as agreed by the parties.

Holders of shares of our preferred stock and our common stock issued or issuable upon conversion thereof and some holders of our common stock are entitled to registration rights. See "Description of Capital Stock -- Registration Rights."

AGREEMENT WITH DOW

In September 1998, we entered into a three year collaboration and license agreement with Dow. The Dow agreement provides funding for sponsored genomics research, royalties upon sales by Dow of products that result from this collaboration and payments when specific milestones are reached. In connection with the Dow agreement, we issued to Dow a warrant to purchase up to 1,232,061 shares of our common stock at an exercise price of $10.00 per share, subject to increases over time to up to $15.21 per share. As of December 31, 1999, 1,232,061 shares of common stock were issuable under the warrant at $13.23 a share. The warrant exercise price increases to $15.21 on September 1, 2000. The warrant expires upon the earlier of August 31, 2003 or two years after termination of the Dow agreement. The revenues we recognized under the Dow agreement in 1998 were $2.9 million and in 1999 were $14.2 million.

AGREEMENTS WITH OFFICERS AND DIRECTORS

We have entered into employment arrangements with our executive officers. See "Management -- Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements."

We have granted options and issued common stock to our executive officers and directors. See "Management -- Board of Directors -- Director Compensation," "-- Benefit Plans" and "Principal Stockholders."

We have entered into an indemnification agreement with each of our executive officers and directors. See "Management -- Limitation of Liability and Indemnification."

We have entered into non-competition and confidentiality agreements with one of our directors, Dr. N. Leigh Anderson, and with Dr. Norman Anderson, who is the Chief Scientist of Large Scale Proteomics and Dr. N. Leigh Anderson's father.

In 1998 we entered into a consulting and business development arrangement with Technology Directors, Inc., an affiliate of Technology Directors II, LLC and Technology Directors II BST, LLC, which each own more than 5% of our stock. Under the agreement, Technology Directors, Inc. is entitled to receive a fee of up to approximately $800,000 depending on payments made in connection with the Dow agreement. At the time of the agreement, two of our directors, Messrs. Maki and O'Malley, were managing directors of Technology Directors, Inc. and Messrs. Levine, Maki, O'Malley and TenBroek are members of the affiliated entities, Technology Directors II, LLC and Technology Directors II BST, LLC. Under this agreement, we paid $285,000 in 1999 and $219,000 in 1998. Further, in 1998 we entered into a consulting agreement with Technology Directors, Inc. for consulting services to be provided by Mr. Maki, one of our directors, and, in 1999, the agreement was expanded to include Mr. O'Malley, another of our directors, under this agreement. Technology Directors, Inc. received an additional $333,000 in 1999 and $83,000 in 1998, as well as expense reimbursements of $26,000 in 1999.

In March 1997, we entered into a research and development program with Wesley Jessen Corporation for development of novel anti-infective products for certain ophthalmic applications. Three of our directors, Messrs. Maki, O'Malley, and Levine, are directors of Wesley Jessen Corporation. In connection with this program, we received payments of $525,000 in 1997 and $125,000 in 1998.

In 1999, we entered into a license agreement with Icon Genetics, AG, and the International Institute of Cell Biology, National Academy of Sciences of Ukraine. Robert L. Erwin, our Chief Executive Officer and Chairman of the Board, serves as Chairman of the Supervisory Board of Icon Genetics. Mr. John Maki, one of our directors, is a member of the Supervisory Board and a principal shareholder of Icon Genetics AG. The license provides us an exclusive, worldwide, fully paid-up license to specified technology for a license fee payable in eight quarterly installments of $37,500. An additional $200,000 is payable upon achievement of specified milestones. We were also granted a worldwide, non-exclusive license to additional technology, subject to a 2% royalty on net sales of products developed with such technology. Under the agreement, we paid $213,000 in 1999 to Icon Genetics and the International Institute of Cell Biology.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

The table below sets forth information regarding the beneficial ownership of our common stock as of March 15, 2000, by the following individuals or groups:

     - Each person or entity who is known by us to own beneficially greater than 5% of our outstanding stock

     - Our chief executive officer and our four other most highly compensated executive officers

     - Each of our directors and

     - All directors and executive officers as a group.

Each stockholder's percentage ownership in the following table is based on 11,884,051 shares of common stock outstanding as of March 15, 2000, as adjusted to assume the conversion of all outstanding shares of our convertible preferred stock into our common stock. For purposes of calculating each stockholder's percentage ownership, any shares of common stock as to which the stockholder has sole or shared voting power and any options or warrants exercisable within 60 days after March 15, 2000 held by a stockholder listed in the table below are treated as outstanding shares.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Large Scale Biology Corporation, 3333 Vaca Valley Parkway, Suite 1000, Vacaville, California 95688. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

------------------------------------------------------------------------------------------------------------------------
                                                                              PERCENTAGE OF SHARES BENEFICIALLY OWNED
                NAME AND ADDRESS OF                   NUMBER OF SHARES     ---------------------------------------------
                 BENEFICIAL OWNER                    BENEFICIALLY OWNED    PRIOR TO THIS OFFERING    AFTER THIS OFFERING
                -------------------                  ------------------    ----------------------    -------------------
The Dow Chemical Company...........................      1,232,061(1)               10.4%
  2030 Dow Center
  Midland, MI 48674
Technology Directors II, LLC.......................      2,536,260                  21.3%
  460 Bloomfield Ave., Ste. 200
  Montclair, NJ 07042
Technology Directors II BST, LLC...................        759,404                   6.4%
  460 Bloomfield Ave., Ste. 200
  Montclair, NJ 07042
N. Leigh Anderson, Ph.D.(2)........................        832,215                   7.0%
  9620 Medical Center Drive
  Rockville, MD 20850
Robert L. Erwin(3).................................        417,342                   3.5%
Marvyn Carton(4)...................................        131,671                   1.1%
Bernard I. Grosser, M.D.(5)........................         72,280                     *
Charles Hayes(6)...................................         66,789                     *
Sol Levine(7)......................................        251,465                   2.1%
John W. Maki(8)....................................      3,296,914                  27.7%
John J. O'Malley(9)................................      3,296,914                  27.7%
James P. TenBroek(10)..............................      3,305,914                  27.8%
Robert J. Walden(11)...............................        107,614                     *
Jacobo Zaidenweber, M.D.(12).......................        465,001                   3.9%
Laurence K. Grill, Ph.D.(13).......................        198,270                   1.7%
R. Barry Holtz, Ph.D.(14)..........................         30,163                     *
David R. McGee, Ph.D.(15)..........................        202,250                   1.7%
Directors and officers as a group (17 persons).....      6,397,676                  53.8%

---------------
  * Less than one percent.

 (1) At March 15, 2000, in connection with the Dow agreement, The Dow Chemical Company beneficially owned a warrant to purchase 1,232,061 shares of our common stock. This warrant expires on the earlier of August 31, 2003 or two years after the termination of the Dow agreement.

 (2) Includes 664,772 shares of Series G convertible preferred stock owned by Dr. Anderson, 166,193 shares of Series G convertible preferred stock owned by Dr. Anderson's wife, with respect to which Dr. Anderson may be deemed to be a beneficial owner, and shares issuable upon exercise of an option to purchase 1,250 shares of common stock.

 (3) Includes 413,067 shares of common stock, 2,857 shares of Series C convertible preferred stock convertible into 3,025 shares of common stock, and shares issuable upon exercise of an option to purchase 1,250 shares of common stock.

 (4) Includes 65,000 shares of common stock, 20,000 shares of Series B convertible preferred stock, 7,143 shares of Series C convertible preferred stock convertible into 7,564 shares of common stock and 37,857 shares of Series F convertible preferred stock, and shares issuable upon exercise of an option to purchase 1,250 shares of common stock.

 (5) Includes 15,000 shares of common stock, 16,791 shares of Series B convertible preferred stock, 22,829 shares of Series C convertible preferred stock convertible into 24,175 shares of common stock and 15,000 shares of Series D convertible preferred stock convertible into 15,064 shares of common stock, and shares issuable upon exercise of an option to purchase 1,250 shares of common stock.

 (6) Includes 15,000 shares of common stock, 25,000 shares of Series C convertible preferred stock convertible into 26,475 shares of common stock, 15,000 shares of Series D convertible preferred stock convertible into 15,064 shares of common stock, and shares issuable upon exercise of an option to purchase 10,250 shares of common stock.

 (7) Includes 50,000 shares of common stock, 50,000 shares of Series D convertible preferred stock convertible into 50,215 shares of common stock, and shares issuable upon exercise of options to purchase 151,250 shares of common stock. Mr. Levine has a non-voting interest as a member of Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. Levine's holdings do not include any shares of common stock held of record by Technology Directors II, LLC or shares of Series F convertible preferred stock held of record by Technology Directors II BST, LLC.

 (8) Includes 2,536,260 shares of common stock held of record by Technology Directors II, LLC, and 759,404 shares of Series F convertible preferred stock held of record by Technology Directors II, BST, LLC, all or a portion of which may be deemed to be owned beneficially by Mr. Maki as a result of his shared power to vote and/or dispose of the shares of our common stock and Series F convertible preferred stock held of record respectively by Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. Maki disclaims beneficial ownership of all of the shares, except to the extent of his pecuniary interest in Technology Directors II, LLC and Technology Directors II BST, LLC. Also includes shares issuable upon exercise of an option to purchase 1,250 shares of common stock.

 (9) Includes 2,536,260 shares of common stock held of record by Technology Directors II, LLC, and 759,404 shares of Series F convertible preferred stock held of record by Technology Directors II, BST, LLC, all or a portion of which may be deemed to be owned beneficially by Mr. O'Malley as a result of his shared power to vote and/or dispose of the shares of our common stock and Series F convertible preferred stock held of record respectively by Technology Directors II, LLC and Technology Directors II BST, LLC. Mr. O'Malley disclaims beneficial ownership of all of the shares, except to the extent of his pecuniary interest in Technology Directors II, LLC and Technology Directors II BST, LLC. Also includes shares issuable upon exercise of an option to purchase 1,250 shares of common stock.

(10) Includes 2,536,260 shares of common stock held of record by Technology Directors II, LLC, and 759,404 shares of Series F convertible preferred stock held of record by Technology Directors II, BST, LLC all or a portion of which may be deemed to be owned beneficially by Mr. TenBroek as a result of his shared power to vote and/or dispose of the shares of our common stock and Series F convertible preferred stock held of record respectively by Technology Directors II, LLC and Technology Directors II, BST LLC. Mr. TenBroek disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interests in Technology Directors II, LLC and Technology Directors II BST, LLC. Also includes 4,340 shares of common stock held in an individual retirement account for the benefit of Mr. TenBroek and 4,660 shares of common stock held in an individual retirement account for the benefit of Mr. TenBroek's wife, with respect to which Mr. TenBroek may be deemed to be a beneficial owner, and shares issuable upon exercise of an option to purchase 1,250 shares of common stock.

(11) Includes 106,364 shares of Series G convertible preferred stock, and shares issuable upon exercise of an option to purchase 1,250 shares of common stock.

(12) Includes 110,525 shares of common stock, 150,794 shares of Series A convertible preferred stock, 75,751 shares of Series B convertible preferred stock, 62,225 shares of Series C convertible preferred stock convertible into 65,896 shares of common stock, 60,525 shares of Series D convertible preferred stock convertible into 60,785 shares of common stock, held in the names of Dr. Zaidenweber, the estate of Dr. Zaidenweber's wife and Toreador, S.A., a corporation of which Dr. Zaidenweber may be deemed to exercise control, and shares issuable upon exercise of an option to purchase 1,250 shares of common stock.

(13) Includes 184,020 shares of common stock, and shares issuable upon the exercise of options to purchase 14,250 shares of common stock.

(14) Includes 13,913 shares of common stock and shares issuable upon the exercise of options to purchase 16,250 shares of common stock.

(15) Includes 186,000 shares of common stock and shares issuable upon the exercise of an option to purchase 16,250 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

At the closing of this offering, we will be authorized to issue           shares
of common stock, no par value, and           shares of undesignated preferred
stock, no par value, after giving effect to the amendment of our certificate of incorporation to delete references to the existing convertible preferred stock following conversion of that stock. The following description of capital stock gives effect to the certificate of incorporation to be filed prior to the closing of this offering. Immediately following the completion of this offering, and assuming no exercise of the underwriters' over-allotment option, an
aggregate of           shares of common stock will be issued and outstanding,
and no shares of convertible preferred stock will be issued and outstanding.

The following description of our capital stock is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or designate any series of preferred stock.

WARRANTS

At March 15, 2000, there was a warrant outstanding to purchase a total of 1,232,061 shares of our common stock at an exercise price of $13.23 per share. The warrant exercise price is subject to increase up to $15.21 on September 1, 2000. The warrant expires on the earlier of August 31, 2003 or two years after the termination of the Dow agreement. The warrant contains antidilutive provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrants upon the occurrence of any sale of shares below the warrant price, recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The shares of common stock issuable upon exercise of the warrants carry registration rights, as discussed below. The warrant has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the total exercise price.

At March 15, 2000 there were additional warrants outstanding to purchase a total of 29,322 shares of our common stock and shares of our Series E convertible preferred stock which will convert into 146,875 shares of our common stock upon the completion of this offering.

REGISTRATION RIGHTS

Upon completion of this offering, the holders of an aggregate of approximately shares of our common stock and warrants to purchase an aggregate of shares of our common stock will be entitled to certain rights with respect to the registration of the shares under the Securities Act. These rights are provided under the terms of agreements between us and the holders of these securities. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. Holders of these rights may also require us to file a registration statement under the Securities Act at our expense at any time six months after the closing of this offering with respect to their shares of common stock, and we are required to use our best efforts to effect the registration, subject to conditions and limitations. In addition, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations. Upon registration, these shares will be freely tradeable in the public market without restriction.

COMPLIANCE WITH CALIFORNIA LAW

We are currently subject to Section 2115 of the California General Corporation Law. Section 2115 provides that, regardless of a company's legal domicile, certain provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. For example, while we are subject to Section 2115, stockholders may cumulate votes in electing directors. This means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of the board of directors. When we are no longer subject to Section 2115, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all directors. In addition to this difference, Section 2115 has the following additional effects:

     - Enables removal of directors with or without cause with majority stockholder approval

     - Places limitations on the distribution of dividends

     - Extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares and

     - Provides for information rights and required filings in the event we effect a sale of assets or complete a merger

We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we will have at least 800 stockholders of record by the record date for our 2000 annual meeting of stockholders. If these two conditions occur, then we will not be subject to
Section 2115 as of the record date for our 2000 annual meeting of stockholders.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Our certificate of incorporation authorizes our board to establish one or more series of undesignated preferred stock, the terms of which can be determined by our board at the time of issuance. See "-- Preferred Stock." Our certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. In addition, our certificate of incorporation and bylaws do not permit our stockholders to call a special meeting of stockholders. Only our Chief Executive Officer, President, Chairman of the Board or a majority of the board of directors are permitted to call a special meeting of stockholders. Our bylaws require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting, and that the chairman of the board has the authority to adjourn any meeting called by the stockholders. Our bylaws also require a supermajority vote of members of the board of directors and/or stockholders to amend certain bylaw provisions. These provisions of our restated certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the company. These provisions also may have the effect of preventing changes in the management of the company. See "Risk Factors -- Provisions of our charter documents and Delaware law may inhibit a takeover, which could adversely affect our stock price."

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

     - prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by:

        -- persons who are directors and also officers; and

        -- employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.66% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include the following:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar for our common stock is Equiserve L.P. Its telephone number is (781) 575-2469.

                        SHARES AVAILABLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon the completion of this offering we will have           shares of common
stock outstanding and excluding:

     - 2,774,255 shares of common stock issuable upon the exercise of stock options outstanding at March 15, 2000 at a weighted average exercise price of $8.10 per share

     - 552,325 shares of common stock reserved for issuance under our stock option plans at March 15, 2000, and

     - 1,408,258 shares of common stock issuable upon the exercise of warrants outstanding at March 15, 2000 at a weighted average exercise price of $12.33 per share.

Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in
compliance with the limitations described below. The remaining           shares
of common stock will be deemed "restricted securities" as defined under Rule
144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

-------------------------------------------------------------------------
NUMBER OF
 SHARES                                  DATE
---------    ------------------------------------------------------------
             After the date of this prospectus, freely tradable shares
             sold in this offering and shares saleable under Rule 144(k)
             that are not subject to the 180-day or the 240-day lock-ups described below.
             After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule
             144 (subject, in some cases, to volume limitations) or Rule
             144(k)
             After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule
             701 (subject to repurchase by us)
             After 240 days from the date of this prospectus, a 240-day lock-up entered into by each of our officers and directors and certain related persons is released and these shares are saleable under Rule 144 (subject, in some cases, to volume limitations) or Rule 144(k) or, in certain cases, Rule 701
             (subject to repurchase by us)
             After 240 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144

RULE 144

In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, including any of our affiliates, who has beneficially owned shares for at least one year, including the holding period of any prior owner who is not an affiliate, is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then-outstanding shares of our common stock, which will be approximately shares immediately after this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

RULE 701

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144, but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director or consultant to Large Scale Biology who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their Rule 701 shares in reliance without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

Stock Options

As of March 15, 2000, options to purchase a total of 2,774,255 shares of common stock were outstanding, approximately 40% which were currently exercisable. We intend to file a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable under our 2000 stock incentive plan and our employee stock purchase plan. Accordingly, shares of common stock underlying these options will be eligible for sale in the public markets, subject to vesting restrictions or the lock-up agreements described below. See "Management -- Benefit Plans."

Lock-up Agreements

Each of our officers and directors and shareholders related to them have agreed, subject to limited exceptions, not to sell, without the prior written consent of J.P. Morgan Securities Inc., or otherwise dispose of any shares of our common stock, or securities substantially similar to our common stock, or options to acquire shares of our common stock or take any action to do any of the foregoing during the 240-day period following the date of this prospectus. The executive officers, directors and related shareholders subject to the 240-day lock-up own
an aggregate of             shares. Additionally, we and other shareholders
owning an aggregate of             shares have agreed to a substantially similar
restriction for 180 days after the date of this prospectus, excluding issuances of options and common stock by us pursuant to employee stock option plans existing on the date of this prospectus. J.P. Morgan Securities Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the 180-day lock-up agreements. See "Underwriting."

Registration Rights

Upon completion of this offering, the holders of an aggregate of approximately shares of our common stock and warrants to purchase an aggregate of shares of our common stock will be entitled to certain rights with respect to the registration of the shares under the Securities Act. These rights are provided under the terms of agreements between us and the holders of these securities. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. Holders of these rights may also require us to file a registration statement under the Securities Act at our expense at any time six months after the closing of this offering with respect to their shares of common stock, and we are required to use our best efforts to effect the registration, subject to conditions and limitations. In addition, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations. Upon registration, these shares will be freely tradeable in the public market without restriction.

                       UNITED STATES TAX CONSEQUENCES TO
                   NON-UNITED STATES HOLDERS OF COMMON STOCK

The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the common stock applicable to Non-United States Holders of this common stock. For the purpose of this discussion, a Non-United States Holder is any holder that for U.S. federal income tax purposes is not a U.S. person. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of a Non-United States Holder's particular facts and circumstances, such as being a U.S. expatriate or a pass-through entity, and does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Large Scale Biology has not and will not seek a ruling from the Internal Revenue Service with respect to the U.S. federal income and estate tax consequences described below, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion. For purposes of this discussion, the term U.S. person means:

     - a citizen or resident of the United States;

     - a corporation or other entity created or organized in the United States or under the laws of the United States or any political subdivision thereof;

     - an estate whose income is included in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

DIVIDENDS

If Large Scale Biology pays a dividend, any dividend paid to a Non-United States Holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a U.S. trade or business conducted by the Non-United States Holder are exempt from such withholding tax. However, those effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons.

In addition to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a U.S. trade or business of the corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A Non-United States Holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

A Non-United States Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of his common stock unless:

     - the gain is effectively connected with a U.S. trade or business of the Non-United States Holder (which gain, in the case of a corporate Non-United States Holder, must also be taken into account for branch profits tax purposes);

     - the Non-United States Holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

     - Large Scale Biology is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for its common stock. Large Scale Biology has determined that it is not and does not believe that it will become a "United States real property holding corporation" for U.S. federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Generally, Large Scale Biology must report annually to the Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of resident.

Dividends paid to a Non-United States Holder at an address within the U.S. may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the U.S. on or prior to December 31, 2000 unless the payer has knowledge that the payee is a United States person. Under recently finalized Treasury Regulations regarding withholding and information reporting, payment of dividends to Non-United States Holders at an address outside the U.S. after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such Non-United States Holder satisfies various certification requirements.

Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-United States Holder of common stock outside the U.S. to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

     - a U.S. person;

     - a "controlled foreign corporation" for U.S. federal income tax purposes;
       or

     - a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business unless the broker has documentary evidence in its files of the holders' non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

In general, the recently promulgated final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in the common stock. Those final Treasury Regulations are generally effective for payments made after December 31, 2000.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

ESTATE TAX

An individual Non-United States Holder who owns common stock at the time of his death or had made certain lifetime transfers of an interest in common stock will be required to include the value of that common stock in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF COMMON STOCK BY NON-UNITED STATES HOLDERS. INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                                  UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement covering the common stock to be offered in this offering. J.P. Morgan Securities Inc., Chase Securities Inc. and William Blair & Company, L.L.C. are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of common stock set forth opposite its name in the following table.

                                                              ----------------
                                                              NUMBER OF SHARES
                                                              ----------------
UNDERWRITERS
J.P. Morgan Securities Inc. ................................
Chase Securities Inc. ......................................
William Blair & Company, L.L.C. ............................

                                                                  -------
          Total.............................................
                                                                  =======

The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances.

The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if these shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price shown on the cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to
$     per share from the initial public offering price. Any of these securities dealers may resell shares to other brokers or dealers at a discount of up to
$     per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional shares of common stock from us to cover these sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

The following table shows the per share and total underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................   $              $
          Total.............................................   $              $

The underwriters may purchase and sell shares of common stock in the open market in connection with this offering. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or slowing a decline in the market price of the common stock while this offering is in progress. The underwriters may also impose a penalty bid, which means that an underwriter must repay to the other underwriters a portion of the underwriting discount received by it. An underwriter may be subject to a penalty bid if the representatives of the underwriters, while engaging in stabilizing or short covering transactions, repurchase shares sold by or for the account of that underwriter. These activities may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

We estimate that the total expenses of this offering payable by us, excluding
underwriting discounts, will be $          .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Each of our executive officers and directors and shareholders related to them have agreed with the underwriters that, subject to limited exceptions, during the period beginning from the date of this prospectus and continuing to and including the date 240 days after the date of this prospectus, none of us will, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of common stock or any securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock, other than pursuant to employee stock option plans existing on the date of this prospectus. The executive officers, directors and related shareholders subject to the 240-day
lock-up own an aggregate of           shares. Additionally, we and other
shareholders owning an aggregate of           shares have agreed to a
substantially similar restriction for 180 days after the date of this prospectus, excluding issuances of options and common stock by us pursuant to employee stock option plans existing on the date of this prospectus. J.P. Morgan Securities Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the 180-day lock-up agreements.

At our request, the underwriters have reserved shares of common stock for sale to our directors, officers, employees, consultants and family members of the
foregoing. We expect these persons to purchase no more than      percent of the
common stock offered in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares.

We intend to apply to list our common stock listed on the Nasdaq National Market under the symbol "LSBC."

It is expected that delivery of the shares will be made to investors on or about
                 , 2000.

There has been no public market for the common stock prior to this offering. We and the underwriters will negotiate the initial offering price. In determining the price, we and the underwriters expect to consider a number of factors in addition to prevailing market conditions, including:

     - the history of and prospects for our industry and for biotechnology companies generally;

     - an assessment of our management;

     - our present operations;

     - our historical results of operations;

     - the trend of our revenues and earnings; and

     - our earnings prospects.

We and the underwriters will consider these and other relevant factors in relation to the price of similar securities of generally comparable companies. Neither we nor the underwriters can assure investors that an active trading market will develop for the common stock, or that the common stock will trade in the public market at or above the initial offering price.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged and may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates.

                                 LEGAL MATTERS

The validity of the common stock offered will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Francisco, California. Legal matters in connection with the offering will be passed on for the underwriters by Cahill Gordon & Reindel, New York, New York.

                         CHANGE IN INDEPENDENT AUDITORS

Effective December 1999, Deloitte & Touche LLP was engaged as our independent auditors and PricewaterhouseCoopers LLP was dismissed as our independent auditors. The decision to change auditors was approved by our Board of Directors. The former independent auditors' report on the Company's financial statements as of and for the years ended December 31, 1997 and 1998 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. PricewaterhouseCoopers LLP has not reported on any financial statements or information related to the Company included in this prospectus.

In the period from January 1, 1997 through the date at which Deloitte & Touche LLP was engaged as our independent auditors, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to reference the subject matter of the disagreement in any of their reports.

Deloitte & Touche LLP audited the financial statements for the years ended December 31, 1997 and 1998 included in this prospectus. Prior to December 1999, we had not consulted with Deloitte & Touche LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                                    EXPERTS

The consolidated financial statements of Large Scale Biology Corporation, formerly Biosource Technologies, Inc., and its subsidiaries as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Large Scale Proteomics, formerly Large Scale Biology Corporation, as of October 31, 1998 and 1997 and for the years then ended included in this prospectus and elsewhere in this registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included in reliance upon the report of such firm, given on their authority as experts in auditing and accounting.

Those portions of the Prospectus and Registration Statement as they relate to intellectual property in the material under the captions "Summary," "Risk Factors -- Conflicts with our collaborators could harm our business," "Risk Factors -- Risks Related to our Intellectual Property," "Business -- Overview," "Business -- Intellectual Property" and "Business -- Legal Proceedings" have been reviewed and approved by Howrey Simon Arnold & White LLP, our patent counsel, as experts on such matters, and are included in this prospectus in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

We have filed with the SEC, Washington, D.C. 20549, under the Securities Act a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0330. The commission maintains a web site that contains reports, proxy information statements and other information regarding registrants that file electronically with the commission. The address of this web site is http://www.sec.gov.

We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

                                                              ----
                                                              PAGE
                                                              ----
LARGE SCALE BIOLOGY CORPORATION
(FORMERLY BIOSOURCE TECHNOLOGIES, INC.):
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................   F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1997, 1998 and 1999..............   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
LARGE SCALE PROTEOMICS
(FORMERLY LARGE SCALE BIOLOGY CORPORATION):
Report of Independent Accountants...........................  F-22
Balance Sheets as of October 31, 1998 and 1997..............  F-23
Statements of Operations and Accumulated Deficit for the
  Years Ended October 31, 1998 and 1997.....................  F-24
Statements of Cash Flows for the Years Ended October 31,
  1998 and 1997.............................................  F-25
Notes to Financial Statements...............................  F-26
LARGE SCALE PROTEOMICS:
(FORMERLY LARGE SCALE BIOLOGY CORPORATION)
Unaudited Statements of Operations and Accumulated Deficit
  for the Three Months Ended January 31, 1998 and 1999......  F-31
Unaudited Statements of Cash Flows for the Three Months
  Ended January, 31, 1998 and 1999..........................  F-32
Notes to Unaudited Financial Statements.....................  F-33

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Large Scale Biology Corporation

We have audited the accompanying consolidated balance sheets of Large Scale Biology Corporation (formerly Biosource Technologies, Inc.) and its subsidiaries (collectively the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Large Scale Biology Corporation and its subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/  Deloitte & Touche LLP

Sacramento, California
April 3, 2000

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                              ----------------------------
                                                                  1998            1999
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,484,000    $  6,975,000
  Marketable securities.....................................     4,086,000       7,124,000
  Accounts receivable, net of allowance of $1,200,000 in
     1998...................................................        50,000         141,000
  Prepaid expenses and other current assets.................       712,000         976,000
                                                              ------------    ------------
          Total current assets..............................     8,332,000      15,216,000
Property, plant and equipment, net..........................     5,762,000       9,504,000
Intangible assets, net......................................     2,375,000       3,684,000
Other assets................................................     1,121,000       3,199,000
                                                              ------------    ------------
          Total assets......................................  $ 17,590,000    $ 31,603,000
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    911,000    $  1,419,000
  Accrued expenses..........................................       577,000       1,255,000
  Current portion of long-term debt.........................       580,000       2,184,000
  Deferred revenue and customer advances....................     3,750,000      11,872,000
                                                              ------------    ------------
          Total current liabilities.........................     5,818,000      16,730,000
Long-term debt..............................................     1,445,000       2,457,000
Long-term deferred revenue..................................     4,784,000       7,898,000
                                                              ------------    ------------
          Total liabilities.................................    12,047,000      27,085,000
Commitments (Note 9)
Stockholders' equity:
  Convertible preferred stock, no par value; 10,000,000
     shares authorized; 3,319,806 and 5,605,813 shares
     issued and outstanding; liquidation preference of
     $16,060,000 and $38,925,000 in 1998 and 1999,
     respectively...........................................    15,848,000      38,713,000
  Common stock, no par value; 20,000,000 shares authorized;
     6,151,533 and 6,200,456 shares issued and outstanding
     in 1998 and 1999, respectively.........................    35,472,000      52,739,000
  Stockholder notes receivable..............................       (32,000)       (112,000)
  Deferred compensation.....................................       (18,000)     (7,825,000)
  Accumulated deficit.......................................   (45,727,000)    (78,997,000)
                                                              ------------    ------------
          Total stockholders' equity........................     5,543,000       4,518,000
                                                              ------------    ------------
          Total liabilities and stockholders' equity........  $ 17,590,000    $ 31,603,000
                                                              ============    ============

See accompanying notes to consolidated financial statements.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                              -------------------------------------------
                                                                 1997            1998            1999
                                                              -----------    ------------    ------------
Revenues....................................................  $ 2,108,000    $  3,394,000    $ 16,090,000
Costs and expenses:
  Development agreements....................................    1,735,000       2,565,000       7,988,000
  Research and development..................................    5,872,000       6,973,000       9,163,000
  General, administrative and marketing.....................    3,363,000       3,492,000       8,333,000
  Purchased research and development........................           --              --      19,783,000
                                                              -----------    ------------    ------------
          Total costs and expenses..........................   10,970,000      13,030,000      45,267,000
                                                              -----------    ------------    ------------
Loss from operations........................................   (8,862,000)     (9,636,000)    (29,177,000)
Other income (expense):
  Litigation settlements....................................    2,000,000              --       1,300,000
  Interest income...........................................      366,000         275,000         452,000
  Interest expense..........................................      (73,000)        (60,000)       (302,000)
                                                              -----------    ------------    ------------
          Total other income (expense)......................    2,293,000         215,000       1,450,000
                                                              -----------    ------------    ------------
Net loss before provision for income taxes..................   (6,569,000)     (9,421,000)    (27,727,000)
Provision for income taxes..................................           --              --         190,000
                                                              -----------    ------------    ------------
Net loss....................................................   (6,569,000)     (9,421,000)    (27,917,000)
Warrant accretion...........................................           --      (1,224,000)     (5,353,000)
                                                              -----------    ------------    ------------
Loss applicable to common stockholders......................  $(6,569,000)   $(10,645,000)   $(33,270,000)
                                                              ===========    ============    ============
Net loss per share -- basic and diluted.....................  $     (1.06)   $      (1.70)   $      (5.38)
                                                              ===========    ============    ============
Weighted average shares outstanding -- basic and diluted....    6,221,490       6,244,516       6,183,485
                                                              ===========    ============    ============
Unaudited pro forma net loss per share -- basic and
  diluted...................................................                                 $      (2.88)
                                                                                             ============
Pro forma weighted average shares outstanding -- basic and
  diluted...................................................                                   11,553,650
                                                                                             ============

See accompanying notes to consolidated financial statements.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                   ----------------------------------------------------------------------------------
                                      NUMBER OF SHARES                                AMOUNT
                                   -----------------------   --------------------------------------------------------
                                   CONVERTIBLE               CONVERTIBLE                 STOCKHOLDERS'
                                    PREFERRED     COMMON      PREFERRED      COMMON          NOTES         DEFERRED
                                      STOCK        STOCK        STOCK         STOCK       RECEIVABLE     COMPENSATION
                                   -----------   ---------   -----------   -----------   -------------   ------------
Balances, December 31, 1996......   2,323,608    6,181,617   $ 8,531,000   $32,149,000     $      --     $        --
  Exercise of warrants...........                   14,000                      28,000
  Redemption of securities.......                       (1)
  Conversion of Series C
    convertible preferred stock
    into common stock............      (2,857)       3,011       (20,000)       20,000
  Issuance of Series E
    convertible preferred stock
    warrants for services........                                383,000
  Exercise of stock options......                   81,749                     163,000
  Issuance of common stock for
    services.....................                    9,510                      89,000
  Issuance of common stock for
    note receivable..............                    3,000                      10,000       (10,000)
  Net loss.......................
                                    ---------    ---------   -----------   -----------     ---------     ------------
Balances, December 31, 1997......   2,320,751    6,292,886     8,894,000    32,459,000       (10,000)             --
  Issuance of Series F
    convertible preferred
    stock........................   1,000,000                  6,961,000
  Common stock cancelled.........                 (270,000)
  Issuance of common stock
    warrant......................                                            1,392,000
  Conversion of Series C
    convertible preferred stock
    into common stock............        (945)       1,000        (7,000)        7,000
  Exercise of stock options......                  102,594                     167,000
  Issuance of common stock
    options for services.........                                               97,000                       (97,000)
  Issuance of common stock for
    services.....................                   10,353                      81,000
  Issuance of common stock for
    note receivable..............                   14,700                      22,000       (22,000)
  Accretion of options issued to
    consultants..................                                               23,000                       (23,000)
  Amortization of deferred
    compensation.................                                                                            102,000
  Warrant accretion..............                                            1,224,000
  Net loss.......................
                                    ---------    ---------   -----------   -----------     ---------     ------------
Balances, December 31, 1998......   3,319,806    6,151,533    15,848,000    35,472,000       (32,000)        (18,000)
  Issuance of Series G
    convertible preferred
    stock........................   2,287,634                 22,876,000
  Issuance of common stock
    options in connection with
    business combination.........                                              394,000
  Conversion of Series C
    convertible preferred stock
    into common stock............      (1,627)       1,722       (11,000)       11,000
  Issuance of common stock
    warrant......................                                            3,411,000
  Exercise of stock options......                   19,052                      49,000
  Issuance of common stock for
    services.....................                    3,149                      31,000
  Issuance of common stock for
    note receivable..............                   25,000                      82,000       (82,000)
  Issuance of common stock
    options for services.........                                               37,000                       (37,000)
  Deferred stock compensation....                                            7,809,000                    (7,809,000)
  Amortization of deferred
    compensation.................                                                                            129,000
  Payment on notes receivable....                                                              2,000
  Accretion of options issued to
    consultants                                                                 90,000                       (90,000)
  Warrant accretion..............                                            5,353,000
  Net loss.......................
                                    ---------    ---------   -----------   -----------     ---------     ------------
Balances, December 31, 1999......   5,605,813    6,200,456   $38,713,000   $52,739,000     $(112,000)    $(7,825,000)
                                    =========    =========   ===========   ===========     =========     ============

                                   -------------------------------
                                      AMOUNT
                                   ------------
                                                       TOTAL
                                   ACCUMULATED     STOCKHOLDERS'
                                     DEFICIT           EQUITY
                                   ------------   ----------------
Balances, December 31, 1996......  $(28,513,000)    $ 12,167,000
  Exercise of warrants...........                         28,000
  Redemption of securities.......                             --
  Conversion of Series C
    convertible preferred stock
    into common stock............                             --
  Issuance of Series E
    convertible preferred stock
    warrants for services........                        383,000
  Exercise of stock options......                        163,000
  Issuance of common stock for
    services.....................                         89,000
  Issuance of common stock for
    note receivable..............                             --
  Net loss.......................    (6,569,000)      (6,569,000)
                                   ------------     ------------
Balances, December 31, 1997......   (35,082,000)       6,261,000
  Issuance of Series F
    convertible preferred
    stock........................                      6,961,000
  Common stock cancelled.........                             --
  Issuance of common stock
    warrant......................                      1,392,000
  Conversion of Series C
    convertible preferred stock
    into common stock............                             --
  Exercise of stock options......                        167,000
  Issuance of common stock
    options for services.........                             --
  Issuance of common stock for
    services.....................                         81,000
  Issuance of common stock for
    note receivable..............                             --
  Accretion of options issued to
    consultants..................                             --
  Amortization of deferred
    compensation.................                        102,000
  Warrant accretion..............    (1,224,000)
  Net loss.......................    (9,421,000)      (9,421,000)
                                   ------------     ------------
Balances, December 31, 1998......   (45,727,000)       5,543,000
  Issuance of Series G
    convertible preferred
    stock........................                     22,876,000
  Issuance of common stock
    options in connection with
    business combination.........                        394,000
  Conversion of Series C
    convertible preferred stock
    into common stock............                             --
  Issuance of common stock
    warrant......................                      3,411,000
  Exercise of stock options......                         49,000
  Issuance of common stock for
    services.....................                         31,000
  Issuance of common stock for
    note receivable..............                             --
  Issuance of common stock
    options for services.........
  Deferred stock compensation....                             --
  Amortization of deferred
    compensation.................                        129,000
  Payment on notes receivable....                          2,000
  Accretion of options issued to
    consultants
  Warrant accretion..............    (5,353,000)
  Net loss.......................   (27,917,000)     (27,917,000)
                                   ------------     ------------
Balances, December 31, 1999......  $(78,997,000)    $  4,518,000
                                   ============     ============

See accompanying notes to consolidated financial statements.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                              -------------------------------------------
                                                                 1997            1998            1999
                                                              -----------    ------------    ------------
Cash flows from operating activities:
  Cash received from customers..............................  $ 2,104,000    $ 11,949,000    $ 26,264,000
  Cash received from litigation settlements.................    2,000,000              --       1,300,000
  Cash paid to suppliers and employees......................   (8,825,000)    (11,564,000)    (21,401,000)
  Interest received.........................................      471,000         216,000         400,000
  Interest paid.............................................      (72,000)        (54,000)       (265,000)
                                                              -----------    ------------    ------------
          Net cash provided by (used in) operating
            activities......................................   (4,322,000)        547,000       6,298,000
                                                              -----------    ------------    ------------
Cash flows from investing activities:
  Purchase of marketable securities.........................   (3,049,000)     (4,027,000)     (7,019,000)
  Proceeds from matured marketable securities...............    8,282,000              --       4,027,000
  Capital expenditures......................................   (1,722,000)     (3,811,000)     (5,061,000)
  Net cash acquired in business combination.................           --              --          21,000
  Capitalized acquisition costs.............................           --              --         (53,000)
  Increase in intangible and other assets...................     (388,000)       (765,000)       (361,000)
                                                              -----------    ------------    ------------
          Net cash provided by (used in) investing
            activities......................................    3,123,000      (8,603,000)     (8,446,000)
                                                              -----------    ------------    ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................      191,000         167,000          49,000
  Proceeds from issuance of convertible preferred stock.....           --       6,961,000              --
  Proceeds from issuance of common stock warrant............           --       1,392,000       3,411,000
  Proceeds from issuance of long-term debt..................      100,000       1,834,000       3,687,000
  Change in restricted cash.................................     (100,000)       (839,000)       (391,000)
  Principal payments on long-term debt......................     (521,000)       (683,000)     (1,117,000)
                                                              -----------    ------------    ------------
          Net cash provided by (used in) financing
            activities......................................     (330,000)      8,832,000       5,639,000
                                                              -----------    ------------    ------------
Net increase (decrease) in cash and cash equivalents........   (1,529,000)        776,000       3,491,000
Cash and cash equivalents at beginning of period............    4,237,000       2,708,000       3,484,000
                                                              -----------    ------------    ------------
Cash and cash equivalents at end of period..................  $ 2,708,000    $  3,484,000    $  6,975,000
                                                              ===========    ============    ============
Reconciliation of net loss to net cash provided by
  (used in) operating activities
Net loss....................................................  $(6,569,000)   $ (9,421,000)   $(27,917,000)
                                                              -----------    ------------    ------------
  Depreciation of property, plant and equipment.............      556,000         686,000       2,204,000
  Amortization of intangible and other assets...............      211,000         194,000       1,119,000
  Charge-off of capitalized patent costs....................       83,000              --       1,517,000
  Accrued interest and amortized discount on marketable
     securities.............................................       27,000         (59,000)        (45,000)
  Issuance of common stock for services.....................       89,000          81,000          31,000
  Issuance of convertible preferred stock warrant for
     services...............................................      383,000              --              --
  Purchased research and development........................           --              --      19,783,000
  Exchange of equipment for services........................       59,000              --              --
  Amortization of deferred stock compensation...............                      102,000         129,000
  Changes in assets and liabilities:
     Accounts receivable....................................      665,000          31,000          54,000
     Prepaid expenses and other current assets..............       56,000        (194,000)       (357,000)
     Accounts payable.......................................      252,000         317,000         528,000
     Accrued expenses.......................................     (134,000)        276,000        (554,000)
     Deferred revenue and customer advances.................           --       8,534,000       9,806,000
                                                              -----------    ------------    ------------
          Total adjustments.................................    2,247,000       9,968,000      34,215,000
                                                              -----------    ------------    ------------
Net cash provided by (used in) operating activities.........  $(4,322,000)   $    547,000    $  6,298,000
                                                              ===========    ============    ============

See accompanying notes to consolidated financial statements.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

 1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Large Scale Biology Corporation (formerly Biosource Technologies, Inc.) and its subsidiaries (collectively the "Company") applies its proprietary and functional genomics technologies to develop products and establish commercial collaborations with pharmaceutical and other life science companies.

The Company is a California Corporation which was founded in 1987 to develop the GENEWARE(R) system, a viral-based gene expression technology in plants, that enables the discovery, development and production of new biopharmaceuticals and gene-based agricultural products. The Company's proprietary systems are supported by patents, patent applications and exclusive technology licenses.

In February 1999, the Company acquired majority control of Large Scale Proteomics Corporation ("Proteomics"; formerly Large Scale Biology) and its automated, high throughput ProGEX system which provides a snapshot of the protein composition, or proteome, of cells and tissues, and is being used to rapidly identify changes in proteins that are associated with diseases or with a therapeutic effect.

The Company maintains its headquarters and research facility in Vacaville, California, a processing facility in Owensboro, Kentucky and an additional research facility in Rockville, Maryland.

Basis of Consolidation -- The accompanying 1999 consolidated financial statements include the accounts of Large Scale Biology and its subsidiaries; including Proteomics which was 92.5% owned by the Company during 1999 (see Note
2). All significant intercompany balances and transactions have been eliminated. The financial statements for 1997 and 1998 include only the accounts of Large Scale Biology Corporation.

Use of Estimates -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenue and expenses during the period. Actual results could differ from those estimates.

Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Marketable Securities -- The Company classifies all of its marketable securities at December 31, 1998 and 1999 as held-to-maturity. They consist of commercial paper maturing within one year. The amortized cost of marketable securities at December 31, 1998 and 1999 approximates fair value. There were no significant holding gains or losses at December 31, 1998 and 1999.

Concentrations of Credit Risk -- Revenues from three customers represented 40%, 25% and 25%, respectively, of total revenues during 1997. Revenues from one customer represented 84% and 88% of total revenues during 1998 and 1999 respectively. The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. Cash is deposited primarily with one financial institution. Cash equivalents and marketable securities consist of high credit quality instruments and management regularly monitors their composition and maturities. Substantially all of the Company's accounts receivable are derived from revenue earned from customers located within the United States. Management monitors the amount of credit exposure related to accounts receivable on an ongoing basis and, generally, requires no collateral from its customers. The Company maintains allowances for probable losses, including $1,200,000 recorded at December 31, 1998 related to a receivable in connection with a license and supply agreement (see Note 3).

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

The following is a summary of the Company's allowance for accounts receivable for the years ended December 31, 1997, 1998 and 1999:

                                                       -----------------------------------------------------------
                                                                                     ADDITIONS
                                                                              -----------------------   BALANCE AT
                                                       BALANCE AT BEGINNING   CHARGED TO                  END IF
                                                            OF PERIOD         OPERATIONS   DEDUCTIONS     PERIOD
                                                       --------------------   ----------   ----------   ----------
  Year Ended December 31, 1997.......................       $        0        $1,200,000           --   $1,200,000
  Year Ended December 31, 1998.......................       $1,200,000                --           --   $1,200,000
  Year Ended December 31, 1999.......................       $1,200,000                --   $1,200,000   $        0

Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Depreciation of machinery and equipment and leasehold improvements is computed using the straight-line method over the estimated useful lives of the assets, which ranges from 3 to 10 years, or the lease term, whichever is shorter. Building depreciation is computed using the straight-line method over the estimated useful life of 30 years.

Intangible Assets -- The Company's policies with respect to intangible assets are as follows:

- Patents -- The legal costs of filing patent applications are capitalized. Once patents are issued, those costs are amortized over the shorter of the statutory or estimated economic life, which generally ranges from 5 to 17 years.

- Purchased Technology -- The Company pays license fees and reimburses patent legal costs to individuals, universities and other companies under various licensing agreements. These agreements provide the Company with exclusive licenses or rights to the specified technologies. These costs have been capitalized and are amortized over the shorter of the license term or the estimated economic life, which ranges from 4 to 5 years.

- Core Technology and Assembled Work Force -- Core technology and assembled work force represents intangible assets related to the Company's acquisition of Proteomics (see Note 2). The core technology and assembled workforce are being amortized over 4 and 5 years, respectively.

Long-Lived Assets -- The Company accounts for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. As required by the statement, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated useful lives of the long-lived assets. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate income from operations and positive cash flows in future periods as well as the strategic significance of any intangible asset in the Company's business objectives.

As a result of its evaluation in 1999, intangible assets totaling $1,517,000 were charged to general and administrative expense. The charge was the result of the Company's determination that the legal settlement in 1999 (see Note 3) related to an agreement that expired on December 31, 1998, indicated that certain patents and the underlying technology would have limited or no future commercial value.

Revenue Recognition -- Revenues are derived from development agreements consisting of research funding, technology access fees and milestone payments. Research funding revenue is recognized as services are performed and expenses are incurred. Revenue from technology access fees is recognized ratably over the life of the development agreement. Revenue related to

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

milestone payments is recognized ratably from the date of completion of the specified milestone over the remaining life of the development agreement.

Comprehensive Income -- Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, requires that all items recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other annual financial statements. There were no items of other comprehensive income (loss) and therefore comprehensive loss was the same as net loss for all periods presented.

Research and Development -- Research and development costs that are related to customer funded development agreements are expensed as incurred and recorded as cost of development agreements. Research and development costs not related to customer funded development agreements are expensed as incurred and reported as research and development expense.

Stock-Based Compensation -- The Company accounts for stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. As such, compensation is recorded on the date of issuance or grant as the excess of the current estimated fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which permits nonpublic entities to provide pro forma net loss and net loss per share disclosure for stock-based compensation as if the minimum value method defined in SFAS No. 123 had been applied. As required by SFAS No. 123, transactions with nonemployees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for under the fair value basis in accordance with SFAS No. 123.

Income Taxes -- The Company accounts for income taxes under the asset and liability approach where deferred income tax assets and liabilities reflect the future tax consequences, based on enacted tax laws, of the temporary differences between financial and tax reporting at the balance sheet date.

Segment Reporting -- As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. The Company has determined that it operates in one reportable segment.

Fair value of Financial Instruments -- The carrying amount of cash and cash equivalent, marketable securities, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments. The fair value of debt instruments is based upon current interest rates for debt instruments with comparable maturities and characteristics and approximates the carrying amount.

Historical Net Loss Per Share -- Basic net loss per share is computed by dividing the loss applicable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the loss applicable to common stockholders, for the period by the weighted average number of common and potential common shares outstanding during the period. Potentially dilutive securities weighted average number of shares (3,288,965 in 1997, 3,823,207 in 1998 and 8,368,537 in 1999) composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on conversion of convertible preferred stock, were excluded from historical diluted loss per share because of their anti-dilutive effect.

Pro Forma Net Loss Per Share (Unaudited) -- Pro forma net loss per share has been computed as described above and also includes common shares arising from convertible preferred stock that will automatically convert upon the closing of the initial public offering contemplated by this prospectus.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

Recently Issued Accounting Standards -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and hedging activities and is effective for the Company beginning the first quarter of fiscal year beginning January 1, 2001. The statement requires balance sheet recognition of derivatives as assets or liabilities measured at fair value. Accounting for gains and losses resulting from changes in the values of derivatives is dependent on the use of the derivative and whether it qualifies for hedge accounting. The Company does not believe that the adoption of SFAS No. 133 will have a material impact on its financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. This accounting bulletin, as amended in March 2000, is effective for the Company beginning the second quarter of the Company's fiscal year beginning January 1, 2000. The Company does not believe that the adoption of SAB 101 will have a material impact on its financial statements.

Reclassifications -- Certain 1997 and 1998 amounts have been reclassified in order to conform to the 1999 presentation.

 2.  ACQUISITION OF LARGE SCALE PROTEOMICS

During February 1999, Large Scale Biology Corporation acquired approximately 92.5% of the outstanding common stock of Proteomics in exchange for 2,287,634 shares of the Company's Series G convertible preferred stock valued at $22,876,000 and options to purchase 40,375 shares of the Company's common stock valued at $394,000. This acquisition was accounted for by the purchase method. The operating results of Proteomics are included in the consolidated statement of operations of the Company effective February 1, 1999. As part of the acquisition, the Company acquired the option to purchase the remaining 7.5% of common stock of Proteomics (see Note 6). In March 2000 the Company exercised its option and acquired the remaining 7.5% of the outstanding common stock of Proteomics for $74,000.

The purchase price of the acquisition was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. In-process research and development of $19,783,000 and core technology of $2,312,000 was recorded. No goodwill was recorded in connection with the acquisition.

Purchased research and development expense represents the value of purchased in-process research and development projects that had not reached technological feasibility at the date of acquisition. No alternative future uses or markets were identified for these projects because of their unique qualities. The purchased research and development was valued by an independent appraiser using the risk-adjusted cash flow approach, which includes an analysis of the projected future cash flows that were expected to result from the progress made on each of the in-process projects prior to the date of acquisition and the risks associated with achieving such cash flows. The value allocated to purchased in-process research and development was expensed at the date of acquisition. Projects which had already been commercialized at the date of the valuation were valued and recorded as core technology.

Future cash flows for in-process research and development were estimated by first forecasting, on a project-by-project basis, total revenues expected to result from sales of each in-process project. Revenues were not anticipated from the in-process research and development projects until approximately one year into the forecast. Appropriate operating expenses, cash flow adjustments and contributory asset returns were deducted from projected future revenues, and adjustments were made to remove the value contributed by core technology. No anticipated expense reductions due to synergies between Large Scale Proteomics and Large Scale Biology Corporation were assumed. The analysis resulted in a forecast of net returns on each in-process project. These net returns were then discounted to a present value at discount rates that incorporate the project specific risks associated with each purchased in-process research and development project. The project specific risk factors considered included the complexity of the development effort, the likelihood of achieving technological feasibility and the

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

likelihood of market acceptance. The applied discount rate of 50% was believed to adequately account for the additional risks associated with the in-process technologies over other technologies existing at the acquisition date.

The forward looking data employed in the analysis of in-process research and development were based upon management's estimate of future performance of its business. Management believes the assumptions used were reasonable. However, the assumptions we used may be incomplete or inaccurate, and unanticipated events and circumstances may occur, which could cause a material adverse effect on our financial condition and results of operations. The forecasted results used in the analysis for the in-process projects have not varied significantly from the actual results achieved through December 31, 1999.

A brief description of purchased in-process research development projects is set forth below, including the status of products within each project at the acquisition date:

     - Proteomics -- The proteomics technology applies sample preparation and fractionation high throughput, high resolution two-dimensional gels, mass spectrometry, databases and bioinformatics software to the discovery and development of drugs, diagnostics and agricultural chemicals. The proteomics technology was expected to be completed in 2000.

     - Virus -- The virus detection technology is intended for rapid discovery of novel yet difficult to propagate viruses, addressing a wide range of suspected viral diseases. Virus detection technology was expected to be completed in 2003.

The following unaudited pro forma information gives effect to the acquisition of Proteomics as if the acquisition had occurred on January 1, 1998 and 1999. The pro forma results of operations exclude nonrecurring charges directly related to the acquisition and which would effect expenses within the twelve months following the acquisition, primarily consisting of $19,783,000 of purchased research and development.

                                                              ---------------------------
                                                                  1998           1999
                                                              ------------    -----------
Revenues....................................................  $  4,947,000    $16,141,000
Net loss....................................................  $(10,267,000)   $(8,111,000)
Net loss per share -- basic and diluted.....................  $      (1.64)   $     (1.31)

These unaudited pro forma results have been prepared by the management of the Company for comparative purposes only. They do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on the date indicated and may not be indicative of future results of operations.

 3.  LITIGATION SETTLEMENTS AND OTHER CHARGES

The Company reached a settlement with Advanced Polymer Systems, Inc. ("APS") related to a License and Supply Agreement between APS and the Company that expired on December 31, 1998. Under the settlement agreement, the Company received $1,300,000 in cash during 1999 which was recorded as other income in 1999.

During May 1997, the Company received $2,000,000 in settlement of a lawsuit for damages based on the loss of potential future revenue. This settlement was recorded as other income in 1997.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

 4.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31 consist of the following:

                                                              ---------------------------
                                                                  1998           1999
                                                              ------------    -----------
Machinery and equipment.....................................  $  6,511,000    $11,340,000
Leasehold improvements......................................       481,000      1,437,000
Building....................................................     1,482,000      1,485,000
Construction in progress....................................        43,000        120,000
Land........................................................        90,000        373,000
                                                              ------------    -----------
                                                                 8,607,000     14,755,000
Accumulated depreciation....................................    (2,845,000)    (5,251,000)
                                                              ------------    -----------
                                                              $  5,762,000    $ 9,504,000
                                                              ============    ===========

 5.  INTANGIBLE ASSETS

Intangible assets at December 31 consist of the following:

                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Patents.....................................................  $2,019,000    $1,023,000
Purchased technology........................................   1,024,000       900,000
Core technology and assembled work force....................          --     2,569,000
                                                              ----------    ----------
                                                               3,043,000     4,492,000
Accumulated amortization....................................    (668,000)     (808,000)
                                                              ----------    ----------
                                                              $2,375,000    $3,684,000
                                                              ==========    ==========

Capitalized patent costs at December 31, 1999 include $261,000 that relates to issued or allowed patents for which amortization has begun. The remaining amounts relate to pending patents, amortization of which will begin when the patents are issued or allowed.

 6.  OTHER ASSETS

                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Call option.................................................  $       --    $1,787,000
Restricted cash and deposits................................     954,000     1,345,000
Other.......................................................     167,000        67,000
                                                              ----------    ----------
                                                              $1,121,000    $3,199,000
                                                              ==========    ==========

The call option represents the fair value of an option to acquire the 7.5% minority interest shares of Proteomics for $74,000 with an expiration date of December 31, 2001 (see Note 2.). The Company obtained the call option as part of the acquisition of Proteomics. The fair value of the call option was calculated using the Black-Scholes option pricing model with the following assumptions: volatility of 60%; risk-free interest rate of 5.1%; expected life of 2.9 years; and no expected dividend yield.

Restricted cash and deposits primarily consist of certificates of deposit, which are being held as security for notes payable (see Note 7).

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

 7.  LONG-TERM DEBT

A summary of the Company's notes payable for December 31, 1998 and 1999 is as follows:

                                                              -------------------------
                                                                 1998          1999
                                                              ----------    -----------
A $5,000,000 equipment financing arrangement entered into on
  November 30, 1998 which bears interest at the commercial
  bank prime interest rate (8.50% at December 31, 1999)
  payable in monthly installments through October 2001 and
  is secured by the financed equipment and a certificate of
  deposit (see Note 6) in an amount equal to 30% of the
  quarterly projected outstanding loan amount...............  $1,318,000    $ 4,086,000
A $500,000 note payable which bears interest at 5% and is
  payable through August 2008 in monthly installments of
  $5,000. The note is secured by the Owensboro processing
  facility and certain equipment............................     487,000        447,000
A $100,000 note payable which bears interest based on the
  commercial bank prime interest rate less 4% with a minimum rate of 4% (4.0% at December 31, 1999) and is payable
  through September 2007 in monthly installments of $1,000.
  The promissory note is secured by an irrevocable letter of
  credit....................................................      90,000         81,000
A $750,000 note payable which bears interest of 8.25% until
  May 2001 with interest only payments until May 2000 and
  principal and interest payments through May 2005. The note is secured by the Owensboro processing facility and
  certain equipment.........................................          --          5,000
8.25% promissory note payable in 24 monthly installments of
  $58,000 through February 1999.............................     115,000             --
Other.......................................................      15,000         22,000
                                                              ----------    -----------
          Total notes payable...............................   2,025,000      4,641,000
          Less current portion..............................    (580,000)    (2,184,000)
                                                              ----------    -----------
          Total long-term notes payable.....................  $1,445,000    $ 2,457,000
                                                              ==========    ===========

Future principal payments under long-term debt are:

2000........................................................  $2,184,000
2001........................................................   2,033,000
2002........................................................      59,000
2003........................................................      59,000
2004........................................................      62,000
Thereafter..................................................     244,000
                                                              ----------
          Total principal payments..........................  $4,641,000
                                                              ==========

 8.  DOW CONTRACT

The Company entered into a Collaboration and License Agreement (the "Agreement") with The Dow Chemical Company and its subsidiary Dow AgroSciences LLC (collectively "Dow") on September 1, 1998. The Agreement provides funding for sponsored genomics research, royalties upon product sales and payments when certain milestones are achieved. The Company is entitled to all funding received regardless of the results of the research. Accordingly, no obligation to repay or repurchase technology has been recorded. Revenues from Dow represented 84% and 88% of total revenues during the years ended December 31, 1998 and 1999. The contract is for three years and is renewable annually after three years if mutually agreed to by Dow and the Company.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

Technology Access Fees

During 1998, the Company received cash of $10,000,000 in exchange for access to the Company's technologies and a warrant granted to Dow (the "Dow Warrant") to purchase 1,232,061 shares of the Company's common stock subject to certain vesting provisions (see Note 10). Using the Black-Scholes option-pricing model, the Company determined that the fair value of the warrant was $1,392,000 on the issuance date and such amount was credited to common stock. The technology access fee of $8,608,000 was recorded as deferred revenue and is being recognized ratably over the remaining period during which the Company will be performing research and development activities under the Agreement. Technology access fees of $956,000 and $2,868,000 were recognized as revenue during 1998 and 1999. Deferred revenue related to technology access fees was $7,652,000 and $4,784,000 at December 31, 1998 and 1999, respectively.

Milestone Payments

The Company received $20,000,000 during 1999 for meeting certain milestones specified in the Agreement. These amounts, less the fair value of Dow Warrant shares vesting during 1999 (see Note 10), were recorded as deferred revenue and are being recognized ratably over the remaining period during which the Company will be performing research and development activities under the Agreement. Using the Black-Scholes option pricing model, the Company determined that the fair value of the warrants vesting in connection with the milestone payments in 1999 was $3,411,000 and such amount was credited to common stock. Revenue of $2,802,000 was recognized related to milestone payments received in 1999. Deferred revenue related to milestone payments was $13,787,000 at December 31, 1999.

The Company may be eligible for additional payments of up to $5,000,000 in each of the second and third years of the contract if certain milestones are met.

Research Funding

Dow will reimburse the Company up to $12,000,000 per contract year for certain research expenses specified in the agreement. Revenue related to research performed under the Agreement was $1,896,000 and $8,563,000 in 1998 and 1999, respectively.

Amounts paid by Dow to the Company in excess of incurred expenses covered by the agreement are recorded as customer advances of $882,000 and $106,000 at December 31, 1998 and 1999, respectively.

 9.  COMMITMENTS

The Company leases facilities under operating leases and incurred facility rental expenses of $353,000, $476,000 and $659,000 during 1997, 1998 and 1999, respectively. Additionally, the Company has entered into research sponsorship agreements with major universities, government institutions and other companies. These agreements provide for research funding by the Company for specific projects of interest to the Company. Expenses under these and other agreements with various consultants totaled $2,555,000, $3,145,000 and $4,127,000 during 1997, 1998 and 1999, respectively. Future payments under operating leases and research and consulting agreements are:

                                                              -----------------------
                                                                            RESEARCH
                                                                              AND
                                                              OPERATING    CONSULTING
                                                               LEASES      AGREEMENTS
                                                              ---------    ----------
2000........................................................  $541,000     $4,097,000
2001........................................................        --      2,332,000
2002........................................................        --        783,000
                                                              --------     ----------
                                                              $541,000     $7,212,000
                                                              ========     ==========

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

The Company has also entered into license agreements with major universities that provide for royalties upon product sales and minimum annual royalty amounts. These arrangements remain in effect until there are no longer any related unexpired patents or upon termination by the Company. Royalty payments were $0, $78,000 and $207,000 during 1997, 1998 and
1999, respectively. Future annual minimum royalty amounts range from $275,000 to $415,000.

Non-cancelable minimum payments under operating leases, research and consulting agreements and royalty agreements at December 31, 1999 are $541,000, $3,248,000 and $39,000, respectively.

The Company has committed to spend $942,000 as of December 31, 1999 principally for the construction of certain facilities at its Owensboro processing facility.

10.  STOCKHOLDERS' EQUITY

Common stock

In July 1998, the Company cancelled 270,000 shares of its common stock that were received from a stockholder upon settlement of a legal dispute. The cancellation had no impact on the Company's consolidated financial statements.

Convertible Preferred Stock

Convertible preferred stock consists of the following:

                                       ---------------------------------------------------------------------
                                       CONVERTIBLE                     COMMON        ANNUAL          PER
                                        PREFERRED                      SHARES       PER SHARE       SHARE
                                         SHARES       CONVERSION    RESERVED FOR    DIVIDEND     LIQUIDATION
                                       OUTSTANDING       RATE        CONVERSION       RATE          VALUE
                                       -----------    ----------    ------------    ---------    -----------
Series A.............................     666,667       1.0000         666,667        $0.12        $ 1.50
Series B.............................     878,003       1.0000         878,003        $0.24        $ 3.00
Series C.............................     338,336       1.0590         358,297        $0.56        $ 7.00
Series D.............................     435,173       1.0043         437,044        $0.56        $ 7.00
Series E.............................          --       1.0000         100,000        $0.32        $ 4.00
Series E.............................          --       1.0000          46,875        $0.96        $12.62
Series F.............................   1,000,000       1.0000       1,000,000        $0.56        $ 7.00
Series G.............................   2,287,634       1.0000       2,287,634        $0.80        $10.00
                                        ---------                    ---------
                                        5,605,813                    5,774,520
                                        =========                    =========

Significant terms of the outstanding convertible preferred stock are as follows:

     - Each share of convertible preferred stock is convertible into shares of common stock at the ratio in the above table (subject to adjustment for events of dilution), at the option of the stockholder. Unless automatically converted, holders of Series G convertible preferred stock may not convert their shares until two years after their issuance date. Each series of convertible preferred stock will be automatically converted into common stock upon the voluntary conversion of 66.7% of all outstanding shares of convertible preferred stock, or upon effectiveness of a registration statement under the Securities Act of 1933 meeting certain criteria.

     - Holders of Series A, Series B, Series C, Series D, and Series F convertible preferred stock have the right to vote on an "as-if-converted" basis with the holders of common stock. Holders of Series G convertible preferred stock are entitled to the number of votes equal to 3/4 of the number of shares of common stock into which such shares could be converted. Certain actions of the Company require majority approval by the holders of the Series A convertible preferred stock.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

     - Series E convertible preferred stock have not been issued and are reserved for issuance upon the exercise of certain warrants (see "warrants" below).

     - Dividends on the shares of convertible preferred stock are noncumulative. At December 31, 1999 dividends on convertible preferred stock have not been declared or paid.

     - In the event of liquidation, dissolution or winding up of the Company, convertible preferred shareholders are entitled to receive their liquidation preference, plus any declared and unpaid dividends with respect to such shares prior to any distributions to other stockholders. Dividend and liquidation amounts which are less than the convertible preferred stock dividend or liquidation preferences are payable ratably among the stockholders of convertible preferred stock in proportion to the respective dividend rates or liquidation values. Upon completion of the distribution, the holders of the common stock will receive all remaining assets of the corporation.

Put Option

Under the terms of its acquisition of Proteomics, the Company granted holders of the Series G convertible preferred stock the right, but not the obligation, to require that the Company repurchase the Series G convertible preferred stock at $10 per share in the event the Company either (1) sells 50% or more of its shares of Proteomics common stock or (2) sells substantially all of the assets of Proteomics to a non-affiliated third party. The put options expire in February 2002 or upon an initial public offering meeting certain criteria.

Warrants

The Company has reserved 1,232,061 shares of common stock for issuance upon the exercise of a warrant granted on September 1, 1998 to Dow in conjunction with the Agreement. The warrant consisted of two tranches, one for 410,687 shares of common stock and one for 821,374 shares of common stock. The first tranche was immediately exercisable and expires upon the earlier of August 31, 2003 or two years after the termination of the Agreement. The second tranche was initially exercisable through February 28, 1999 after which it terminated, but was effectively regranted and becomes exercisable when and if the Company receives certain milestone payments under the Agreement (see Note 8). During 1999, the Company received the milestone payments and as a result, all 1,232,061 shares of common stock were exercisable under the warrant at December 31, 1999. Under the terms of the Agreement, the warrant was initially exercisable at $10.00 a share through February 28, 1999; thereafter $11.50 a share through August 31, 1999; thereafter $13.23 a share through August 31, 2000; thereafter $15.21. If the warrant is exercised and the Company has not effected an initial public offering of its common stock by December 31, 2008, the Company must arrange a private sale of the related common stock or repurchase the related common stock at its fair market value as determined by a nationally recognized investment bank.

The fair value of this warrant was determined to be $1,392,000 on the date of grant using the Black-Sholes option-pricing model with the following assumptions: expected volatility of 60%; risk-free interest rates of 5.0%; expected life of 5 years for the first tranche and six months for the second tranche; and no dividend yield. The fair market value of the second tranche was determined to be $3,411,000 on the dates of the effective regranting during 1999 using the Black-Sholes option-pricing model. The following assumptions were used to revalue the second tranche during 1999: expected volatility of 60%, risk-free interest rates from 5.2% to 5.5%; expected life of 4.2 to 4.5 years; and no expected dividend yield.

At December 31, 1998 and 1999 the Company accreted $1,224,000 and $5,353,000, respectively, related to changes in the fair value of the warrant. These amounts were recorded as a charge to accumulated deficit. Such charge increased the loss applicable to common stockholders. The following assumptions were used at December 31, 1998 and 1999 to determine the accretion amount: expected volatility of 60%, risk-free interest rates from 4.6% to 6.4%; expected life of
4.7 years and 0.2 years during 1998 and 3.7 years during 1999, and no expected dividend yield.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

The Company granted warrants to purchase 146,875 shares of Series E convertible preferred stock during 1997. A warrant to purchase 46,875 shares of Series E convertible preferred stock was granted to an employee. This warrant is exercisable at $12.62 per share, expires on May 20, 2001 and is fully exercisable.

A warrant to purchase 100,000 shares of Series E convertible preferred stock was granted to a marketing consultant. This warrant is exercisable at $4.00 per share, expires on February 20, 2002 and is exercisable upon a public offering of common stock priced in excess of $9.00 per share with gross proceeds exceeding $15,000,000, or upon the voluntary conversion of 66.7% of all outstanding shares of convertible preferred stock. The granting of this warrant resulted in the Company recording non-cash expense of $383,000 pursuant to SFAS No. 123. The fair value of this warrant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 60%; risk-free interest rate of 5.7%; expected life of 4.1 years; and no dividend yield. The Company has reserved 146,875 shares of Series E convertible preferred stock for issuance upon the exercise of these warrants and 146,875 shares of common stock for issuance upon the subsequent conversion of the Series E convertible preferred stock.

The Company has also reserved 29,322 shares of common stock for issuance upon the exercise of a warrant granted during 1988. This warrant is currently exercisable to purchase common stock at $2.39 per share, and expires five years after an initial public offering of common stock.

Stock Plans

The Company has adopted the 1988, 1990, 1992 and 1999 Stock Plans (the
"Plans"). Under the terms of the Plans, the Company's employees, officers, directors and consultants may be granted options to purchase, or allowed to immediately purchase, shares of the Company's common stock. The terms of options or exercise price are determined by the Board of Directors. Stock options granted under the Plans are exercisable over a ten-year period from the grant date and have a vesting period ranging from immediate vesting to four years. Options granted under the Plans may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options may be granted to Company employees, directors and consultants. Incentive and nonqualified stock options granted under the Plans may be granted at exercise prices no less than 100% and 85%, respectively, of the estimated fair value of the company's common stock on the date of grant. However, an option granted to a 10% shareholder under the Plans shall be granted at an exercise price not less than 110% of the estimated fair value of the Company's common stock on the date of the grant.

The Company has authorized 3,900,000 shares of common stock for issuance under the Plans. There were 552,325 shares of common stock available for grant at December 31, 1999. The Plans include a net exercise provision whereby shares of the Company's stock which have been owned for more than one year can be exchanged at fair market value to pay for the exercise of stock options. Employees exchanged 2,530, 3,075 and 5,062 shares of common stock to exercise options under the net exercise provision during 1997, 1998 and 1999, respectively.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

Outstanding options are summarized as follows:

                                                              ---------------------
                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Outstanding, December 31, 1996..............................  1,695,679     $ 3.91
  Granted...................................................    100,000       7.00
  Exercised.................................................    (87,279)      2.35
  Forfeited.................................................   (264,800)      3.19
                                                              ---------
Outstanding, December 31, 1997..............................  1,443,600       4.35
  Granted...................................................    131,000       7.34
  Exercised.................................................   (120,369)      1.82
  Forfeited.................................................    (15,000)     12.62
                                                              ---------
Outstanding, December 31, 1998..............................  1,439,231       4.75
  Granted...................................................  1,585,375      10.43
  Exercised.................................................    (49,114)      3.71
  Forfeited.................................................   (145,287)      3.33
                                                              ---------
Outstanding, December 31, 1999..............................  2,830,205     $ 8.02
                                                              =========
Options exercisable:
  December 31, 1997.........................................  1,311,260     $ 3.82
  December 31, 1998.........................................  1,251,944     $ 4.23
  December 31, 1999.........................................  1,161,811     $ 4.59

The activity in the table above includes options granted to consultants during 1998 and 1999 of 16,000 shares and 5,000 shares, respectively. There were no options granted to consultants in 1997. The number of options outstanding at December 31, 1999 includes 627,525 options to consultants.

The weighted-average fair value of options granted was $2.92 in 1997, $2.55 in 1998 and 10.69 in 1999.

The following table summarizes information about stock options outstanding and exercisable under the Plans at December 31, 1999:

                                                 ---------------------------------------------------------------
                                                          OUTSTANDING OPTIONS              EXERCISABLE OPTIONS
                                                 -------------------------------------    ----------------------
                                                               WEIGHTED-
                                                                AVERAGE      WEIGHTED-                 WEIGHTED-
                                                               REMAINING      AVERAGE                   AVERAGE
                   RANGE OF                      NUMBER OF    CONTRACTUAL    EXERCISE     NUMBER OF    EXERCISE
                EXERCISE PRICES                   OPTIONS        LIFE          PRICE       OPTIONS       PRICE
                ---------------                  ---------    -----------    ---------    ---------    ---------
$ 0.40.........................................     40,375     8.3 years      $ 0.40         23,955     $ 0.40
$ 2.00 to $ 3.50...............................    799,330     2.1 years      $ 3.08        799,330     $ 3.08
$ 4.50 to $ 7.00...............................    295,500     6.8 years      $ 6.28        210,711     $ 5.99
$10.00 to $12.62...............................  1,695,000     9.7 years      $10.84        127,815     $12.52
                                                 ---------                                ---------
                                                 2,830,205     7.2 years      $ 8.02      1,161,811     $ 4.59
                                                 =========                                =========

The fair value of each option granted to employees was estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants made during 1997, 1998 and 1999: risk-free interest rates of 6.1%, 5.6% and 6.5%, respectively; expected life of nine, six and six years, respectively; and no expected dividend yield.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

Pro Forma Net Loss

If compensation cost for the Company's stock-based compensation plans and the warrant granted to an employee had been determined based on the fair value at the grant dates consistent with a method prescribed by SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                              ------------------------------------------
                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                 1997           1998            1999
                                                              -----------    -----------    ------------
Net loss:
  As reported...............................................  $(6,569,000)   $(9,421,000)   $(27,917,000)
  Pro forma.................................................  $(6,909,000)   $(9,636,000)   $(28,393,000)
Loss per common share:
  As reported:
     Basic and diluted......................................  $     (1.06)   $     (1.51)   $      (4.51)
  Pro forma:
     Basic and diluted......................................  $     (1.11)   $     (1.54)   $      (4.59)

Stock Compensation

The Company issued 1,030,000 options to employees, officers and directors on December 31, 1999. These options are exercisable at between $10.00 and $11.25 per share, have a 10 year life and vest in quarterly installments over 3 years. Deferred compensation in the amount of $7,809,000 was recorded as the difference between the exercise price and the estimated fair value of the common stock as of December 31, 1999. In December 1999, certain officers and key employees were granted options that will become exercisable upon an initial public offering ("IPO"), among other conditions. As a result, non-cash compensation expense will be recognized upon completion of an IPO based on the difference between the exercise price of those options and the IPO price.

The Company also issued options to purchase 16,000 shares of common stock to consultants during 1998. These options are exercisable at $7.00 per share, have a 10-year life and vest over periods ranging from one to three years. The Company issued an option to purchase 5,000 shares of common stock to a consultant during 1999. This option is exercisable at $10.00 per share, has a 10-year life and vests over three years. The issuance and subsequent revaluation of these options resulted in the Company recording deferred expense of $120,000 and $127,000 during 1998 and 1999. The fair value of each option granted was estimated on the date of grant and each option was revalued periodically until it vested using the Black-Scholes option-pricing model with the following weighted-average assumptions during 1998 and 1999: expected volatility of 60%; risk-free interest rate of 5.1% and 6.1%, respectively; initial expected life of ten years; and no expected dividend yield.

The Company issued 9,510 shares of common stock valued at $89,000 during 1997, 10,353 shares of common stock valued at $81,000 during 1998, and 3,149 shares of common stock valued at $31,000 during 1999 to SRI International in exchange for research and development services.

Stockholders' Notes Receivable

The Company's Board of Directors has approved loans up to a maximum of $650,000 for salaried employees who are not officers to exercise options to purchase shares of the Company's common stock. Employees borrowed $10,000 to purchase 3,000 shares of common stock in 1997, $22,000 to purchase 14,700 shares of common stock in 1998 and $82,000 to purchase 25,000 shares of common stock in 1999. The notes are for full recourse and have been recognized within stockholders' equity.

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

11.  EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) defined contribution retirement plan covering all employees who meet minimum eligibility requirements. During 1997, 1998 and 1999, the Company made discretionary matching contributions equal to 50% of the amount each employee elected to contribute up to a maximum Company match of 3% of an employee's compensation. The Company's contributions under this plan amounted to $79,000, $92,000 and $155,000 for 1997, 1998 and 1999, respectively.

12.  INCOME TAXES

The components of the Company's income tax provision for the years ended December 31 consist of:

                                                              --------------------------------
                                                                1997        1998        1999
                                                              --------    --------    --------
Current:
  Federal...................................................  $     --    $     --    $190,000
  State.....................................................        --          --          --
Deferred....................................................        --          --          --
                                                              --------    --------    --------
          Income tax provision..............................  $     --    $     --    $190,000
                                                              ========    ========    ========

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate. The effective tax rate and the statutory federal income tax rate for the years ended December 31 are reconciled as follows:

                                                              -----------------------
                                                              1997     1998     1999
                                                              -----    -----    -----
Federal income tax benefit at statutory rate................  (35.0)%  (35.0)%  (35.0)%
Purchased research and development..........................     --       --     24.2
Research and development credits............................   (5.3)    (4.0)    (1.9)
Change in valuation allowance for income taxes..............   41.2     39.9     12.4
Other.......................................................   (0.9)    (0.9)     1.0
                                                              -----    -----    -----
                                                                0.0%     0.0%     0.7%
                                                              =====    =====    =====

The significant components of net deferred tax assets recorded in the Company's balance sheet at December 31 are:

                                                              ----------------------------
                                                                  1998            1999
                                                              ------------    ------------
Deferred tax assets:
  Deferred revenue..........................................  $  2,976,000    $  7,661,000
  Net operating loss carryforwards..........................    13,939,000      12,072,000
  Tax credit carryforwards..................................     3,043,000       4,555,000
  Capitalized project costs.................................     1,371,000       1,235,000
  Allowance for bad debts...................................       513,000              --
  Other.....................................................       131,000         235,000
                                                              ------------    ------------
          Total deferred tax assets.........................    21,973,000      25,758,000
                                                              ------------    ------------
Deferred tax liabilities:
  Amortization of intangible assets.........................    (1,144,000)     (1,470,000)
                                                              ------------    ------------
          Total deferred tax liabilities....................    (1,144,000)     (1,470,000)
                                                              ------------    ------------
Valuation allowance.........................................   (20,829,000)    (24,288,000)
                                                              ------------    ------------
Net deferred income tax asset...............................  $         --    $         --
                                                              ============    ============

                        LARGE SCALE BIOLOGY CORPORATION
                    (FORMERLY BIOSOURCE TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

At December 31, 1999, the Company has net operating loss carryforwards available to reduce future taxable income of approximately $32,726,000 for federal income tax reporting purposes expiring from 2006 through 2018, and $11,108,000 for state income tax reporting purposes expiring from 2001 through 2003. The difference between the federal and state net operating loss carryforwards is attributed to the California limitation of loss carryforwards to 50% of net operating losses and the capitalization of certain research costs for state income tax purposes. Additionally, at December 31, 1999, the Company has research and development credit carryforwards and alternative minimum tax carryforwards of approximately $2,657,000 available to reduce future federal income taxes expiring from 2003 through 2013 and $1,898,000 available to reduce future state income taxes with no date of expiration. The Company has fully reserved all net deferred tax assets, primarily consisting of net operating loss and tax credit carryforwards, as management does not believe that their future realization is more likely than not.

The extent to which the loss carryforwards can be used to offset future taxable income may become limited if changes in the Company's stock ownership exceed certain defined limits.

13.  SUPPLEMENTAL CASH FLOW DISCLOSURES

The Company issued 2,287,634 shares of Series G convertible preferred stock in exchange for 92.5% of the outstanding common stock of Proteomics (see Note 2). Net cash acquired in connection with the Proteomics acquisition is as follows:

Issuance of Series G convertible preferred stock............  $ 22,876,000
Issuance of stock options...................................       394,000
Fees and expenses...........................................        53,000
Less fair value of noncash net assets acquired..............   (23,302,000)
                                                              ------------
Net cash acquired...........................................  $     21,000
                                                              ============

Equipment with a net book value of $59,000 was exchanged for research services during 1997.

During 1997, 1998 and 1999 the Company issued 3,000, 14,700 and 25,000 shares of its common stock in exchange for $10,000, $22,000 and $82,000 in notes receivable.

The Company recorded deferred compensation of $120,000 in 1998 and $7,936,000 in 1999 related to the issuance of common stock options.

14.  RELATED PARTY TRANSACTIONS

Two of the Company's directors are managing directors of Technology Directors, Inc. In 1998, the Company entered into a consulting and business development arrangement with Technology Directors, Inc. to provide management advisor services to the Company. In addition to compensation for these management advisory services, Technology Directors, Inc. received a fee in connection with amounts received under the Agreement with Dow. Expenses related to this consulting arrangement totaled $302,000 and $644,000 during 1998 and 1999, respectively, and were included in general, administrative and marketing expenses. Amounts owed under this arrangement at December 31, 1998 and 1999 totaled $35,000 and $15,000, respectively, and are included in accounts payable.

Pursuant to an employment agreement with an employee and founder of Proteomics, the Company is obligated to pay the employee $20,833 per month over two years for a five-year non-compete agreement. In addition, the Company entered into a license and consulting agreement with the employee covering certain biochip technology developed by him. This agreement provides for a $4,000 per month consulting fee over two years and license fees of $6,667 per month over five years. The license is a worldwide, exclusive non-royalty bearing license to the biochip technology. Expenses related to these arrangement totaled $190,000 during 1999. Amounts owed under these arrangements at December 31, 1999 were $625,000 and were included in accounts payable and accrued expenses.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Large Scale Proteomics

In our opinion, the accompanying balance sheets and the related statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Large Scale Proteomics (formerly Large Scale Biology Corporation) (the Company) as of October 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
January 15, 1999,
except as to Note 10,
as to which the date is February 5, 1999

                             LARGE SCALE PROTEOMICS
                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)

                                 BALANCE SHEETS
                           OCTOBER 31, 1998 AND 1997

                                                              -----------------------
                                                                 1998         1997
                                                              ----------    ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  194,989    $  28,535
  Accounts receivable.......................................     158,657      125,285
                                                              ----------    ---------
          Total current assets..............................     353,646      153,820
Property and equipment, net.................................     757,930      207,341
Patents, net................................................      10,875       22,388
                                                              ----------    ---------
          Total assets......................................  $1,122,451    $ 383,549
                                                              ==========    =========
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
  SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.....................  $  128,896    $ 103,717
  Accrued salaries and benefits.............................     385,538      366,079
  Capital lease obligations.................................      22,911       21,185
  Notes payable.............................................      14,276        7,635
  Deferred revenue..........................................     628,133      256,602
  Deferred revenue -- equipment purchases...................     599,550           --
                                                              ----------    ---------
          Total current liabilities.........................   1,779,304      755,218
Capital lease obligations, net of current portion...........      13,686       36,855
                                                              ----------    ---------
          Total liabilities.................................   1,792,990      792,073
                                                              ----------    ---------
Mandatorily redeemable preferred stock, class B, par value
  $.001; 200,000 shares authorized; 163,800 shares issued
  and outstanding...........................................     259,238      251,048

Commitments and contingencies
Shareholders' deficit:
  Preferred stock, class A, par value $.001; 11,800,000
     shares authorized; none issued and outstanding.........          --           --
  Common stock, class A, par value $.001; 20,000,000 shares
     authorized; none issued and outstanding................          --           --
  Common stock, class B, par value $.001; 10,000,000 shares
     authorized; 9,795,081 shares issued and outstanding....       9,795        9,795
  Accumulated deficit.......................................    (939,572)    (669,367)
                                                              ----------    ---------
          Total shareholders' deficit.......................    (929,777)    (659,572)
                                                              ----------    ---------
          Total liabilities, mandatorily redeemable
          preferred stock and shareholders' deficit.........  $1,122,451    $ 383,549
                                                              ==========    =========

The accompanying notes are an integral part of these financial statements.

                             LARGE SCALE PROTEOMICS
                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                 FOR THE YEARS ENDED OCTOBER 31, 1998 AND 1997

                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Revenue:
  Grant and commercial research revenue.....................  $1,304,646    $1,026,025
  Instrumentation and software support......................     147,577       246,179
                                                              ----------    ----------
          Total revenue.....................................   1,452,223     1,272,204
Operating expenses..........................................   1,708,268     1,359,656
                                                              ----------    ----------
     Loss from operations...................................    (256,045)      (87,452)
Other income and (expenses):
  Other expenses............................................        (402)      (20,053)
  Interest expense..........................................      (9,151)       (5,835)
  Interest income...........................................       3,583           866
  Other income..............................................          --           270
                                                              ----------    ----------
     Net loss...............................................    (262,015)     (112,204)
Accumulated deficit:
  Balance, beginning of year................................    (669,367)     (548,973)
  Preferred stock dividends.................................      (8,190)       (8,190)
                                                              ----------    ----------
  Balance, end of year......................................  $ (939,572)   $ (669,367)
                                                              ==========    ==========

The accompanying notes are an integral part of these financial statements.

                             LARGE SCALE PROTEOMICS
                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED OCTOBER 31, 1998 AND 1997

                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net loss..................................................  $(262,015)   $(112,204)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    130,052       63,486
     Loss on disposal of property and equipment.............         --       17,961
     Changes in assets and liabilities:
       Accounts receivable..................................    (33,372)     (57,050)
       Other current assets.................................         --       11,938
       Accounts payable and accrued expenses................     25,179      (64,229)
       Accrued salaries and benefits........................     19,459       21,892
       Deferred revenue.....................................    371,531      172,860
       Deferred revenue -- equipment purchases..............    599,550           --
                                                              ---------    ---------
          Net cash provided by operating activities.........    850,384       54,654
                                                              ---------    ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (663,869)     (36,337)
  Costs of patents..........................................     (5,259)      (9,354)
                                                              ---------    ---------
          Net cash used in investing activities.............   (669,128)     (45,691)
                                                              ---------    ---------
Cash flows from financing activities:
  Proceeds from notes payable...............................      6,641           --
  Principal payments on notes payable.......................         --       (7,492)
  Principal payments on obligations under capital leases....    (21,443)      (1,520)
                                                              ---------    ---------
          Net cash used in financing activities.............    (14,802)      (9,012)
                                                              ---------    ---------
Net increase (decrease) in cash and cash equivalents........    166,454          (49)
Cash, beginning of year.....................................     28,535       28,584
                                                              ---------    ---------
Cash, end of year...........................................  $ 194,989    $  28,535
                                                              =========    =========
Supplemental schedule of non-cash investing and financing
  activities:
  Property and equipment acquired under capital lease
     obligations............................................  $      --    $  59,560
  Refinancing of notes payable..............................  $   7,635    $      --
  Preferred stock dividends.................................  $   8,190    $   8,190
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   9,151    $   5,835

The accompanying notes are an integral part of these financial statements.

                             LARGE SCALE PROTEOMICS
                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

 1.  ORGANIZATION

Large Scale Proteomics (the Company), formerly Large Scale Biology Corporation, was incorporated in the State of Delaware and commenced operations in February 1987. The Company builds large-scale protein databases and the analytical instrumentation and software necessary for their development. The databases permit the evaluation of metabolic changes at the protein level providing a unique tool for the discovery and development of new and/or improved drugs and diagnostics. The Company intends to commercialize its databases via non-exclusive, multi-year subscriptions to pharmaceutical, diagnostic and biotechnology customers in conjunction with related services such as proprietary studies (for client provided samples) and, for strategic partners, technology transfer. The Company's core business is in two dimensional gel electrophoresis and analytical database software technology utilized by pharmaceutical customers seeking contract studies, software, instrumentation and consulting. In addition to its commercial activities, the Company also invests significantly in technology development funded through numerous federal research and development (R&D) grants.

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include amounts invested in accounts which are readily convertible to cash with original maturities of three months or less.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Management believes that contract receivables are fully collectible and no allowance for doubtful accounts is necessary.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Equipment under capital leases is recorded at the lower of fair value or the net present value of future minimum lease payments determined at the inception of the lease. Depreciation of assets is calculated over the estimated useful lives, ranging from 5 to 7 years, of the assets using the straight-line method. Upon retirement, the cost and related accumulated depreciation is eliminated from the respective accounts and the resulting gain or loss, if any, is included in operations. Equipment under capital leases is amortized over the lease term or the estimated useful life of the asset, whichever is less. Maintenance and repairs are charged to expense as incurred.

PATENTS

Legal costs incurred for patent research and application expenses are capitalized as incurred and amortized on a straight-line basis over the estimated useful life of the patents, once granted. The estimated useful life of all patents is 5 years.

LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets utilizing qualitative and quantitative factors. At such time as an impairment in value is identified, the impairment will be quantitatively measured in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and charged to operations.

REVENUE RECOGNITION

Commercial research revenue is recognized as services are performed. Deferred commercial revenue represents that portion of revenue received, which has not yet been earned. Grant revenue is recognized as expenses are incurred and billed, except that revenue received for equipment purchases is deferred and recognized as revenue as the related equipment is depreciated. Revenue from the sale of instrumentation is recognized upon shipment of the product, provided that the fee is fixed and determinable, persuasive evidence of an arrangement exists and collection of the resulting receivable is probable. The

                             LARGE SCALE PROTEOMICS
                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Company has not experienced any returns of its products. Revenue related to software support is recognized ratably over the terms of the related agreements.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred and totaled $764,358 and $662,190 for the years ended October 31, 1998 and 1997, respectively.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

The majority of the Company's revenue is derived through grants with the U.S. Government. For the years ended October 31, 1998 and 1997, approximately 60% and 81%, respectively, of the Company's revenue was derived from these agreements. At October 31, 1998 and 1997, the U.S. Government represented approximately 40% and 37%, respectively, of the total accounts receivable balance. At October 31, 1998, one commercial customer represented approximately 15% of that total accounts receivable balance. Additionally, at October 31, 1997, three commercial customers represented approximately 17%, 10% and 10%, respectively, of the total accounts receivable balance.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the current tax provision for the period plus the change during the period in deferred tax assets and liabilities.

 3.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                              --------------------
                                                                  OCTOBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Office furniture and equipment..............................  $256,507    $208,314
Laboratory equipment........................................   724,436     116,667
                                                              --------    --------
                                                               980,943     324,981
Less accumulated depreciation...............................   223,013     117,640
                                                              --------    --------
Property and equipment......................................  $757,930    $207,341
                                                              ========    ========

                             LARGE SCALE PROTEOMICS
                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Company leases certain office and laboratory equipment under capital leases. As of October 31, 1998, the cost and accumulated amortization related to these capital leases was $67,956 and $17,145, respectively. As of October 31, 1997, the cost and accumulated amortization related to these capital leases was $67,956 and $4,039, respectively.

Depreciation expense was $113,280 and $52,667 for the years ended October 31, 1998 and 1997, respectively.

 4.  PATENTS

Patents consist of the following:

                                                              ----------------------
                                                                   OCTOBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
Patents.....................................................  $ 128,711    $ 123,452
Accumulated amortization....................................   (117,836)    (101,064)
                                                              ---------    ---------
                                                              $  10,875    $  22,388
                                                              =========    =========

Amortization expense was $16,772 and $10,819 for the years ended October 31, 1998 and 1997, respectively.

 5.  NOTES PAYABLE

The Company issued a note payable for $6,641 during 1998. This note bears interest at 10% and matures on November 1, 1999.

The Company borrowed $7,635 from Company officers on October 31, 1997, evidenced by non-interest bearing notes payable due October 31, 1998. During fiscal 1998, the Company renegotiated the terms of these notes, which now mature on November 1, 1999.

 6.  INCOME TAXES

The significant components of deferred tax assets and liabilities are temporary differences arising from the following at October 31:

                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
Deferred tax assets (liabilities):
  Property and equipment....................................  $(251,757)   $ (35,423)
  Accrued expenses..........................................    148,895      141,380
  Net operating loss carryforwards..........................    104,858       48,993
  Deferred revenue..........................................    357,659       99,100
  Research and experimentation credit carryforwards.........     88,036       71,036
  Deferred rent.............................................     13,211        9,523
                                                              ---------    ---------
                                                                460,902      334,609
  Valuation allowance.......................................   (460,902)    (334,609)
                                                              ---------    ---------
          Net deferred tax asset............................  $      --    $      --
                                                              =========    =========

Realization of net deferred tax assets at the balance sheet date are dependent upon future earnings which are uncertain. Accordingly, a full valuation allowance was recorded against these assets as of October 31, 1998 and 1997.

The Company has available at October 31, 1998, unused operating loss carryforwards of $271,512, which may be applied against future taxable income, expiring in various years through 2018. The Company has tax credit carryforwards of $88,036 expiring beginning in 2007 to reduce future federal income taxes to the extent permitted under the Internal Revenue Code.

                             LARGE SCALE PROTEOMICS
                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 7.  COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

The Company leases certain equipment under capital leases expiring at various dates through 2000. The Company occupies office space and laboratory facilities under an operating lease with an original term in excess of one year. The Company has been granted free rent periods under the office and laboratory lease, which contains a fixed annual rent escalation clause. The accompanying statements of operations reflects rent expense of $127,956 and $131,596 computed on a straight-line basis over the term of the lease for the years ended October 31, 1998 and 1997, respectively. Included in accounts payable and accrued expenses at October 31, 1998 and 1997 were $24,659 and $34,208, respectively, of deferred rent.

Future minimum lease payments at October 31, 1998 are as follows:

                                                              --------------------
                                                              OPERATING    CAPITAL
                                                                LEASE       LEASE
                                                              ---------    -------
1999........................................................  $147,065     $26,874
2000........................................................    99,985      14,573
                                                              --------     -------
                                                              $247,050      41,447
                                                              ========
Less amount representing interest...........................                 4,850
                                                                           -------
                                                                            36,597
Less current portion........................................                22,911
                                                                           -------
Long-term portion...........................................               $13,686
                                                                           =======

PROPERTY AND EQUIPMENT

During the fiscal year ended October 31, 1998, $656,542 of property and equipment was purchased with Federal grant funds. Although title vests with the Company, the final disposition of the property and equipment procured with these funds resides with the Federal Government.

LITIGATION AND CLAIMS

The Company from time to time is subject to litigation relating to matters in the ordinary course of business. The Company believes that any ultimate liability resulting from these contingencies will not have a material adverse effect on the Company's results of operations or financial position.

 8.  MANDATORILY REDEEMABLE PREFERRED STOCK

Under the terms of the Company's Certificate of Relative Rights and Preferences, the holders of the Class B Mandatorily Redeemable Preferred Stock (Preferred Stock) are entitled to redeem the Preferred Stock at any time on or after January 1, 1997 for $1.00 per share plus all cumulative dividends unpaid to date at an annual rate of $.05 per share. These dividends hold preference to the holders of the Company's Common Stock and Class A Preferred Stock. For each of the years ended October 31, 1998 and 1997, the Company recorded dividends of $8,190. In the event of liquidation or dissolution of the Company, the holders of the Preferred Stock are entitled to $1.00 per share plus all cumulative dividends unpaid to date of liquidation.

 9.  STOCK OPTIONS

During fiscal 1998, the Company granted non-qualified common stock options to certain of its employees at $.10 per share, the estimated fair value of the underlying common stock at the date of grant. The options expire ten years from the date of grant

                             LARGE SCALE PROTEOMICS
                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

and vest either immediately or one-fourth on the first anniversary of the employee's date of hire and pro rata on a monthly basis thereafter.

Stock option activity for 1997 and 1998 was as follows:

                                                              ------------------------------------
                                                                                        WEIGHTED
                                                                                         AVERAGE
                                                                           WEIGHTED     REMAINING
                                                                           AVERAGE     CONTRACTUAL
                                                              NUMBER OF    EXERCISE       LIFE
                                                               OPTIONS      PRICE       IN YEARS
                                                              ---------    --------    -----------
Outstanding October 31, 1996................................   100,000      $0.001        0.58
  Granted...................................................        --          --          --
  Exercised.................................................        --          --          --
  Expired or cancelled......................................        --          --          --
                                                               -------
Outstanding October 31, 1997................................   100,000       0.001        0.58
  Granted...................................................   107,500        0.10        9.14
  Exercised.................................................        --          --          --
  Expired or cancelled......................................        --          --          --
                                                               -------
Outstanding October 31, 1998................................   207,500      $ 0.05        5.02
                                                               =======
  Exercisable...............................................   186,070      $ 0.05
                                                               =======

The Company elected the disclosure-only presentation of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No.
123), in fiscal 1997 and, consequently, makes no charge against operations in the financial statements with respect to the fair value of the options granted. To measure stock-based compensation in accordance with SFAS No. 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

The following table sets forth the assumptions used and the pro forma net loss resulting from applying SFAS No. 123:

Net loss:
  As reported...............................................  $   (262,015)
  Pro forma.................................................  $   (265,517)
Risk-free interest rate.....................................   4.4% to 5.9%
Expected life in years......................................            10
Dividend yield..............................................             0%
Volatility..................................................             0%
Weighted average remaining contractual life in years........           9.1
Weighted average fair value at date of grant in dollars.....  $       0.04

10.  SUBSEQUENT EVENTS

On January 25, 1999, the Company signed an agreement with Biosource Technologies, Inc. (Biosource) whereby Biosource would purchase at least 80% of the common stock of the Company from certain shareholders. For each share of Company common stock tendered to Biosource, the shareholder will receive one-fourth of a share of Series G Preferred Stock of Biosource. As of February 5, 1999, eighty percent of the outstanding common stock of the Company had been tendered to Biosource.

On January 28, 1999, the Company redeemed all of the outstanding shares of Class B Preferred Stock for $261,286.

                             LARGE SCALE PROTEOMICS
                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)

           UNAUDITED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                  THREE MONTHS ENDED JANUARY 31, 1998 AND 1999

                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
Revenue.....................................................  $ 275,000    $ 338,000
Operating expenses..........................................    378,000      289,000
                                                              ---------    ---------
Income (loss) from operations...............................   (103,000)      49,000
Other income (expense)......................................     (2,000)          --
                                                              ---------    ---------
Net income (loss)...........................................   (105,000)      49,000
Accumulated deficit:
  Balance, October 31.......................................   (669,000)    (940,000)
  Preferred stock dividends.................................     (2,000)      (2,000)
                                                              ---------    ---------
  Balance, January 31.......................................  $(776,000)   $(893,000)
                                                              =========    =========

See accompanying notes to financial statements.

                             LARGE SCALE PROTEOMICS

                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)
                       UNAUDITED STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED JANUARY 31, 1998 AND 1999

                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
Cash flows from operating activities:
  Net income (loss).........................................  $(105,000)   $  49,000
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation of property and equipment.................     14,000       43,000
     Changes in assets and liabilities:
       Accounts receivable..................................     48,000       14,000
       Accounts payable and accrued expenses................     (7,000)    (257,000)
       Deferred revenue.....................................    272,000      295,000
                                                              ---------    ---------
          Net cash provided by operating activities.........    222,000      144,000
                                                              ---------    ---------
Cash flows from investing activities:
  Capital expenditures......................................   (136,000)     (51,000)
                                                              ---------    ---------
          Net cash used in investing activities.............   (136,000)     (51,000)
                                                              ---------    ---------
Cash flows from financing activities:
  Proceeds from issuance of note payable....................     26,000           --
  Redemption of preferred stock.............................         --     (261,000)
  Principal payments on long-term debt......................     (5,000)      (6,000)
                                                              ---------    ---------
          Net cash provided by (used in) financing
          activities........................................     21,000     (267,000)
                                                              ---------    ---------
Net increase (decrease) in cash and cash equivalents........    107,000     (174,000)
Cash and cash equivalents at beginning of period............     29,000      195,000
                                                              ---------    ---------
Cash and cash equivalents at end of period..................  $ 136,000    $  21,000
                                                              =========    =========

See accompanying notes to financial statements.

                             LARGE SCALE PROTEOMICS
                   (FORMERLY LARGE SCALE BIOLOGY CORPORATION)

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                  THREE MONTHS ENDED JANUARY 31, 1998 AND 1999

 1.  BASIS OF PRESENTATION

Large Scale Proteomics Corporation (formerly Large Scale Biology Corporation) (the "Company") builds large-scale protein databases and the analytical instrumentation and software necessary for their development. The Company's core business is in two dimensional gel electrophoresis and analytical database software technology utilized by pharmaceutical customers seeking contract studies, software, instrumentation and consulting.

Basis of Accounting -- These financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Use of Estimates -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenue and expenses during the period. Actual results could differ from those estimates.

In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the Company's financial position, results of operations and cash flows for the interim periods presented. All adjustments are normal recurring entries. Such financial statements are not necessarily indicative of the results to be expected for the full year.

 2.  LARGE SCALE BIOLOGY CORPORATION

In January 1999, the Company entered into an agreement ("Agreement") to be acquired by Large Scale Biology Corporation (formerly Biosource Technologies, Inc.) ("Parent Corporation"). In exchange for 2,287,634 shares of its Series G convertible preferred stock, the Parent Corporation acquired 92.5% of the Company's common stock.

In conjunction with the acquisition of the Company, certain employees waived their rights to a portion of their deferred salaries. As a result, the Company reversed $191,000 of previously recognized deferred salary costs during the three months ended January 31, 1999.

Also in January 1999, the Company entered into a one year, $1,110,000 research and development agreement with the Parent Corporation. The Company is entitled to receive up to $1,110,000 for performance under the terms of the agreement. Revenue will be recognized as services are provided over the term of the agreement. The Company recognized no income for the three months ended January 31, 1999 and had $400,000 in deferred revenue at January 31, 1999 related to this contract.

 3.  SUBSEQUENT EVENTS

Subsequent to February 1, 1999, the Parent Corporation provided cash advances to the Company in exchange for a note accruing interest at 8.75% per year. The note matures March 31, 2000. At December 31, 1999, the balance of the note was $3,682,000 (including $126,000 of accrued interest).

On March 8, 2000, the Company exercised its option to acquire the 7.5% of the Company's common stock not held by the Parent Corporation for $74,000. As a result, the Company is now wholly owned by the Parent Corporation.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than the underwriting discounts payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee........................................  $26,400
NASD Filing Fee.............................................   10,500
Nasdaq National Market Listing Fee..........................     *
Printing and Engraving Expenses.............................     *
Legal Fees and Expenses.....................................     *
Accounting Fees and Expenses................................     *
Blue Sky Fees and Expenses..................................     *
Transfer Agent Fees.........................................     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................     *
                                                              =======

-------------------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws provide for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that, subject to Delaware law, our directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to Large Scale Biology Corporation and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company or our stockholders, for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our officers and directors, a form of which will be filed with the Securities and Exchange Commission as an
exhibit to our registration statement on Form S-1 (No. 333-          ). The
indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General
Corporation Law. Reference is also made to Section   of the underwriting
agreement contained in exhibit 1.1 hereto, indemnifying our officers and directors against certain liabilities, and section 1.11 of the Third Amended and Restated Registration Rights Agreement contained in exhibit 4.2 hereto, indemnifying the parties thereto, including controlling stockholders, against liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

In February 1999, in connection with the acquisition of our subsidiary, Large Scale Proteomics Corporation, we issued 2,287,634 shares of our Series G convertible preferred stock in exchange for 92.5% of the outstanding shares of Large Scale Proteomics Corporation's capital stock.

In September 1998, we issued to Dow a warrant to purchase up to 1,232,061 shares of our common stock at an exercise price of $10.00 per share, subject to increase over time to up to $15.21 per share. As of December 31, 1999, 1,232,061 shares of common stock are exercisable under the warrant at $13.23 a share. The warrant exercise price increases to $15.21 on September 1, 2000. The warrant expires upon the earlier of August 31, 2003 or two years after termination of the Dow Agreement. If the warrant is exercised and we have not effected an initial public offering of our common stock by December 31, 2008, we must arrange a private sale of the related common stock or repurchase the related common stock at its fair market value as determined by a nationally recognized investment bank.

In March and April 1998, we issued and sold 1,000,000 of our convertible Series F convertible preferred stock to Technology Directors II BST, LLC, Brown University Third Century Fund, Marvyn Carton and twelve other investors for an aggregate purchase price of $7,000,000.

In January 1988, we issued to Equitec Leasing Company a warrant to purchase 29,322 shares of our common stock at an exercise price of $2.39 per share. The warrant was transferred on January 14, 2000 to two individuals, Arnold Zimmerman and Sebastian J. Trusso in equal portions, covering 14,661 shares each.

In December 1997, we issued to Bruce A. Boyd a warrant to purchase 46,875 shares of our Series E convertible preferred stock at an exercise price of $12.62 per share.

In December 1997, we issued to Bay City Capital LLC a warrant to purchase 100,000 shares of our Series E convertible preferred stock at an exercise price of $4.00 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits listed in the exhibit Index are filed as part of this registration statement.

(a) Exhibits

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1*      Form of Underwriting Agreement.
 2.1*      Agreement and Plan of Reorganization, dated January 25,
           1999, by and amongst registrant, the entity formerly known as Biosource Technologies, Inc., Large Scale Biology
           Corporation, N. Leigh Anderson, Constance L. Seniff and
           Robert J. Walden and fourteen Large Scale Biology
           shareholders.
 3.1*      Amended and Restated Certificate of Incorporation, to be
           effective upon consummation of this offering.
 3.2*      Amended and Restated Bylaws, to be effective upon
           consummation of this offering.
 4.1*      Form of registrant's Specimen Common Stock Certificate.
 4.2*      Information and Registration Rights Agreement dated October
           11, 1990 by and among the registrant and the parties who are signatories thereto.
 4.3*      Amendment to the Information and Registration Rights
           Agreement dated October 11, 1990 by and among the registrant and the parties who are signatories thereto.
 4.4*      Second Amendment to the Information and Registration Rights
           Agreement dated October 10, 1991 by and among the registrant and the parties who are signatories thereto.
 4.5*      Third Amendment to the Information and Registration Rights
           Agreement dated March 20, 1998 by and among the registrant and the parties who are signatories thereto.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 4.6*      Fourth Amendment to the Information and Registration Rights
           Agreement dated September 1, 1998 by and among the
           registrant and the parties who are signatories thereto.
 4.8*      Warrant to purchase Series E Convertible Preferred Stock
           dated May 31, 1997, by and between the registrant and Bruce
           A. Boyd.
 4.9*      Warrant to purchase Series E Convertible Preferred Stock
           dated February 21, 1997, by and between the registrant and
           Bay City Capital LLC.
 4.10 *    Warrant to purchase 1,232,061 shares of common stock dated
           September 1, 1998, by and between the registrant and the Dow
           Chemical Company.
 4.11*     Warrant to purchase 29,322 shares of common stock dated
           January 29, 1988, by and between the registrant and the
           Equitec Leasing Company assigned in equal shares on January
           14, 2000 to Arnold Zimmerman and Sebastian J. Trusso.
 5.1*      Opinion of Brobeck, Phleger & Harrison LLP, counsel for the registrant, with respect to the common stock being
           registered.
 5.2*      Opinion of Howrey Simon Arnold & White LLP, with respect to those portions of the Registration Statement relating to
           intellectual material.
10.1*      Registrant's Amended and Restated 2000 Stock Plan.
10.2*      Registrant's 2000 Stock Incentive Plan.
10.3*      Registrant's 2000 Employee Stock Purchase Plan.
10.4*      Form of registrant's Directors' and Officers'
           Indemnification Agreement.
10.5       Dow Collaboration and License Agreement dated August 24,
           1998, by and among the registrant and Dow Chemical Company and its subsidiary Dow Agrosciences LLC.
10.6*      Collaboration between National Cancer Institute and Large
           Scale Biology dated January 5, 2000.
21.1*      Subsidiaries of the Registrant.
23.1       Consent of Deloitte & Touche LLP, Independent Auditors.
23.2       Consent of Pricewaterhouse Coopers LLP, Independent
           Auditors.
23.3*      Consent of Brobeck, Phleger & Harrison LLP (contained in
           their opinion filed as Exhibit 5.1).
23.3*      Consent of Howrey Simon Arnold & White LLP (contained in
           their opinion filed as Exhibit 5.2)
24.1       Power of Attorney. Reference is made to Page II-5.
27.1*      Financial Data Schedule. (In EDGAR format only)

-------------------------
*  To be filed by amendment

(b) Financial Statement Schedule

ITEM 17.  UNDERTAKINGS

We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws, indemnification agreements entered into between the company and our officers and directors, the underwriting agreement, or otherwise, we have been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vacaville, State of California, on this 6th day of April, 2000.

                                        By:        /s/ ROBERT L. ERWIN
                                         ---------------------------------------
                                            Robert L. Erwin
                                            Chairman of the Board and Chief
                                            Executive Officer

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Robert L. Erwin, David R. McGee, Ph.D. and John S. Rakitan and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the persons whose signatures appear below, which persons have signed such registration statement in the capacities and on the dates indicated:

                      SIGNATURE                                            TITLE                          DATE
                      ---------                                            -----                          ----

                 /s/ ROBERT L. ERWIN                     Chairman of the Board and Chief Executive    April 6, 2000
-----------------------------------------------------                     Officer
                   Robert L. Erwin                             (Principal Executive Officer)

                 /s/ DAVID R. MCGEE                       Senior Vice President, Chief Operating      April 6, 2000
-----------------------------------------------------         Officer and Assistant Secretary
                David R. McGee, Ph.D.

                /s/ LAURENCE K. GRILL                         Senior Vice President, Research         April 6, 2000
-----------------------------------------------------
              Laurence K. Grill, Ph.D.

                 /s/ R. BARRY HOLTZ                    Senior Vice President, Bioprocess Development  April 6, 2000
-----------------------------------------------------
                R. Barry Holtz, Ph.D.

                 /s/ JOHN S. RAKITAN                    Senior Vice President, General Counsel and    April 6, 2000
-----------------------------------------------------     Secretary (Principal Financial Officer)
                   John S. Rakitan

               /s/ MICHAEL D. CENTRON                            Treasurer and Controller             April 6, 2000
-----------------------------------------------------         (Principal Accounting Officer)
                 Michael D. Centron

                /s/ N. LEIGH ANDERSON                                    Director                     April 6, 2000
-----------------------------------------------------
              N. Leigh Anderson, Ph.D.

                      SIGNATURE                                            TITLE                          DATE
                      ---------                                            -----                          ----
                  /s/ MARVYN CARTON                                      Director                     April 6, 2000
-----------------------------------------------------
                    Marvyn Carton

               /s/ BERNARD I. GROSSER                                    Director                     April 6, 2000
-----------------------------------------------------
              Bernard I. Grosser, M.D.

                /s/ CHARLES A. HAYES                                     Director                     April 6, 2000
-----------------------------------------------------
                  Charles A. Hayes

                   /s/ SOL LEVINE                                        Director                     April 6, 2000
-----------------------------------------------------
                     Sol Levine

                  /s/ JOHN W. MAKI                                       Director                     April 6, 2000
-----------------------------------------------------
                    John W. Maki

                /s/ JOHN J. O'MALLEY                                     Director                     April 6, 2000
-----------------------------------------------------
                  John J. O'Malley

                /s/ JAMES P. TENBROEK                                    Director                     April 6, 2000
-----------------------------------------------------
                  James P. TenBroek

                  /s/ ROBERT WALDEN                                      Director                     April 6, 2000
-----------------------------------------------------
                    Robert Walden

               /s/ JACOBO ZAIDENWEBER                                    Director                     April 6, 2000
-----------------------------------------------------
              Jacobo Zaidenweber, M.D.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1*      Form of Underwriting Agreement.
 2.1*      Agreement and Plan of Reorganization, dated January 25,
           1999, by and amongst registrant, the entity formerly known as Biosource Technologies, Inc., Large Scale Biology
           Corporation, N. Leigh Anderson, Constance L. Seniff and
           Robert J. Walden and fourteen Large Scale Biology
           shareholders.
 3.1*      Amended and Restated Certificate of Incorporation, to be
           effective upon consummation of this offering.
 3.2*      Amended and Restated Bylaws, to be effective upon
           consummation of this offering.
 4.1*      Form of registrant's Specimen Common Stock Certificate.
 4.2*      Information and Registration Rights Agreement dated October
           11, 1990 by and among the registrant and the parties who are signatories thereto.
 4.3*      Amendment to the Information and Registration Rights
           Agreement dated October 11, 1990 by and among the registrant and the parties who are signatories thereto.
 4.4*      Second Amendment to the Information and Registration Rights
           Agreement dated October 10, 1991 by and among the registrant and the parties who are signatories thereto.
 4.5*      Third Amendment to the Information and Registration Rights
           Agreement dated March 20, 1998 by and among the registrant and the parties who are signatories thereto.
 4.6*      Fourth Amendment to the Information and Registration Rights
           Agreement dated September 1, 1998 by and among the
           registrant and the parties who are signatories thereto.
 4.8*      Warrant to purchase Series E Convertible Preferred Stock
           dated May 31, 1997, by and between the registrant and Bruce
           A. Boyd.
 4.9*      Warrant to purchase Series E Convertible Preferred Stock
           dated February 21, 1997, by and between the registrant and the Craves Group.
 4.10 *    Warrant to purchase 1,232,061 shares of common stock dated
           September 1, 1998, by and between the registrant and the Dow
           Chemical Company.
 4.11*     Warrant to purchase 29,322 shares of common stock dated
           January 29, 1988, by and between the registrant and the
           Equitec Leasing Company assigned in equal shares on January
           14, 2000 to Arnold Zimmerman and Sebastian J. Trusso.
 5.1*      Opinion of Brobeck, Phleger & Harrison LLP, counsel for the registrant, with respect to the common stock being
           registered.
 5.2*      Opinion of Howrey Simon Arnold & White LLP, with respect to those portions of the Registration Statement relating to
           intellectual material.
10.1*      Registrant's Amended and Restated 2000 Stock Plan.
10.2*      Registrant's 2000 Stock Incentive Plan.
10.3*      Registrant's 2000 Employee Stock Purchase Plan.
10.4*      Form of registrant's Directors' and Officers'
           Indemnification Agreement.
10.5       Dow Collaboration and License Agreement dated August 24,
           1998, by and among the registrant and Dow Chemical Company and its subsidiary Dow Agrosciences LLC.
10.6*      Collaboration between National Cancer Institute and Large
           Scale Biology dated January 5, 2000.
21.1*      Subsidiaries of the Registrant.
23.1       Consent of Deloitte & Touche LLP, Independent Auditors.
23.2       Consent of Pricewaterhouse Coopers LLP, Independent
           Auditors.
23.3*      Consent of Brobeck, Phleger & Harrison LLP (contained in
           their opinion filed as Exhibit 5.1).
23.3*      Consent of Howrey Simon Arnold & White LLP (contained in
           their opinion filed as Exhibit 5.2).
24.1       Power of Attorney. Reference is made to Page II-5.
27.1*      Financial Data Schedule. (In EDGAR format only)

-------------------------
*  To be filed by amendment